                                                      PRIVILEGED & CONFIDENTIAL
                                                 SUBJECT TO ATTORNEY-CLIENT AND
                                               ATTORNEY WORK PRODUCT PRIVILEGES




















                         REPORT TO THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF CENDANT CORPORATION





















                                                       PREPARED BY:

                                                       WILLKIE FARR & GALLAGHER

                                                                 -AND-

AUGUST 24, 1998                                        ARTHUR ANDERSEN LLP

                               TABLE OF CONTENTS
                               -----------------
                                                                           Page
                                                                           ----

I.       FACTUAL BACKGROUND................................................  1

         A.   April 15 Announcement .......................................  1

         B.   Overview of the Investigation ...............................  2

         C.   Audit Committee Special Meetings.............................  5

II.      RESTATED FINANCIAL STATEMENTS.....................................  6

III.     EXECUTIVE SUMMARY.................................................  9

IV.      CUC INTERNATIONAL, INC............................................ 18

         A.   CUC's Business............................................... 18

         B.   CUC Management............................................... 20

              1.   Executive Officers...................................... 20

              2.   Financial Officers and Personnel of CUC and
                   Comp-U-Card Division.................................... 23

         C.   Ernst & Young................................................ 26

         D.   CUC's Audit Committee........................................ 27

         E.   Budgets...................................................... 28

              1.   The Annual Budgeting Process............................ 28

              2.   The Quarterly Budgets................................... 29

              3.   The January 31, 1998 Consolidated Budget................ 30

              4.   January 31, 1998 Comp-U-Card Budget..................... 31

         F.   Contacts with Analysts and Investors......................... 31

         G.   Interim Financials........................................... 32

              1.   Monthly Financials...................................... 32

              2.   Quarterly Financials.................................... 34

         H.   Monthly Business Review Meetings............................. 38

         I.   The Acquisition of Davidson, Sierra and Ideon and the
              Establishment and Utilization of  Related Merger Reserves.... 38

                                      (i)

                                                                           PAGE
                                                                           ----

V.       CUC/HFS MERGER.................................................... 45

         A.   Terms of the Merger.......................................... 45

         B.   Due Diligence and the Period Prior to the Closing............ 46

VI.      CENDANT........................................................... 51

         A.   Management................................................... 51

         B.   The Cendant Merger Reserve................................... 51

         C.   February 4 Earnings Release.................................. 54

         D.   The Events of Late February and March 1998................... 56

              1.   Change in Reporting Structure........................... 56

              2.   The March 6 Meeting..................................... 57

              3.   March 9 and 10.......................................... 62

         E.   The Departures of Shelton, Corigliano and Lipton............. 67

         F.   The April 9 Meeting in Parsippany............................ 68

VII.     TOPSIDE ADJUSTMENTS TO CUC QUARTERLY FINANCIALS................... 71

         A.   The General Practice......................................... 72

              1.   Quarterly Topside Adjustments........................... 72

              2.   Reversals of Topside Adjustments and Subsequent
                   Cumulative Adjustments.................................. 81

         B.   Unsupported Topside Adjustments Made During 1997............. 84

              1.   Topside Adjustments to Income Statement and Balance
                   Sheet in the First Three Quarters of Fiscal Year
                   Ended January 31, 1998.................................. 84

              2.   Unsupported Entries to CUC Calendar  Quarter Figures
                   for 1997 Which Were Contained in January 29, 1998
                   Form 8-K................................................ 90

         C.   Unsupported Topside Adjustments Made in 1996................. 94

         D.   Unsupported Topside Adjustments Made in 1995................. 96

                                     (ii)

                                                                           PAGE
                                                                           ----

         E.   Other Information Pertaining to Knowledge of the
              Unsupported Topside Entries..................................  98

VIII.    IRREGULARITIES INVOLVING REVERSALS OF MERGER RESERVES
         INTO INCOME....................................................... 100

         A.   General Accounting Rules for Proper Establishment and
              Utilization of Pooling and Purchase Reserves................. 100

         B.   Improper Reversals of $115 Million of Merger Reserves
              Into Income at December 31, 1997............................. 103

              1.   Reversals of $55 million of Reserves into Comp-U-Card
                   Division Income......................................... 103

                   a.   Reversals of $40.3 million in Reserves Directly
                        to Comp-U-Card Division Income..................... 104

                   b.   $3 million Re-establishment of Ideon Reserve....... 110

                   c.   Transfer of $48.4 million from Ideon Reserve to
                        Intercompany Accounts.............................. 111

                   d.   Transfer of $15 million in Intercompany Credits
                        to Comp-U-Card Division Revenues................... 115

              2.   Use of Intercompany Accounts to Increase Income of
                   Other Subsidiaries by $50,254,000....................... 118

                   a.   Transfer of Reserves to Intercompany Accounts...... 118

                        i.   Ideon Reserve ($33,254,000)................... 118

                        ii.  Transfer of $17 million from Cendant
                             Reserve to Intercompany Accounts.............. 119

                   b.   Use of Intercompany Account to Increase Revenues
                        of NUMA, NAOG and NCCI by $28,854,000.............. 120

                   c.   Use of Intercompany Account to Increase Software
                        Income by $5.4 million............................. 125

                   d.   Use of Intercompany Account to Increase FISI
                        Revenues by $10.5 million.......................... 129

                                     (iii)

                                                                           PAGE
                                                                           ----

                   e.   Use of Intercompany Account to Increase Welcome
                        Wagon Income by $2.5 million....................... 134

                   f.   Use of Intercompany Account to Increase WorldEx
                        Income by $3 Million............................... 135

              3.   Reversal of $9.5 million of Spark Purchase
                   Reserve into Spark Revenues............................. 136

              4.   Summary of Unsupported Reserve Reversals into Income
                   at Year-End 1997........................................ 141

         C.   Improper Reversals of $59 Million of Merger Reserves(and
              other Liabilities) into Income at January 31, 1997........... 142

              1.   Reversals of $35.2 million of Ideon Reserves to
                   Decrease Comp-U-Card Division Expenses.................. 143

              2.   Reversals of $7.8 million of Ideon Reserves to
                   Decrease Welcome Wagon and NCCI Expenses................ 145

              3.   Reversal of $12.6 million of Ideon Reserve and
                   Other Liabilities to Decrease SafeCard Expenses......... 147

              4.   Reversal of $2.2 million Plextel Reserve to Decrease
                   Comp-U-Card Expenses.................................... 150

              5.   Reversal of $1.1 million of Ideon Reserve to Reduce
                   Sierra Operating Expenses............................... 153

              6.   Summary of Unsupported Merger Reserve and Other
                   Reversals into Income at Year-End 1997.................. 154

         D.   Improper Reversals of $10.7 Million of Merger Reserves into
              Income at January 31, 1996................................... 154

              1.   Reversal of $6.3 million of CUC Europe and Sentinel
                   Purchase Reserves into Income........................... 154

              2.   Reversal of $2.3 million of Welcome Wagon Purchase
                   Reserves into Income.................................... 157

              3.   Reversal of $2.1 million of Essex Reserves into Income.. 157

         E.   Other Information Pertaining to Knowledge of Merger
              Reserve Reversals............................................ 160

                                     (iv)

                                                                           PAGE
                                                                           ----

IX.      OTHER IMPROPER UTILIZATIONS OF MERGER RESERVES.................... 164

         A.   Improper Utilization of Cendant Reserve for Class Action
              Settlement Payments.......................................... 164

         B.   Writeoff of $39.6 million of EPub Assets Against the
              Cendant Reserve.............................................. 165

         C.   Charge of $30 million CNA Payment to Cendant Reserve......... 171

         D.   Writeoff of $3.7 million of LTPC Receivables Against
              Cendant Reserve.............................................. 176

         E.   Writeoff of $17.3 million of NLG Goodwill Against
              Cendant Reserve.............................................. 177

         F.   Writeoff of $2.3 million of NLG Computer Costs
              Against Cendant Reserve...................................... 181

         G.   NLG Purchase Reserve Adjustments............................. 183

         H.   Writeoff of $3.2 million of BCI Capitalized Software Costs
              Against Cendant Reserve...................................... 187

         I.   Writeoff of $1.75 million Breach of Contract
              Settlement Against Cendant Reserve........................... 188

         J.   Writeoff of $3.75 million of First Data Corporation
              Goodwill Against Cendant Reserve............................. 189

         K.   Writeoff of Dining Out Tonight Club Goodwill and Control
              Rights Against Cendant Reserve............................... 190

         L.   Writeoff of $2.5 million of Time Warner Joint Venture
              Against Cendant Reserve...................................... 191

         M.   Charging of Walter Forbes' Plane Expenses to Cendant
              Reserve...................................................... 192

         N.   Software Upgrade Charged to Cendant Reserve.................. 194

         O.   Essex Severance Expenses Charged to Cendant Reserve.......... 195

         P.   Writeoff of Robinson, Lerer Expenses to Cendant Reserve...... 196

         Q.   Retained Earnings Shortfall Charged to Cendant Reserve....... 197

         R.   E&Y Audit Fees Charged to Cendant Reserve.................... 198

                                      (v)

                                                                           PAGE
                                                                           ----

X.       IRREGULARITIES IN CONNECTION WITH REVENUE RECOGNITION............. 199

         A.   The Stated Policy of the Company............................. 199

         B.   General Practices and Systems................................ 200

         C.   Specific Comp-U-Card Revenue Recognition Practices........... 202

              1.   Deferral of Expenses in Programs that Recognized
                   Revenue Immediately..................................... 202

              2.   Reclassification of Revenue from Deferred
                   Programs to Immediate Recognition Programs.............. 206

              3.   Delay of Expenses....................................... 211

         D.   Conclusions Regarding CUC's Revenue Recognition Practices.... 211

         E.   Persons with Knowledge....................................... 212

         F.   The Annual Effect............................................ 213

XI.      IRREGULARITIES CONCERNING THE MEMBERSHIP CANCELLATION RESERVE..... 214

         A.   Establishment of the Membership Reserve...................... 214

         B.   "Rejects in Transit"......................................... 215

         C.   Understatement of Membership Reserve......................... 219

         D.   Fiscal 1996 and 1997 Adjustments............................. 223

              1.   Fiscal 1996............................................. 224

              2.   Fiscal 1997............................................. 226

         E.   Calendar 1997................................................ 228

         F.   Calendar 1998................................................ 233

         G.   Income Statement Impact...................................... 233

XII.     OTHER IRREGULARITIES.............................................. 239

         A.   Commissions Payable.......................................... 239

              1.   Understatement of Commissions Payable................... 239

                                     (vi)

                                                                           PAGE
                                                                           ----

              2.   Improper Reversals of Commissions Payable into Income
                   Through Unsupported "P" Entries......................... 241

                   a.   Improper "P" Entries in Fiscal 1997................ 241

                   b.   Improper "P" Entries in Calendar 1997.............. 243

              3.   Income Statement Impact of the Irregularities Associated
                   with the Commissions Payable............................ 244

         B.   Reversal of Sierra Deferred Tax Asset into 1997 Income....... 244

         C.   BCI Fiscal 1996 Writeoff of Profit-Sharing Receivable
              against Membership Reserve................................... 248

         D.   $18 Million Deferred Marketing Costs......................... 250

         E.   FISI Capitalization of Costs for the Solicitation of
              New Business for Fiscal Year 1997............................ 252

         F.   The Improper Deferral Adjustments at Sentinel................ 255

         G.   Topside Adjustments to Hebdo Mag at December 31, 1997........ 257

         H.   The Improper Segment Numbers for 1997........................ 258

                                     (vii)

I.  FACTUAL BACKGROUND

    A.   April 15 Announcement

         On April 15, 1998, Cendant Corporation ("Cendant" or the "Company") reported that it had discovered potential accounting irregularities in certain former CUC International, Inc. ("CUC") business units and that it expected to restate annual and quarterly net income and earnings per share for 1997 and might restate certain other previous periods related to the former CUC businesses. The release stated that based on then available information, the effect on 1997 results was expected to be a reduction of net income prior to restructuring and unusual charges of approximately $100-$115 million and earnings per share by about 11(cent)-13(cent), respectively.

         In connection with the discovery of the potential irregularities, Cendant's Audit Committee (the "Audit Committee") was asked to conduct an investigation of the irregularities, their effect on the reported financial results of Cendant and CUC, and the identity of individuals having involvement in or knowledge of the irregularities.(1) The Audit Committee retained the law firm of Willkie Farr & Gallagher ("Willkie Farr" or "Counsel") to assist in the investigation and Willkie Farr retained the accounting and consulting firm of Arthur Andersen LLP ("AA").

--------------

(1) The members of the Audit Committee are Frederick D. Green (Chairman), Robert E. Nederlander, Robert P. Rittereiser and E. John Rosenwald, Jr.

    B.   Overview of the Investigation

         Documents at multiple locations were reviewed. These documents, which include information downloaded from computers, were located at Cendant's offices (former CUC offices) at 595 and 707 Summer Street, Stamford, Connecticut; at CUC archive facilities; at its Comp-U-Card division(2) ("Comp-U-Card division" or simply "Comp-U-Card") office, in Trumbull, Connecticut; and at the offices of various CUC subsidiaries located throughout the country and in Europe.(3)

--------------

(2) Following the merger between CUC and HFS Incorporated ("HFS") on December 17, 1997, the operations of the Comp-U-Card division of CUC became part of Cendant Membership Services, Inc. ("CMS"). CMS is a subsidiary of Cendant and conducts the operations of the former CUC business units. The former Comp-U-Card division is now known as Cendant Membership Services. Nonetheless it will be referred to herein as "Comp-U-Card" or the "Comp-U-Card division."

(3) The former CUC subsidiaries are now subsidiaries of Cendant. The subsidiaries whose documents were reviewed include Benefit Consultants, Inc. ("BCI"), in San Carlos, California; CUC Europe ("CUC Europe") in Slough, England; Entertainment Publications, Inc. ("EPub"), in Troy, Michigan; Essex Corporation ("Essex"), in New York, New York; FISI*Madison Financial Corporation ("FISI"), in Brentwood, Tennessee; National Card Control, Inc. ("NCCI"), in Crozier, Virginia; National Leisure Group, Inc. ("NLG") in Woburn, MA; North American Outdoor Group, Inc. ("NAOG"), in Minnetonka, Minnesota; NUMA Corporation ("NUMA") in Akron, Ohio; Spark Services, Inc. ("Spark"), in Stamford, Connecticut; Cendant Software, a division comprised of Davidson & Associates, Inc. ("Davidson"), in Torrance, California, and Sierra On-Line, Inc. ("Sierra"), in Bellevue, Washington; Welcome Wagon ("Welcome Wagon") in Trumbull, Connecticut; and Coktel Europe ("Coktel"), in Paris, France.

         Documents and/or downloaded computer information provided by E. Kirk Shelton, former President and Chief Operating Officer of CUC, Cosmo Corigliano, former Chief Financial Officer ("CFO") of CUC, certain former CUC directors, Cendant personnel in Parsippany, New Jersey, and Ernst & Young, LLP ("E&Y") were also reviewed.

         Numerous interviews were conducted. Such persons included most of the principal officers of CUC and many other employees located at CUC's Stamford offices, including those having significant responsibility for financial or accounting matters; directors of CUC; officers and employees of CUC's Comp-U-Card division in Trumbull and of fourteen subsidiaries (BCI; Davidson; CUC Europe; EPub; Essex; FISI; NAOG; NCCI; NLG; NUMA; Sierra; Spark; Welcome Wagon; and Coktel); former HFS officers, directors and/or employees; representatives of E&Y, CUC's former auditors; representatives of Deloitte & Touche, LLP ("D&T"), Cendant's auditors; and certain other persons. A total of 81 people were interviewed by Counsel, some of whom were interviewed on more than one occasion.(4) In addition, AA held numerous discussions with Company personnel on matters relating to the investigation.

--------------

(4)   A list of persons interviewed by Counsel is attached as Appendix Ex. 1.

         Three persons believed to have highly relevant information were not interviewed: Corigliano(5), Anne Pember(6), the Senior Vice President and Controller of CUC, and former Controller of the Comp-U-Card division, and Paul
J. Hiznay(7), former Accounting Manager of the Comp-U-Card division.

         Certain other former officers and/or employees of CUC who might have useful information also were not interviewed.(8)

--------------

(5) In a letter to the Board of Directors of Cendant dated April 17, 1998, Corigliano stated that he had "never knowingly engaged in any accounting or other financial wrongdoing or irregularity or advised or assisted anyone else to do so."

      Corigliano, through his counsel, stated his willingness to appear for an interview if he were provided in advance with a precise specification of the particular accounting irregularities at issue, the reasons why Cendant believes those matters are incorrect, the basis for any claim of knowledge or participation by Corigliano in the irregularities, and other support believed to have existed to show that he acted improperly. In this regard, he wanted affidavits or other statements that employees or others have adopted that allegedly implicate Corigliano. He also requested copies of all documents which would be shown to him at his interview in advance of the interview. His counsel stated that he believed that Corigliano was in a different position than others that had been interviewed and was entitled to this information in advance of an interview because of the circumstances of his termination, which in his counsel's view were unfair.

      After extended discussions between counsel, it was ultimately concluded that it would be inappropriate to interview Corigliano subject to these conditions.

(6) Several requests were made to Pember's counsel for an interview. Those requests were declined.

(7) Hiznay did not respond to attempts by Cendant to reach him at his home by letter and telephone.

(8) Stuart L. Bell, CUC's CFO prior to Corigliano, offered, through his counsel, to respond to written questions, but
                                                           (Footnote Continued)

         In addition, AA, over a period of 16 weeks and expending in excess of 3,700 person-days, conducted investigations with respect to accounting irregularities; analyzed financial statements, financial documents, accounts and account elements, and accounting transactions involved in certain accounting irregularities; identified the apparent causes of such accounting irregularities; and analyzed certain CUC subsidiary accounting systems, records and transactions.

    C.   Audit Committee Special Meetings

         Following the commencement of the investigation, the Audit Committee held many special meetings to receive reports from AA and Willkie Farr as to the progress of the investigation and to discuss the information it received.

-------------------------------------------------------------------------------

      declined to be interviewed. Just prior to the completion of this Report, new counsel for Bell re-opened discussions about a possible interview, but no interview took place.

      Bell has stated, through counsel, that he has not been involved with any of CUC's annual financial statements since January 31, 1994 or any quarterly statements since October 31, 1994 and that during his tenure the company's accounting policies and practices were all undertaken in accordance with generally accepted accounting principles.

II. RESTATED FINANCIAL STATEMENTS

         The Company has restated its financial statements (the "Restatement") for the three years ended December 31, 1997 (the "Restatement Period"). The Restatement corrects for the effect of errors and irregularities at the former CUC business units. The Restatement was audited by D&T.

         The amount of the Restatement is greater than the sum of the items discussed in this Report. This is because the Restatement amount includes accounting errors as well as irregularities.(9) AA's work focused on identifying and

--------------

(9) During the Restatement Period, the American Institute of Certified Public Accountants (AICPA) issued a new standard in the area of fraudulent financial reporting. Statement on Auditing Standards No. 82, "Consideration of Fraud in a Financial Statement Audit" (SAS 82), was issued in February, 1997 and is effective for periods ending on or after December 15, 1997 (in the case of CUC, SAS 82 applies to calendar 1997). This pronouncement points out that the primary factor which distinguishes accounting fraud from error is whether the underlying action that results in the misstatement in financial statements is intentional or unintentional. SAS 82 contains the following definition:

         "Misstatements arising from fraudulent financial reporting are intentional misstatements or omissions of amounts or disclosures in financial statements to deceive financial statement users. Fraudulent financial reporting may involve acts such as the following:

         o Manipulation, falsification, or alteration of accounting records or supporting documents from which financial statements are prepared

         o Misrepresentation in, or intentional omission from, the financial statements of events, transactions, or other significant information quantifying accounting irregularities.(10) During the investigation certain misstatements were identified which

-------------------------------------------------------------------------------

         o Intentional misapplication of accounting principles relating to amounts, classification, manner of presentation, or disclosure"

      Prior to SAS 82 the relevant standard was contained in Statement on Auditing Standards No. 53, "The Auditor's Responsibility to Detect and Report Errors and Irregularities" (SAS 53), which had been effective for periods beginning on or after January 1, 1989 (in the case of CUC, SAS 53 applies to fiscal 1996 and fiscal 1997). This pronouncement also makes the same distinction (based on intent) between accounting errors and "irregularities." SAS 53 defines the term "irregularities" as follows:

              "The term 'irregularities' refers to intentional misstatements or omissions of amounts or disclosures in financial statements. Irregularities include fraudulent financial reporting undertaken to render financial statements misleading, sometimes called management fraud, and misappropriation of assets, sometimes called defalcations. Irregularities may involve acts such as the following:

              o Manipulation, falsification, or alteration of accounting records or supporting documents from which financial statements are prepared

              o Misrepresentation or intentional omission of events, transactions, or other significant information

              o Intentional misapplication of accounting principles relating to amounts, classification, manner of presentation, or disclosure"

      In this Report, the term "accounting irregularities" refers to misstatements that meet the SAS 82 and SAS 53 definitions of "fraudulent financial reporting" and "irregularities," respectively, within the applicable time periods.

(10) The Foreign Corrupt Practices Act of 1977 ("FCPA") imposes certain accounting requirements on public corporations. Specifically, section 102, "Accounting Standards," states that public corporations shall:

                                                           (Footnote Continued)
appeared to be unintentional. Specifically, AA was informed by employees of the former CUC units that these misstatements had not been directed in a manner consistent with the irregularities discussed in this Report.

         Having satisfied itself that these items were errors, AA provided this information to both the Company and to D&T. D&T identified additional erroneous misstatements through the performance of its audit procedures. The Company corrected these errors in preparing the Restatement. AA did no further work in relation to these errors.

-------------------------------------------------------------------------------

      (A) make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of issuer; and

      (B) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that -

           (i) transactions are executed in accordance with management's general or specific authorization;

           (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements..."

      As more fully discussed in this Report, the books and records of CUC contained material misstatements during the Restatement Period that were the result of accounting errors and irregularities.

III. EXECUTIVE SUMMARY

         Throughout the Restatement Period numerous accounting irregularities and improper accounting practices occurred at CUC11 which had the effect of inflating revenues or decreasing expenses. The irregularities were pervasive.

         The information that has been obtained indicates that the purpose of many of the irregularities was at least to conform CUC's publicly-reported results to Wall Street's earnings expectations. During the Restatement Period, operating income was improperly inflated by an aggregate of approximately $500 million before taxes, which represents more than one-third of the total operating income reported by CUC. See Appendix Ex. 2. Further, operating income was inflated during the Restatement Period in 17 of the 22 operating units of CUC. Thus, the irregularities touched the large majority of the company.

         The irregularities increased in amount during the Restatement Period and included the following:

         1.   Topside Adjustments to Quarterly Results

         At each of the first three fiscal quarters since 1995, CUC inflated its operating income by increasing revenues and/or

--------------

(11) As set forth above, after December 17, 1997 the former CUC business units were operated under the corporate title Cendant Membership Services, Inc. ("CMS"), a subsidiary of Cendant. Hereafter, references to CUC include the former entity as well as CMS during the period after December 17.

decreasing expenses of its largest business unit, the Comp-U-Card division in Trumbull, Connecticut, without any valid basis. See Section VII below. So-called "topside" entries were made by accounting personnel at corporate headquarters to increase accounts receivable and revenues, or to decrease accounts payable and expenses, even though (as these personnel acknowledged) there was no actual receivable supporting the entry giving rise to the revenues, and no actual reduction of a payable obligation to justify the reduced expense. The topside entries were not recorded on any general ledger, thereby creating a discrepancy between the adjusted figures and those reflected on the company's actual books and records.

         The amount of these quarterly adjustments increased during the Restatement Period, from $31 million pretax income in 1995 to $87 million in 1996 to $176 million in 1997.

         The amount of the income adjustments at each quarter closely mirrored the amount needed to bring CUC's results into line with Wall Street earnings expectations, e.g., if actual income in a particular quarter was 10(cent) per share and consensus analysts' expectations were 18(cent) per share, then adjustments of approximately 8(cent) were made, without support, to increase earnings.

         The inflated earnings results were then publicly reported and presented to the CUC Board of Directors at each quarter. Because these results were often above the combined budgets of CUC's individual business units for the quarters, the consolidated quarterly budget figures presented to the Board that accompanied the financial results were frequently increased at corporate headquarters to eliminate any substantial variance.

         In addition to adjusting the company's income at each quarter to meet Wall Street expectations, CUC also made quarterly unsupported topside adjustments to its balance sheet, particularly to show a greater cash balance than the company actually had on its books. These adjustments were generally made in conjunction with the earnings adjustments described above.

         2.   Irregularities Involving
              Utilization of Merger Reserves

         As a result of the quarterly topside adjustments to earnings, there was a substantial gap between what was reported to the public and what was recorded on the company's books. To help close this gap, CUC made various year-end adjustments to its books to increase revenues or decrease expenses. In 1997 these largely took the form of reversals of previously established merger and restructuring reserves into income, by decreasing the reserves and correspondingly increasing income (again either by increasing revenues or decreasing expenses) through numerous unsupported journal entries. In what the information obtained shows to have been a carefully planned exercise, unsupported journal entries to reduce reserves and increase income were made after year-end and backdated to prior months; merger reserves were transferred via intercompany accounts from corporate headquarters to various subsidiaries and then reversed into income; and reserves were transferred from one subsidiary to another before being taken into income. Approximately $115 million of merger reserves were improperly reversed into income at year-end 1997 in these and other fashions. See Section VIII below.

         CUC also improperly utilized merger reserves by writing off assets as impaired against reserves when the assets were not in fact impaired or where such impairment was unrelated and not coincident to any merger. See Section IX below.

         The improper usage of merger reserves occurred in 1995 and 1996 as well, albeit on a lesser scale than in 1997.

         In addition, there is evidence that CUC intended to utilize a portion of the reserve established in connection with CUC's merger with HFS on December 17, 1997 to inappropriately increase earnings in 1998 and perhaps in future periods as well.

         3.   Irregularities in Connection
              With Revenue Recognition

         CUC also improperly recorded revenues on an accelerated basis in relation to its recognition of the expenses associated with those revenues. See
Section X below. Although CUC's stated policy was to match revenues and expenses, a proper matching was not achieved. A large element of the mismatching was attributable to CUC's having arbitrarily re-labeled revenues from certain products of its Comp-U-Card division where revenues and expenses were roughly matched over the membership period, to other products where revenues were recognized immediately while related expenses continued to be deferred.

         The impact of CUC's improper revenue recognition practices was to inflate earnings by approximately $27 million pretax in 1995, $23 million in 1996 and $41 million in 1997. There is evidence that one such practice, the mislabeling of products to accelerate revenue recognition, began in the latter half of 1994.

         4.   Irregularities Concerning
              the Membership Cancellation Reserve

         Comp-U-Card's membership cancellation reserve -- the provision for potential membership cancellations and credit card rejections -- was substantially understated as of the beginning of the Restatement Period. Despite this, from time to time during the Restatement Period that cancellation reserve was improperly reduced, and income increased, through unsupported and backdated journal entries. See Section XI below.

         To obscure the understatement of the cancellation reserve, and the improper reversals of that reserve into income, CUC engaged in various other irregular accounting practices during the Restatement Period. These included the delayed recording of credit card rejects and the creation of fictitious accounts receivable. The delayed recording of credit card rejects predated the Restatement Period. The rationale for that practice prior to the Restatement Period could not be determined.

         The positive income statement impact of these practices on the company's reported income during the Restatement Period actually declined, from $48 million pretax in 1995 to $19 million in 1996 and $12 million in 1997. That is because the majority of the income statement benefit from the understatement of the cancellation reserve occurred at some undetermined point prior to the Restatement Period, when rejects were initially not written off to the reserve or adequately reserved for. The precise reasons for the historical understatement of the cancellation reserve could not be determined.

         5.   Other Irregularities

         Other accounting irregularities and improper accounting practices, including those relating to the commissions payable account and various miscellaneous improper adjustments and entries, are detailed in Section XII below.

         6.   Information as to Which Persons
              Had Knowledge of Irregularities

         Although, as detailed in the Report, the numerous unsupported entries were effected in many instances by employees of CUC subsidiaries (often with knowledge that there was no apparent support for the making of such entries), the directions for the making of the improper entries came from CUC corporate headquarters.

         The information obtained during the investigation indicates that Cosmo Corigliano, Chief Financial Officer of CUC since early 1995, and prior thereto Corporate Controller of the Comp-U-Card division, directed the unsupported topside adjustments to increase quarterly income and knew about or directly participated in certain of the other irregular activities discussed in this Report. The evidence also indicates that Anne Pember, the Controller of CUC (and formerly Corporate Controller of the Comp-U-Card division), who reported directly to Corigliano, gave the directions that resulted in the improper reversal of a substantial amount of merger reserves into income and the recording of other improper entries.

         Certain other financial and accounting personnel including Casper Sabatino, Vice President of Accounting and Financial Reporting; Kevin Kearney, Director of Financial Reporting from July, 1995 to March, 1997, after which he became a Controller of a CUC subsidiary; Steven Speaks, Controller of the Comp-U-Card division after June, 1997; and Mary Sattler, Supervisor of Financial Reporting for CUC, all indicated that they participated in certain of the irregular activities and directed others to record improper entries which are discussed in this Report.

         More than 20 present and former employees from various CUC business units in the United States and Europe, including the major operating units of the company, have said that they were instructed by persons at CUC corporate headquarters to engage in the activities discussed in this Report.

         E. Kirk Shelton, the President and Chief Operating Officer of CUC, to whom Corigliano reported, made himself available for several interviews. Shelton reported to Walter Forbes, the Chief Executive Officer and Chairman of the Board. Shelton denied knowledge of any accounting irregularities, including those discussed in the Report. There is evidence, which Shelton disputes, that in March, 1998 he advanced a plan that involved the improper reversal of merger reserves into revenues in 1998. Moreover, Shelton has stated that he authorized more than $500,000 of airplane expenses incurred by Walter Forbes in 1995 and 1996 to be charged to the reserve established in connection with the CUC/HFS merger in 1997. This was not a proper charge and has been reversed in the Restatement. Shelton said that when he authorized the charge he did not know how it related to the merger. He said he was told to do so by Corigliano. Information pertaining to Shelton's possible knowledge of certain other matters that were investigated is discussed below.

         Walter Forbes made himself available for an interview on two occasions and denied knowledge of any accounting irregularities and improper practices. The Report discusses Walter Forbes' statements with respect to the matters that were investigated and certain other information pertaining thereto.

         Also discussed in the Report is the evidence pertaining to whether or not other persons may have had knowledge of irregularities or other improper practices.

                  Neither Pember nor Corigliano were able to be interviewed for reasons described in the Report. Had we been able to interview these individuals, they might have contradicted statements made about them by others, provided explanations for their actions, indicated the extent, if any, to which they acted at the direction or with the knowledge of others or generally provided additional information relevant to an understanding of the matters investigated. We also were unable to interview Stuart L. Bell for reasons discussed in this Report.(12) He was the Chief Financial Officer from 1981 to early 1995. Corigliano

--------------

(12)  See n.8, supra.

reported to Bell prior to becoming Chief Financial Officer. Paul J. Hiznay, former Accounting Manager of the Comp-U-Card division, who reported to Pember, also could not be interviewed for reasons discussed earlier.(13)

--------------

(13)  See n.7, supra.

IV.  CUC INTERNATIONAL, INC.

     A.  CUC's Business

         Prior to its merger with HFS on December 17, 1997 (the "merger" or "Cendant merger"), CUC was a membership-based consumer services company providing members with access to a variety of goods and services. It also offered consumer software through certain businesses which it acquired during 1996.

         The membership business offered goods and services such as shopping, travel, auto, dining, home improvement, lifestyle, vacation exchange, credit card and checking account enhancement packages, financial products and discount programs. CUC categorized the membership services offered as individual, wholesale and discount programs.(14) The company's membership activities were conducted through its Comp-U-Card division and, as of December, 1997, through approximately 20 wholly-owned subsidiaries located throughout the United States and Europe.

         CUC maintained corporate offices at 707 and 595 Summer Street in Stamford, Connecticut. In 1997, the offices of the following executives were located on the third floor at 707 Summer Street: Walter A. Forbes, CUC's Chairman and Chief Executive Officer ("CEO"), Shelton, Corigliano, Amy N. Lipton, General Counsel, John H. Fullmer, Chief Marketing Officer,

--------------

(14) In its annual report for the year ended January 31, 1997, CUC defined these categories.

Anthony L. Menchaca, President of the Comp-U-Card division, Christopher K. McLeod, CEO of CUC Software (the "Software division") and Laura P. Hamilton, head of Investor Relations.

         CUC's corporate financial and accounting personnel, including Pember but not Corigliano, were located approximately one block away at 595 Summer Street (the corporate financial and accounting department in Stamford is occasionally referred to herein as "CUC Corporate", or simply "Corporate"). In addition, one of CUC's subsidiaries, Spark, maintained its offices at 595 Summer Street.

         The Comp-U-Card division, CUC's largest business unit, was located in Trumbull, Connecticut. Its financial and accounting personnel were located at these offices. The office of the division president, however, was on the third floor at 707 Summer Street, Stamford. In addition, the accounting office of another CUC subsidiary, Welcome Wagon, was located in Trumbull although the subsidiary's headquarters were in Memphis, Tennessee.

         The general ledger for the Comp-U-Card division also served as the general ledger for CUC Corporate.(15)

--------------

(15) CUC used a fiscal January 31 year end and quarters ending January 31, April 30, July 31 and October 31. In this Report, CUC's "fiscal 1998" refers to the year ended January 31, 1998; "fiscal 1997" refers to the year ended January 31, 1997, and so forth. Following the merger of CUC and HFS, Cendant reported on a calendar year basis.

     B.  CUC Management

     1.  Executive Officers

         At the time of the merger, all of CUC's principal executive officers had been with the company for more than ten years.

              a) Walter Forbes

         Walter Forbes, one of the founders of CUC in 1973, was CEO and Chairman of the Board from 1976 and 1983, respectively, until the merger. Between 1995 and 1997, Walter Forbes was also Chairman of the Executive Committee of CUC's Board. After the merger, he became Chairman of the Cendant Board and resigned that position in July, 1998.

                  Reporting to Walter Forbes were Shelton, McLeod, President of the Comp-U-Card division from 1988 to 1995, and later Chief Executive Officer of the Software division from 1997 to present, and Bell, CUC's CFO from 1981 until 1995. Walter Forbes headed the Office of the President, a group of the key CUC executives, which included Shelton, McLeod and Bell until he resigned.16

              b) E. Kirk Shelton ("Shelton")

         Shelton came to CUC as Senior Vice President in 1981. In the early 1990's, Shelton became President and Chief Operating Officer of CUC, positions he held until the merger with HFS. He

--------------

(16) The Office of the President was merely a collective name for the group of executives who comprised it.

became a member of the CUC Board of Directors and its Executive Committee in 1995. After the merger, Shelton became Vice Chairman and a director of Cendant.

         Throughout his tenure with CUC, Shelton reported to Walter Forbes. Reporting to Shelton were Corigliano (after he became CFO in 1995), Lipton (beginning in 1995), the Presidents of BCI, EPub, Essex and FISI, Fullmer (beginning in 1996), and Menchaca (beginning in early 1997).

              c) Christopher K. McLeod ("McLeod")

         McLeod came to the Comp-U-Card division as Vice President of Merchandising in 1983, and while at CUC always reported to Walter Forbes. In 1988, McLeod became President of the Comp-U-Card division and a member of the Office of the President. He headed the Comp-U-Card division until 1995. From June, 1995 until January, 1997 his sole titular responsibilities were within the Office of the President, although he continued to oversee the operations of the Comp-U-Card division and several other businesses, including CUC Europe, ETS, Getko, NAOG, NUMA, Spark, Welcome Wagon and Wright Express. McLeod became CEO of CUC's Software division in early 1997. McLeod became a member of CUC's Board of Directors around 1991 and a member of CUC's Executive Committee in 1995. McLeod is currently the CEO of Cendant Software division and Executive Vice President of Cendant.

              d) Amy N. Lipton ("Lipton")

         Lipton came to CUC in 1987 as its first lawyer. She was Vice President and CUC's General Counsel until the merger.

After the merger, Lipton became General Counsel of CMS as well as Deputy General Counsel and Executive Vice President of Cendant.

         Lipton reported to Bell until his departure in 1995, and then to Shelton. After the merger, she reported to James E. Buckman ("Buckman"), General Counsel of Cendant.

              e) Anthony L. Menchaca ("Menchaca")

         Menchaca came to CUC in July 1985 and held a variety of positions thereafter. In 1995, he became president of the Comp-U-Card division, and reported to McLeod. When McLeod became CEO of the Software division in early 1997, Menchaca began reporting to Shelton and continued to do so until April, 1998. After the merger, Menchaca continued to run Comp-U-Card and in April, 1998 he was named Co-Chairman of what is now known as Cendant's Alliance Marketing Group, comprising Comp-U-Card and the other former membership businesses of CUC.

              f) John H. Fullmer ("Fullmer")

         Fullmer came to CUC in April, 1980 and held a variety of positions over the years in the areas of marketing, sales and product development. He became Executive Vice President of the Comp-U-Card division in March, 1991, and Chief Marketing Officer of CUC in April, 1996, titles he held until the merger. In April, 1998, he became Co-Chairman of the Alliance Marketing Group, along with Menchaca. He is also the Chief Marketing Officer for Cendant.

         2.   Financial Officers and Personnel of CUC and Comp-U-Card Division

              a) Stuart L. Bell ("Bell")

         Bell was CFO of CUC from 1981 until his departure in January, 1995. Bell was a member of the Office of the President along with Shelton and McLeod. Corigliano replaced Bell as CFO when he left CUC. Bell reported to Walter Forbes.

              b) Cosmo Corigliano ("Corigliano")

         Corigliano was Corporate Controller of the Comp-U-Card division from the mid-1980's until he became CFO of CUC in early 1995. Prior to coming to CUC in 1983 as Assistant Controller, Corigliano was employed with Ernst & Young. Corigliano was CFO until the merger. After the merger, he became CFO of CMS. Corigliano's employment was terminated in mid-April, 1998.

         As CFO of CUC, Corigliano reported to Shelton. Reporting to Corigliano were Casper Sabatino, Vice President of Accounting, Pember, Corporate Controller of the Comp-U-Card division (and later Controller of CUC), Kim Ames, Vice President of Internal Audit, and Hamilton, head of Investor Relations.

              c) Anne M. Pember ("Pember")

         Pember replaced Corigliano as the Corporate Controller of the Comp-U-Card division in April, 1995. During her tenure as Controller of Comp-U-Card, Pember maintained an office in Trumbull and reported to Corigliano. She also maintained an office in Stamford and spent considerable time there as well. In June, 1997 she was promoted to Senior Vice President and Controller for CUC and worked full-time at the Stamford office at 595 Summer Street, continuing to report to Corigliano.

         Pember was employed with Ernst & Young from 1981-1983, and came to CUC in March, 1989. After the merger, Pember did not assume a new title and continued in her role as Senior Vice President while management reorganized her CUC responsibilities into a new position.

              d) Casper Sabatino ("Sabatino")

         Sabatino joined CUC as the Manager of Financial Reporting in 1985. He was promoted to Director of Financial Reporting in approximately 1988 and then to Vice President of Accounting and Financial Reporting in June, 1991. Sabatino currently is the Vice President of Business Development for Cendant.

         Prior to 1998, Sabatino reported principally to Corigliano and Pember. Since March, 1998, Sabatino has reported to Scott E. Forbes ("Scott Forbes"), Executive Vice President of Finance and Chief Accounting Officer of Cendant.(17)

              e) Kevin T. Kearney ("Kearney")

         Kearney joined CUC in 1993 as Manager of Financial Reporting in the corporate office in Stamford, reporting to Sabatino. Prior to coming to CUC, Kearney worked for Ernst & Young for approximately four years. Kearney was promoted to Director of Financial Reporting around July, 1995, and continued

--------------

(17)  Scott Forbes is no relation to Walter Forbes.

to report to Sabatino. He became the Controller of Spark in March, 1997 and remains in this position.

              f) Kathleen M. Mills ("Mills")

         Mills came to CUC as a junior accountant in the Comp-U-Card division's revenue accounting area in 1991 and remained in that position until July, 1993. Mills was the Supervisor of the Financial Reporting Department of CUC from July, 1993 to October, 1995. Mills was promoted to Manager of Financial Services of CUC in October, 1995 and remained there until June, 1997.18

              g) Mary Sattler ("Sattler")

         Sattler came to CUC as Supervisor of Financial Reporting in December, 1995 and remained in that position until the merger. Prior to coming to CUC, Sattler was employed as a Staff Accountant at Ernst & Young. Sattler is currently the Manager of Financial Reporting of Cendant.

         Sattler reported to Kearney who reported to Sabatino prior to Kearney's move to Spark in 1997. After June, 1997, Sattler reported to Pember.

              h) Steven P. Speaks ("Speaks")

         Speaks joined SafeCard Services, Inc., a subsidiary of Ideon based in Cheyenne, Wyoming, as Controller for Client Services in July, 1993 and thereafter held various positions

--------------

(18) Subsequently, Mills became the Analysis Manager in the Marketing Department for the Comp-U-Card division. Mills held the position of Analysis Manager of CMS until her departure in mid-1998.

within Ideon. In late 1996, subsequent to CUC's acquisition of Ideon, Speaks accepted Pember's offer to work for the Comp-U-Card division in Trumbull, and relocated to Trumbull in April, 1997. Speaks replaced Pember as Controller of the Comp-U-Card division when Pember left the division in June, 1997. Speaks is currently Vice President and Controller for Comp-U-Card.

         Speaks reported to Pember from April, 1997 until she left the company. Speaks then reported briefly to Menchaca and then to Mark Metcalfe, who replaced Menchaca as President of Comp-U-Card.

              i) Bruce B. Tolle ("Tolle")

         Bruce Tolle joined CUC as a Supervisor of the General Ledger of the Comp-U-Card division in 1997. Tolle was promoted to the position of Manager of the General Ledger of CMS in March, 1998.

         Tolle reported to Paul J. Hiznay ("Hiznay"), Accounting Manager, before Hiznay left CUC in October, 1997. After Hiznay left, Tolle reported to Speaks.

     C.  Ernst & Young ("E&Y")

         E&Y was CUC's independent public accountant. E&Y was first retained prior to the time CUC went public in 1983 and subsequently conducted each of the company's annual audits. E&Y also conducted reviews of CUC's quarterly financial statements. Several of CUC's employees responsible for accounting and financial matters had previously worked at E&Y including Corigliano, Kearney, Pember and Sattler.

         The partner in charge of the audits for the years ended December 31, 1997 and January 31, 1997 was Marc Rabinowitz and the review partner was Louis Scherra. Ken Wilchfort had previously been the audit partner on the CUC account. Simon Wood was the Senior Manager on the December 31, 1997 audit and a manager on the January 31, 1997 audit.19

     D.  CUC's Audit Committee

         For many years prior to the merger, CUC's audit committee included Burton C. Perfit ("Perfit") (Chairman), T. Barnes Donnelly ("Donnelly") and Stephen A. Greyser ("Greyser"). Perfit joined the audit committee in 1982; Donnelly and Greyser were audit committee members for more than ten years. Regular audit committee meetings were held three times a year.

         In recent years, the meetings were usually attended by Corigliano, Bell (before he left in 1995), Kim Ames (Vice President of Internal Audit, whose office is located in Nashville, Tennessee) and representatives of E&Y.20

         The minutes of the audit committee meetings for the years 1995 through 1997 (which have little detail), and the

--------------

(19) The E&Y Stamford audit team for the January 31, 1997 audit included, among others, Joe Caparelli, principal; Simon Wood, manager; Bruce Botti, manager; and Mark Picarella, senior. The E&Y Stamford audit team for the December 31, 1997 audit included, among others, Simon Wood (senior manager); Picarella; Botti; and Jeanine Dolan.

(20) Pember is recorded in the minutes as attending one audit committee meeting on June 10, 1997.

interviews conducted with each of the audit committee members, indicate that none of the accounting irregularities which are the subject of this Report were brought to their attention.

     E.  Budgets

         1.  The Annual Budgeting Process

         Each subsidiary or division would develop its own budget and send it to Stamford for review. The budget process typically began around November and was completed by sometime in January of the following year for approval by the Board, prior to the beginning of the new fiscal year.

         The subsidiaries submitted their annual budgets to various senior CUC executives, depending upon the executives' area of responsibility, during December or early January. The Comp-U-Card division budget was prepared by Comp-U-Card's accounting personnel and reviewed by the division's president. Upon completion, it was widely distributed within CUC including to Corigliano, Pember, Fullmer, McLeod, Menchaca, Shelton and others.(21)

         It is unclear whether the company's subsidiary and divisional budgets were regularly consolidated into a company-wide annual budget. Some form of budget, or collection of individual budgets, was presented to the Board for approval at the January Board meetings. After approval of the budget(s) by

--------------

(21)  Walter Forbes was not on the distribution lists we have seen.

the Board, certain senior CUC executives, including Walter Forbes and Shelton, typically received a large binder containing the individual subsidiaries' budgets and more detailed backup.(22)

         2.   The Quarterly Budgets

         At each quarterly Board of Directors meeting, a package was presented reflecting the quarterly budget for each of several business segments within CUC, including Individual, Wholesale and Coupon Memberships, Software, and International. No annual budget figures were shown in these materials. The package contained a comparison of the financial results of the various segments to the quarterly budget figures for that same quarter, as well as for the equivalent quarter from the prior year. See Appendix Ex. 3. CUC Corporate obtained quarterly budget information from the various business units. Sattler and Sabatino have stated that the quarterly budget information presented to the Board did not accurately reflect the budget information which CUC Corporate had obtained from the business units. As discussed below, changes were made to make the budget for the quarter appear generally consistent with reported results, which were higher than the company's actual results.(23)

--------------

(22)  Walter Forbes said he did not review these materials.

(23) As contrasted with the budget, which was supposed to be set once at the beginning of the year and not change thereafter, many of CUC's business units also prepared "forecasts" which changed from month to month. The forecasts contained updated numbers that represented current best estimates of financial performance for the year.

         3.   The January 31, 1998 Consolidated Budget

         Although some CUC board members recalled having seen and approved a consolidated budget for the year ended January 31, 1998 at the January, 1997 Board meeting, we have not found such a budget in the company's files nor has it been obtained from any other source.(24) A January 31, 1998 budget document was presented to HFS in early May, 1997, prior to the signing of the Merger Agreement. See Appendix Ex. 6.(25) CUC executives have said that the document was consistent with the way CUC typically broke out its operating results (i.e., by individual membership, wholesale, discount and software), and that the total budgeted EPS of $.89 was consistent with CUC's earnings target for the year.

--------------

(24) The minutes from the January 19, 1997 Board meeting (Appendix Ex. 4) indicate that the Board approved the company's various "budgets" at that meeting, but the "budgets" are not identified. Sabatino, who said he had prepared consolidated budgets in prior years, said that he did not do so in January, 1997 for the year ended January 31, 1998 due to time constraints and that whatever consolidated budget may exist would have been prepared and kept by Corigliano on his computer. There is one undated document obtained from Corigliano's computer (Appendix Ex. 5) which purports to be a "budget summary," both on a consolidated basis and by business unit, for the year ended January 31, 1998. No one interviewed could identify the document. It reflects lower consolidated numbers ($459 million pre-tax operating income) than the pre-tax operating income CUC ultimately reported for the year ended December 31, 1997 (about $640 million).

(25)  The preparer of this document has not been identified.

         4.   January 31, 1998 Comp-U-Card Budget

         The Comp-U-Card division's budget for the year ended January 31, 1998 projected $611 million in total revenues and a "gross profit" (revenues less expenses) of about $84 million. See Appendix Ex. 7. This was a modified cash budget, i.e., reflecting revenues and expenses prior to certain accrual adjustments that were necessary to state the results in accordance with Generally Accepted Accounting Principles ("GAAP").26

     F.  Contacts with Analysts and Investors

         Many analysts regularly followed CUC. Hamilton, CUC's Vice President of Investor Relations, maintained files containing reports prepared by many of these analysts. According to Hamilton, the analysts at Bear Stearns, William Blair, Goldman Sachs and Merrill Lynch were considered by CUC to be among the more important that regularly followed the company.

         Hamilton, Walter Forbes and Corigliano were the CUC officers principally responsible for investor relations. CUC did not have regular conference calls with analysts. Rather, CUC's practice was to have one-on-one discussions with the analysts, which were generally conducted by either Hamilton or Corigliano,

--------------

(26) With the exception of Comp-U-Card and EPub, which reported on a modified cash basis, CUC's subsidiaries reported on the accrual basis of accounting.

or sometimes both. Any public presentations or speeches were generally made by Walter Forbes.

     G.  Interim Financials

         CUC performed what it referred to as a "soft close" at month-end and quarter-end. Only at year-end did the company undertake a "hard close."(27) CUC financial and accounting personnel have stated that a soft close was used at month-end and quarter-end because it was too time-consuming to go through the procedures of a hard close on an interim basis and because that was the way CUC had always done it.

         1.   Monthly Financials

         On a monthly basis, each of the various business units compiled its financial results into a "reporting package" which was sent to CUC Corporate in Stamford for consolidation. The reporting packages contained a balance sheet, a detailed income statement, a cash flow statement and in some cases other information such as a forecast and comparisons to budget. See, e.g., Appendix Ex. 8.

         The reporting packages typically were directed to Sattler (and her predecessor, Mills) in Stamford, but copies of the Comp-U-Card package and the packages of at least certain

--------------

(27) "Soft close" was understood to mean the preparation of financial statements without performing certain analysis and without recording certain adjusting entries required to make such financial statements more accurate. A hard close would include such analysis and adjustments.

other subsidiaries were also sent to others including Pember, Corigliano, Sabatino, McLeod, Shelton, Menchaca, and Ames.(28)

         The data from each subsidiary and division was input into a consolidating model on a monthly basis, typically by Sattler. The consolidating model consisted of an Excel spreadsheet into which the subsidiaries' monthly financial results were entered manually. Sattler condensed the financial information sent from the subsidiaries into four lines of revenues(29) and three lines of expenses.(30) Most of the reporting packages contained a summary page (or pages) which organized the information in a uniform manner in order to facilitate the consolidation.

         In most months other than the last month of the fiscal quarter, Sattler did not input the Comp-U-Card division's monthly results because it was too time-consuming.

         Sattler printed out a consolidating balance sheet and income statement after she had input the subsidiaries' monthly reporting figures. This document showed the results for each business unit (but usually not Comp-U-Card), which were tallied

--------------

(28) Walter Forbes said he was on the distribution list for at least some of the packages but he has no recollection of receiving or reviewing them.

(29) Membership and service fees; software revenues; licensing and royalties; and other income.

(30)  Operating, Marketing and General and Administrative Expenses.

to a total consolidated number for CUC (excluding Comp-U-Card). Sattler said that without the Comp-U-Card results the monthly consolidating reports were largely meaningless. She said that no one in the company ever reviewed her monthly consolidating reports. She kept all of these printouts in binders in her office (each month had its own binder), and did not distribute the monthly consolidating report to anyone. Sattler explained that the only reason for inputting the packages on a monthly basis was to expedite the preparation of the quarterly report.

         2.   Quarterly Financials

              a)   Quarterly Consolidating Report

         The process for preparing the CUC internal quarterly financial reports was similar to that for the monthly financials. After each quarter, Sattler inserted a quarterly section into the spreadsheet, and at year end, she inserted a year-end section. The quarterly and annual numbers were self-generating and automatically tallied. Sattler and/or Mills would print the quarterly section of the Excel spreadsheet and circulate it to certain people in the department.

         Mills gave her quarterly consolidating reports to Sabatino, who said he gave them to Corigliano. Sattler gave her reports to Kearney and Sabatino (and later, Pember), one of whom would give them to Corigliano.(31) As explained in greater detail

--------------

(31) Sabatino said he personally gave Corigliano copies of the consolidating reports. Sattler said that she occasionally gave a copy directly to Corigliano.

below, at the end of each of the first three quarters of fiscal 1996, 1997 and 1998 "topside" entries were made to the consolidating reports to increase revenues and/or decrease expenses of the Comp-U-Card division, without any factual support, in order to meet earnings targets for CUC.(32) These adjustments created a discrepancy between the results for Comp-U-Card as reflected on the quarterly consolidating reports, and the actual results of Comp-U-Card as reflected in the original reporting packages it sent to Stamford. After the adjustments were made and a revised consolidating report was printed, that revised report did not reveal that any adjustments had been made. For an example of a revised CUC quarterly consolidating report generated by Sattler, see Appendix Ex. 9.

         The revised consolidating report was circulated to Sabatino, Pember (or Kearney prior to Pember) and Corigliano.(3)3 No information has been obtained that others including Walter Forbes, Shelton, Menchaca, Fullmer or McLeod saw the quarterly consolidating reports prepared by CUC Corporate in either unadjusted or adjusted form, and each of those individuals said they had never seen any such reports.

--------------

(32) As discussed below, unsupported topside adjustments were also made to the balance sheets of Comp-U-Card and other units.

(33) Sabatino said he personally gave copies of the revised reports to Corigliano, and Sattler said she gave Corigliano copies directly from time to time.

         During its quarterly reviews, E&Y was also given the revised consolidating reports which contained (but did not disclose) the topside adjustments. Sabatino and Sattler said that E&Y was not given any Comp-U-Card interim or quarterly reporting packages.

              b)   Quarterly Consolidated Reports

         The consolidated financial results of CUC as reflected in the revised quarterly consolidating reports were released to the public in a quarterly earnings press release and in a form 10-Q. These public reports incorporated (but did not reveal) the unsupported topside adjustments referred to above.

         Unlike the consolidating reports, which showed the performance of each individual business unit (e.g., Comp-U-Card, BCI, EPub, etc.), the earnings release and 10-Q showed only a single line for "Membership" which incorporated the results of all business units (including Comp-U-Card), except for the Software division. The software results were publicly reported in a separate line labeled "Software."

         Also at each quarter, the consolidated quarterly results of CUC, as well as a comparison of those results to the quarterly budget, were presented to the Board of Directors as part of a board package at the Board meetings.(34) Sattler derived

--------------

(34) Board package materials from fiscal 1996, 1997 and 1998 showing quarterly financial results have been obtained. No financial report was included in the board package for the nine months ended October 31, 1997. Sattler said she did not prepare such a report due to time constraints.

these consolidated financial results for the Board from the same Excel spreadsheet that they used to create the quarterly consolidating reports. Thus, the figures shown as "actual" results for CUC in the Board package included the same unsupported topside adjustments which had been made to the quarterly consolidating reports. However, those adjustments are not apparent in the board package materials.(35)

         Both Sabatino and Sattler also said that the quarterly budget figures presented to the Board were altered so as not to show a substantial variance between budget and actual. In general the changes were to increase the budget figures to bring them more in line with the reported results of the company; otherwise those results (due to the unsupported topside adjustments), would have substantially exceeded the budget. Sattler said that she was informed by Sabatino that these changes were directed by Corigliano, and Sabatino said that he was directed by Corigliano to have these changes made. Sabatino said that Sattler (or Kearney) would then make the changes and he would review them before the package was presented to the Board.

--------------

(35) The Comp-U-Card division's income results (the income results which were impacted by the topside adjustments) were subsumed within the segment category entitled "Individual Membership," which in the board package materials included not only Comp-U-Card but also seven other business units: NCCI, NAOG, Interval, NLG, Wright Express, NUMA and Spark. In other contexts, CUC defined "individual membership" to include only Comp-U-Card, NCCI, NAOG, NUMA and Spark.

     H.  Monthly Business Review Meetings

         Each month a member or members of CUC's senior management met in-person or telephonically with key executives from the various subsidiaries to discuss operations, results and goals.

         According to Shelton, he attended business review meetings at many of the subsidiaries, and occasionally Walter Forbes or Corigliano participated. Shelton did not attend the Comp-U-Card business review meetings which were overseen by the president of that division, most recently Menchaca, and prior to him, McLeod.

     I. The Acquisition of Davidson, Sierra and Ideon and the Establishment and Utilization of Related Merger Reserves

         In July, 1996, CUC acquired all of the outstanding stock of Davidson and Sierra. Davidson and Sierra develop, publish and distribute educational and entertainment software, and accordingly were included within the CUC Software division. In August, 1996, CUC also acquired all of the outstanding stock of Ideon Group, Inc. ("Ideon"), a Jacksonville, Florida-based provider of credit card enhancement services. Ideon had originally been incorporated as SafeCard Services, Incorporated ("SafeCard"). Peter Halmos was a co-founder of SafeCard. These acquisitions were accounted for under the pooling-of-interest method of accounting.

         As disclosed in CUC's financial statements, principally in connection with these three mergers and the acquisition of Plextel Telecommunications, Inc. ("Plextel") in early 1997, CUC recorded a special charge to operations of approximately $179.9 million for the year ended January 31, 1997 for merger, integration, restructuring and litigation costs. This amount included $48.6 million relating to the Davidson and Sierra mergers, $127.2 million relating to the Ideon merger and approximately $4.1 million principally related to the Plextel acquisition (the balance sheet account corresponding to the $179.9 million charge is referred to hereafter as the "Ideon reserve").

         A major component of the Ideon reserve was an amount (either $70 million or $90 million)(36) relating to approximately 15 lawsuits pending between Halmos and Ideon, certain affiliates and certain other persons and entities (the "Halmos lawsuits") and three class actions known as the Hekker, Chambers and Binder class actions (the "Ideon class actions").

         On June 13, 1997, CUC entered into an agreement to settle the Halmos lawsuits. The agreement provided for the payment of $70.5 million to Halmos over a six-year period consisting of one up-front payment of $13.5 million and six subsequent annual payments of $9.5 million. In December, 1997,

--------------

(36) There is some ambiguity based on conflicting internal CUC documents as to whether the amount initially allocated for litigation was $90 million or $70 million. The general ledger amount for the Ideon reserve is a single number that does not show its various components. Schedules provided by CUC to E&Y indicate the amount allocated to litigation was $90 million. See Appendix Ex. 10.

CUC reclassified, from the Ideon reserve to a new general ledger account, a liability representing the present value of such subsequent payments which it calculated to be $47.8 million.(37) The agreement also called for the transfer to CUC of all rights that Halmos held with respect to his 50% interest in SafeCard's CreditLine business, which CUC valued at approximately $45.8 million(38) and recorded as "goodwill" in August, 1997. At the same time it recorded this goodwill as an asset, CUC also recorded a credit (increase) to the Ideon reserve in the amount of $45.8 million.(39)

         Subsequent to the settlement of the Halmos lawsuits, in October, 1997 CUC entered into an agreement to settle the Binder

--------------

(37) This entry was recorded topside in October, 1997 and to the general ledger in December, 1997.

(38) A document obtained from Pember's computer dated August 27, 1997 (Appendix Ex. 11) appears to reflect the manner in which the $45.8 million was calculated.

      In a memorandum entitled "Valuation of CreditLine Assets" dated January 20, 1998, E&Y stated its belief that CUC's estimate of the value of CreditLine was "not unreasonable," based on application of a multiple of eight times pretax earnings of CreditLine. The earnings and multiple were provided to E&Y by Pember. The memorandum stated that it "should not be considered a valuation opinion." See Appendix Ex. 12.

(39) The entry to book the goodwill and increase the reserve was recorded by Bruce Tolle, an accountant in Trumbull, on the instruction of Speaks. Speaks said he received the directive to record these entries in these amounts from Pember. See Appendix Ex. 13.

class action for $3 million, and the Hekker and Chambers class actions for a total of $15 million, subject to court approval.

         As a result of the manner in which CUC accounted for the settlements of the Halmos lawsuits and Ideon class actions, CUC represented to E&Y that it effectively utilized for litigation only $18,608,000 of the original $179.9 million Ideon reserve (of which $70 million or $90 million had been provided for litigation). This figure resulted from taking the difference between the present value of the future payments owed to Halmos ($47,872,000) and the value of CreditLine assets received ($45,764,000), or $2,108,000, then adding the $13.5 million in cash paid upfront to Halmos and the $3 million for the Binder class action.

         In its publicly-filed 10-Q's during 1997 CUC reported the amount of payments that had been made and charged, to date, against the Ideon reserve. The 10-Q for the fiscal quarter ended April 30, 1997 reported that of the original $179.9 million in the reserve, $96 million in payments had been made (suggesting, although not stating, that a balance of about $84 million remained); the 10-Q for the quarter ended July 31, 1997 reported that payments to date were $125.9 million (suggesting a remaining balance of about $54 million); and the 10-Q for the fiscal quarter ended October 31, 1997 reported that charges of $155.7 million had been taken against the reserve to date (suggesting a remaining balance of about $24 million). See Appendix Ex. 14. E&Y was later told that the charges through December 31, 1997 had virtually exhausted the reserve.

         In fact, the remaining balances in the Ideon reserve as suggested in the 10-Q's did not match the actual balances on Comp-U-Card's general ledger. The balance in the Ideon reserve account at April 30, 1997, as reflected in the general ledger, was $94 million, not $84 million; the balance at July 31, 1997, as reflected in the general ledger, was $70.5 million, not $54 million; the balance at October 31, 1997, as reflected in the general ledger, was approximately $118 million,(40) not $24 million; and the balance at December 31, 1997 was approximately $64 million. See Appendix Ex. 15.(41)

         During E&Y's audit of the December 31, 1997 financial statements of CMS, E&Y was told that only approximately $18

--------------

(40) If adjusted for a topside adjustment made in October, 1997 to reclassify $47.8 million of the reserve to a separate liability account, the general ledger balance as of October 31, 1997 would have been $70.5 million. The discrepancies between the quarterly general ledger balance and public filings have not otherwise been reconciled. Sabatino said Pember handled the public disclosures of the Ideon reserve utilizations. The 10-Q's were signed by Corigliano and Walter Forbes.

(41) Appendix Ex. 15 is a schedule prepared on January 9, 1998 by Eva Viniczay, a staff accountant in Trumbull, showing general ledger activity in the Ideon account. She confirmed that this document indicates that as of that date, the December 31, 1997 balance in the Ideon reserve account was $64,258,000. She stated that this number tied to the amount that appeared in the general ledger as of January 9, 1998. The reason the December 31, 1997 balance as conveyed to E&Y after year-end was effectively zero was because certain unsupported post-close journal entries were made in January, 1998 (subsequent to January 9) and backdated to 1997 to reduce the balance. These entries are discussed in detail in Section VIII.

million of litigation expenses had been charged against the Ideon reserve in 1997. According to Simon Wood, upon learning this fact, Rabinowitz, Wilchfort and Wood of E&Y called Corigliano. Corigliano told them that as a result of the favorable settlement of the Halmos lawsuits, less of the reserve had been needed for litigation, but that CUC had experienced greater than expected merger-related integration costs and that the reserve amounts not utilized for litigation had been reallocated to cover the additional integration costs. E&Y told Corigliano that it would need support for this.

         Among the support provided was a memorandum from Corigliano to files dated March 11, 1998. See Appendix Ex. 16. This memorandum confirmed what Wood said E&Y had been told by Corigliano. It stated that as a result of favorable developments during the year with respect to the settlement of the Halmos lawsuits, and anticipated insurance for the class action settlements and unanticipated additional integration costs which had been incurred, substantial portions of the Ideon reserve originally established to cover litigation were reallocated to cover the unanticipated integration charges. The memorandum stated that a total of $48 million had been reallocated from litigation to integration costs and provided a breakdown of the amounts reallocated in each fiscal 1998 quarter.(42) E&Y was also

--------------

(42) The CUC officers with whom we discussed this issue, including Shelton, Walter Forbes, Menchaca and Lipton, stated that they were not aware during 1997 that any part of
                                                           (Footnote Continued)
provided with another document itemizing by quarter the categories of integration costs for which the reallocated $48 million purportedly had been used. Appendix Ex. 17.(43)

         As discussed below, a significant amount of the Ideon reserve was not used appropriately to cover proper merger-related costs. Instead, approximately $63 million of the Ideon reserve was improperly reversed into income at year-end December 31, 1997.(44) A substantial amount of these reserves were reversed directly into revenue accounts of CUC rather than being applied against expenses that CUC allegedly had incurred.

-------------------------------------------------------------------------------

      the Ideon reserve had been reallocated from litigation to integration costs and had no discussions with Corigliano to this effect.

(43) E&Y also prepared various schedules and roll-forward analyses of the Ideon reserve utilizations based on information provided by CUC. See Appendix Ex. 127.

(44) An additional $51 million had been inappropriately reversed into income at year-end, January 31, 1997.

V.   CUC/HFS MERGER

     A.  Terms of the Merger

         On May 27, 1997, CUC and HFS entered into a merger agreement. The merger, which was described as a "merger of equals" in the May 27, 1997 press release and the October 1, 1997 proxy statement, was approved by the shareholders of both companies on October 1, 1997. The merger was completed on December 17, 1997. CUC was the surviving entity and was renamed Cendant Corporation.

         Pursuant to the Plan for Corporate Governance (the "Governance Plan") executed in connection with the merger, the Cendant Board was expanded to twenty-eight members, fourteen of whom were appointed by CUC and fourteen of whom were appointed by HFS. The Governance Plan provided that the compensation and audit committees would each be comprised of two directors appointed by CUC and two by HFS. It also established the managerial positions that the CUC and HFS officers would occupy in the new entity and provided for the succession of leadership in the year 2000.(45)

--------------

(45) The Governance Plan provided that Walter Forbes would be Chairman of the Board of Cendant until January 1, 2000, at which time he would become the President and Chief Executive Officer; Henry Silverman ("Silverman") would be President and Chief Executive Officer until January 1, 2000, at which time he would become the Chairman of the Board; Michael Monaco ("Monaco") would be Vice Chairman and Chief Financial Officer of Cendant until January 1, 2000; Corigliano would be CFO of CMS until January 1, 2000 when he would become CFO
                                                           (Footnote Continued)

         As a result of the merger, senior management of both companies received additional benefits including in most cases increased base salaries, increased bonus compensation, improved severance benefits, additional stock options, immediate vesting of certain options, and in the case of CUC management, lapsing of restrictions on restricted stock and acceleration of lump sum payments under the Senior Executive Retirement Plan.

     B.  Due Diligence and the Period Prior to the Closing

         Prior to the signing of the merger agreement, HFS was provided with limited access to non-public information concerning CUC's businesses. According to the CUC officers who were interviewed, they and the Board were concerned about HFS having competitive information if the merger were not consummated. These concerns, they have stated, arose from the fact that HFS had been negotiating for the purchase of Signature Financial/Marketing, Inc., a membership business owned by Montgomery Ward which competed with CUC. They were also concerned because CUC and HFS were competing in the resort timeshare business.

-------------------------------------------------------------------------------

      of Cendant; Shelton would be Vice Chairman of Cendant; McLeod would be Executive Vice President of Cendant and President of the Software division (later renamed Cendant Software); Buckman would be General Counsel of Cendant through January 1, 2000; Lipton would be General Counsel of CMS and Deputy General Counsel and Executive Vice President of Cendant until January 1, 2000 at which time she would become General Counsel of Cendant.

         At a meeting attended by many of the senior officers of both companies on or around May 9, 1997, CUC provided HFS with a document that included budget information for the fiscal years ended January 31, 1998 and January 31, 1999 (the "due diligence budget").(46) See Appendix Ex. 6. This document projected earnings per share of $.89 and $1.10 for the years ended January 31, 1998 and January 31, 1999, respectively.

         After the merger agreement was signed, Silverman, with various of CUC's principal officers, visited many of CUC's subsidiaries. At those meetings, Silverman stated that he was told that CUC's business units were not experiencing any significant problems; to the contrary, each said they were meeting or exceeding budget. HFS was advised during the period prior to the closing that the software business was not likely to meet its budget.(47)

         On December 11, 1997, Monaco and Scott Forbes of HFS attended a CUC divisional controllers meeting in Stamford with Corigliano, Pember, and the controllers for Comp-U-Card and each of the subsidiaries (other than for the software unit). The various controllers presented materials showing their forecasted results for the 12 months ended January 31, 1998 (i.e., the

--------------

(46)  It is not known who prepared this document.

(47) CUC's senior management stated during interviews that they were unaware of any significant problems that existed at any of the units, other than software, that were expected to adversely affect their financial performance.

fiscal year that was by then largely completed), as well as their budget for the December 31, 1998 calendar year. See Appendix Ex. 18.

         Speaks said that a few days before the meeting he prepared his presentation for Comp-U-Card (the "Original Presentation") and sent it to Pember for her review. In relevant part, the summary schedule he prepared showed the following (in 000's):

                                    Budget                     12 Months
                                    12/31/98                    1/31/98
                                    --------                    -------
         Revenue                    $ 748,231                  $ 631,740
         Operating Income           $ 133,441                  $  91,510

See Appendix Ex. 19. The $631.7 million in revenues forecast for fiscal 1998, and $91.5 million in operating income, were generally consistent with the budget on which Comp-U-Card had been operating throughout the year ($611 million revenues and $84 million gross profit, see Appendix Ex. 7).(48)

         Speaks said Pember contacted him the night before the controllers' meeting and told him she was working on his document and wanted to meet the next morning to go over with him what she had done. The next morning, just before the meeting, Pember and

--------------

(48) Speaks explained that the budget on which he had been operating was a modified cash basis budget, while the figures he prepared for his December 11 presentation included the impact of GAAP accruals.

Corigliano gave Speaks new numbers for Comp-U-Card revised substantially higher (the "Revised Presentation") (in 000's):

                                    Budget                     12 Months
                                    12/31/98                    1/31/98
                                    --------                    -------
         Revenue                    $ 952,231                  $ 831,740
         Operating Income           $ 215,405                  $ 197,333

See Appendix Ex. 20. Thus, forecasted revenues in the Revised Presentation were exactly $200 million higher for fiscal 1998 than in Speaks' Original Presentation, and operating income was more than $100 million higher. In the Revised Presentation, budgeted revenues and operating income for the year ended December 31, 1998, were $204 million and $82 million, respectively, higher than in the Original Presentation.(49)

         Speaks presented the Revised Presentation at the December 11 meeting. Speaks said that he questioned Pember after the meeting and was told that the adjustments were based on merger reserve activity and other topsides, and that the information was presented on Comp-U-Card's financials because it was the largest division.

         Approximately three weeks later, on December 30, 1997, Speaks distributed the "final budget for calendar year 1998" for

--------------

(49) The revised Comp-U-Card budget figures were also included in a consolidated CUC budget given to Monaco and Scott Forbes on December 11. See Appendix Ex. 18.

the Comp-U-Card division. See Appendix Ex. 21. The recipients of this budget included Corigliano and Pember.(50) The December 30 budget included revenues of $761 million (on a modified cash basis), similar to the $748 million in calendar 1998 budgeted revenues shown in Speaks' Original Presentation prepared for the December 11 meeting -- but nearly $200 million less than the budgeted revenues he presented at that meeting in his Revised Presentation.

         A document submitted to Parsippany in late January, 1998 by Sabatino (for use in preparing Cendant's final budget) which contained the December 31, 1998 final budget numbers for the CUC business units, included revenues for the Comp-U-Card division of $910 million and net income before taxes of $296 million. See Appendix Ex. 22.(51)

--------------

(50) This budget was widely distributed to CUC personnel and most of its principal executives including Fullmer, Lipton, McLeod, Menchaca and Shelton. The distribution list does not include any of the HFS employees or Walter Forbes.

(51) Although the figures appearing on this document are listed as "1997 actual," several witnesses confirmed they are 1998 budget figures.

VI.  CENDANT

     A.  Management

         As set forth above, the arrangements for the management of Cendant were established by the Governance Agreement and were implemented following the merger. Most of the former HFS and CUC principal executives remained with the Company. The financial and accounting personnel of CUC and Comp-U-Card remained in Stamford and Trumbull.52 The CUC personnel in Stamford continued to obtain and consolidate financial information from the CUC business units, including that for the year-end December 31, 1997 closing.53

     B.  The Cendant Merger Reserve

         Principally in connection with the merger, CMS charged approximately $556.4 million to operations as merger, integration, restructuring and litigation charges during the year

--------------

(52) Prior to the closing, CUC management had asked that Pember be retained. On October 21, 1997, Shelton sent Silverman a memorandum with a copy to Walter Forbes stating he and Walter Forbes believed that "keeping Anne Pember in the accounting loop for the old CUC businesses makes sense." See Appendix Ex. 23.

      Shelton stated that the memorandum was written to preserve CUC's reporting structure and key management personnel, and was not intended merely to save Pember's job.

(53) D&T was selected as auditors for Cendant. E&Y audited the CMS financial statements for the year ended December 31, 1997.

ended December 31, 1997. Such costs were summarized in Note B to the December 31, 1997 CMS financial statements as follows:

Transaction costs                                                    $180,614
Impairment charges                                                    133,884
Business terminations                                                  89,900
Facility related costs                                                 59,500
Provision for certain litigation matters                               75,000
Other                                                                  17,500
                                                                     --------
                                                                     $556,398
                                                                     ========

         These charges were a portion of merger-related costs and other unusual charges of $844.9 million associated with the Cendant merger and Hebdo Mag merger which was completed on October 30, 1997 (the balance sheet account corresponding to the $844.9 million charge is referred to hereafter as the "Cendant reserve").

         The bases for the CUC merger-related costs were described in Note B to the December 31, 1997 CMS financial statements as follows:

      Payments ($57.3 million) and write-offs of impaired assets related to the above matters ($138.8 million) reduced the amount of the charge by approximately $196.1 million.

      Transaction costs related to the Merger consist primarily of payments pursuant to pre-existing change in control agreements with CUC management totaling approximately $106.3 million, with the remainder comprised of professional fees and other expenses incurred in connection with the transaction.

      As a result of the Merger, the Company conducted a strategic re-evaluation of its businesses, reviewing overall trends and developments in relation to its business investments and industry concentrations. In addition to identifying duplicate and overlapping operations, this process highlighted business lines and customer relationships which had diminished future value. As a result, the Company recorded provisions for impairment relating to asset writedowns, business terminations and facility related costs.

      The impairment charges included $42.2 million for goodwill, $35.6 million for other long lived assets, principally systems development, leasehold improvements and equipment costs and $56.1 million for the writedown of other assets, principally deferred marketing costs.

      The impairment charges relating to goodwill principally related to one business in the Company's membership segment and one business in the Company's other segment. The charge was determined based on the estimated cash shortfall of undiscounted cash flows of the entities identified over the remaining amortization period.

      Business terminations and facility-related costs consisted of accruals for lease and equipment terminations for facilities and contract terminations. In addition, asset writedowns in connection with these activities were recorded as part of the impairment charge. No severance accrual was recorded as part of this charge.

      In addition, in connection with the Merger, the Company evaluated its previously asserted and unasserted claims brought by third parties. As a result of the combination of HFS and CUC, management's intended approach with respect to these matters has changed and, accordingly, management has established a $75 million provision relating to these matters.

         As part of its audit of CMS's December 31, 1997 financial statements, E&Y performed auditing work in connection with the establishment of the $556 million CUC portion of the Cendant reserve. E&Y has stated that much of the support for the various component costs in the merger reserve was received from Corigliano and Pember. Included in E&Y's workpapers is a document titled "Cendant Merger and Related Costs and Other Unusual Charges Memorandum" which E&Y has stated was provided to it by Pember (the "Cendant Reserve Memorandum").(54) See Appendix Ex. 24. The memorandum contains a written explanation for the inclusion of most of the costs that comprised the CUC portion of the Cendant reserve. E&Y's workpapers contained other documents supplied to them by Pember and others relevant to the establishment of the CUC portion of the Cendant reserve.

         On February 2, 1998, representatives of E&Y and D&T met. During this meeting E&Y discussed with D&T the component costs of the CUC portion of the merger reserve and provided the company's justifications for those costs. Certain members of former HFS management also met with E&Y, Corigliano and Pember to discuss the Cendant reserve. Members of former CUC and HFS management also met from time to time to discuss the components of the Cendant reserve.

         In the Restatement, Cendant has reversed a substantial amount of the charge taken for merger-related costs and other unusual items in connection with the Cendant merger.

     C.  February 4 Earnings Release

         After presenting results for the quarter and year-ended December 31, 1997 to the Audit Committee on February 3, 1998, Cendant issued a press release announcing those results on February 4. The Cendant results included those for the former CUC and HFS business units.

--------------

(54) Various iterations of this document were found in the files of Pember. Another iteration was identified (by Lipton) as containing Corigliano's handwriting. See Appendix Ex. 25.

         In preparing CMS's December 31, 1997 financial statements, the results for the month of January, 1997 (a month previously included in the January 31, 1997 year-end financials) were combined with those for the 11 months ended December 31, 1997. Because CUC did not have monthly financials, it was necessary for CUC to calculate its results for January, 1997 at the time it prepared its December 31, 1997 financials. Sabatino made this calculation by taking the results for the quarter ended January 31, 1997, dividing by three and then making revenue and expense adjustments which he said were necessary to appropriately account for particular matters which impacted January. In this manner, CUC calculated its net after-tax income for January, 1997 at approximately $66 million, an amount substantially higher than the income for an average month in 1997. See Appendix 26.

         E&Y was not able to confirm the reasonableness of the January, 1997 income figure. In its memorandum summarizing audit differences, it stated that the January, 1997 after-tax income was overstated by $23 million, $16 million of which was attributable to an error and $7 million of which was a judgmental difference. It concluded that this amount together with the other items which comprised the audit differences were not material. See Appendix Ex. 27.

         In January, 1998, Tobia Ippolito, Vice President and Corporate Controller of Cendant, also noticed that January, 1997 CUC income seemed high in relation to other months. He discussed this with Rabinowitz and with Sabatino prior to the Audit Committee meeting. Sabatino said at the time that the January results were affected by some unusual events such as a one-time revenue event relating to a joint venture with Mitsubishi and the late release of certain software titles in January, 1997 instead of December, 1996. In the course of the investigation, Sabatino told Counsel for the Audit Committee that the January, 1997 results were contrived to take advantage of the change to a calendar year and that he had warned Corigliano the anomaly would be apparent to the auditors.

         At the February 3 Cendant Audit Committee meeting both E&Y and D&T were present. E&Y noted the issue with respect to the January, 1997 income and said it had concluded that the amount was not material to CUC's results and that it was prepared to waive a proposed adjustment for this item.(55)

     D.  The Events of Late February and March 1998

         1.   Change in Reporting Structure

         In late February, 1998, Silverman told Walter Forbes and Shelton that he wanted CUC's business units to switch their reporting from Pember to Scott Forbes, so as to eliminate the two-step process of consolidating the results in Connecticut and forwarding them to New Jersey. The former HFS personnel felt they were not getting necessary information and cooperation from

--------------

(55) Apparently at the time of the Audit Committee meeting, E&Y believed that the January, 1997 income was overstated by approximately the high 20's of millions of dollars and advised the Audit Committee of this somewhat higher number. E&Y later concluded the number was $23 million.

CUC Corporate. Walter Forbes and Shelton agreed to Silverman's request but asked that implementation of the change be deferred until after the close of the first quarter and release of the 10-K, a request to which Silverman agreed.

         In the first week of March, 1998, after speaking with Scott Forbes, Silverman told Walter Forbes and Shelton that the changeover in reporting structure could no longer wait. Shelton and Walter Forbes acquiesced in Silverman's request and on March 5, Shelton drafted a memorandum to the CUC divisional controllers and others, stating that "effective immediately, Scott Forbes will take responsibility for the consolidation of the numbers from the former CUC divisions" and that "the reporting function will move from Anne Pember to Scott Forbes and the divisional CFO's will move their finance reporting relationship directly to Scott."

         Silverman told Scott Forbes to go to Stamford to meet some of his new direct reports and to meet with Shelton on transitional matters. The meeting was held on March 6.

         2.   The March 6 Meeting

         Recollections of what transpired at the March 6 meeting differ. Scott Forbes said that when he entered the meeting Shelton, Corigliano, Pember, Menchaca and Speaks were there. He said Shelton then handed him a schedule and said that CUC wanted Scott Forbes to help them be creative in moving $165 million of Cendant merger reserves into income in 1998. According to Scott Forbes, Shelton also suggested it was a good idea to move the reserves around to various units so that they were not sitting on one division's books. Scott Forbes said Shelton also suggested that E&Y continue to audit at least the Comp-U-Card division since that division was where most of the reserve reversals were scheduled. Finally, Scott Forbes also recalled Shelton suggesting that Cendant hire someone to be solely responsible for managing the restructuring reserves.

         The schedule that Scott Forbes was given that day (Appendix Ex. 28) is entitled "Cendant Corporation Consolidated Budget 1998 Adjustments" (hereinafter, the "March 6 schedule").(56) It shows $165 million of budgeted "revenue adjustments" for the Comp-U-Card division throughout the year, and $37 million of additional revenue adjustments ($25 million at the Corporate office and $12 million at BCI) for total revenue adjustments of approximately $202 million.

         Scott Forbes said that after the meeting he called both Shelton and Corigliano at home, but could not reach Shelton. He reached Corigliano and told him that the reserve reversals seemed inappropriate and that he was going to so advise Monaco. Scott Forbes said Corigliano did not try to dissuade him, but suggested it would be a good idea if they met to go through the analysis.

         Scott Forbes called Monaco that evening and then they both called Silverman and informed him what had happened. The next morning Scott Forbes sent a fax to Monaco and Silverman

--------------

(56)  A version of this document also was downloaded from Pember's computer.

which attached the March 6 schedule and stated, on the cover sheet, "Attached are 2 pages provided to me by Kirk [Shelton] yesterday. These pages were [the] basis for yesterday's discussion. Revenue - CUC represents 'reserve' adjustments to 'Comp-U-Card.'" See Appendix Ex. 29.

         Shelton recalled the meeting on the 6th differently. He recalled only himself, Scott Forbes and Corigliano in attendance. Shelton said that Corigliano did most of the talking and that he (Shelton) said little. He said he did not recall asking Scott Forbes to help CUC be creative in moving reserves into income. Shelton said Corigliano told Scott Forbes that CUC was planning to hire an accounting person to track utilizations of the reserve, and that Scott Forbes appeared to think that was a good idea.

         With respect to the actual schedule, Shelton said he had not seen it and knew nothing about it in advance of the meeting. He said that Corigliano walked Scott Forbes through the analysis and explained that the total revenue adjustment line ($165 million for Comp-U-Card division, $202 million for all of CUC) was a catchall category for adjustments that would have to be made in order to reconcile one version of the 1998 budget that was then extant, with another (higher) version of the budget. He also recalled Corigliano explaining that the adjustments were heavily weighted toward the first quarter (and showed negative adjustments in the fourth quarter) because CUC anticipated more income in the fourth than first quarter. Shelton said Scott Forbes seemed to think this might work out well because HFS anticipated more first quarter income in 1998 and was comparatively "light" in the fourth quarter, so that between the two companies Cendant's expected quarterly income would be smoothed out.

         Shelton did not recall saying anything to the effect that the revenue adjustments represented part of the Cendant reserve that could be reversed into income. He understood that a portion of the adjustments reflected merger
"saves" that previously had been discussed with HFS. In his interview, he said that a large portion of the remainder (perhaps as much as $80-$90 million) represented deferred gain from the sale of Interval,(57) and deferred revenue from the servicing of its members, that had not been previously included in the budget, at least to that order of magnitude. To the extent that the deferred revenue and deferred gain from Interval was part of the Cendant reserve, Shelton said it was understood by HFS and CUC that there were "chunks of deferred gain" that would be coming into income in 1998 and beyond.(58) Further, he said that everyone understood that the additional saves that the company hoped to realize also would improve operating income for 1998.

--------------

(57) Interval, CUC's timeshare business, was sold in December, 1997 as directed by the Federal Trade Commission.

(58) Scott Forbes said that although he did not recall discussing Interval at the March 6 meeting, he later came to understand that about $45 million of the $165 million related to Interval.

         Speaks said he attended the March 6 meeting and said that those in attendance were himself, Pember, Shelton, Corigliano, Scott Forbes and (briefly) Menchaca.(59) Speaks said he was invited because Pember had told him that morning that he would be responsible for managing and keeping track of the Cendant reserve in the future and they had discussed hiring someone to help track the charges.

         Speaks said Shelton led the discussion at the meeting. He said Shelton went through the schedule and noted that built into the budget were certain amounts of reserves that CUC was intending to relieve and bring into income. Speaks said that no support was provided at the meeting for any of these amounts with the exception of revenue adjustments constituting deferred gain from the sale of Interval.

         Speaks said that Shelton noted that for the month of January, 1998 about $20 million had been added to Comp-U-Card revenue and/or taken out of expenses from utilization of merger

--------------

(59) Menchaca said that he arrived late at the meeting and was there only about ten minutes. Menchaca recalled only that during the time he was there the others were going through the schedule, which he understood dealt with how merger reserves were to be applied by business unit. He said that at some point prior to the meeting, he had expressed a concern to Shelton that the January results for individual membership seemed higher than expected, and Shelton had told him it was due to merger reserves having been utilized. Shelton did not recall any such conversation and said January results were not available prior to March 6.

reserves.(60) According to Speaks, there was a discussion about the fact that they now had to try to find documentation for the $20 million. He could not recall specifically who said this.

         Speaks also recalled saying that it would be a good idea to keep E&Y as auditors of Comp-U-Card because he did not want to have to train a whole new team of auditors in Trumbull. Speaks recalled Corigliano and Shelton also saying it would be better to keep E&Y for this purpose.

         Speaks said that neither Corigliano nor Pember said much at the meeting. He did not recall anything in particular said by Scott Forbes, who Speaks said appeared to be taking it all in.

         3.   March 9 and 10

         After the meeting on March 6, the former HFS officers wanted to know if CUC had taken merger reserves into income in 1997. On March 7, Silverman called Corigliano to inquire whether there was any non-recurring income in the 1997 results, and if so how much. Silverman recalled Corigliano saying the number might be as high as $100 million.

         According to Shelton, Corigliano told him over the weekend that he had assured the HFS people that the business was

--------------

(60) Sattler confirmed that, at Pember's instruction, she made a topside adjustment to add $20 million to the January, 1998 income of Comp-U-Card before forwarding January's results to Parsippany. See Appendix Ex. 30. All but $3.8 million of this adjustment (the amount relating to Interval) was subsequently reversed prior to the Restatement.

doing fine, but that they wanted some proof to this effect and that accordingly he was preparing some sort of schedule for their review. Silverman said Walter Forbes also assured him that there was no cause for concern because everything in CUC's 1997 financials had been reviewed by E&Y.

         A senior management meeting had previously been scheduled for March 9 at the Sheraton Hotel in New York.(61) In advance of that meeting, Silverman, Walter Forbes, Scott Forbes, Shelton, Monaco and Corigliano met at the Sheraton. Corigliano presented a document he had prepared that purported to show a breakdown between "operating" and "non-operating" income for CUC's 1997 actual results, as well as for 1996 actual results and the 1998 budget. See Appendix Ex. 31. The schedule showed that $144 million of CUC's 1997 net income was attributable to "non-operating," or non-recurring, items.

         Silverman expressed surprise and dismay over the percentage of non-recurring income shown for 1997, and he indicated he felt he had been misled by CUC as to this fact. He also said he had been misled by CUC in that no one had told him that in order to meet budget in 1998 the company would have to

--------------

(61) On Sunday morning, March 8, Silverman held a meeting in his apartment with various persons to discuss these issues. Present were Scott Forbes, Monaco, Buckman, HFS Senior Vice-President Sam Katz, Martin Edelman, a member of the executive committee of the Cendant Board, and (by telephone) Stephen Holmes, a member of the executive committee of the Cendant Board, all of whom were updated on the matter.

take $165 million of reserves into revenues. Walter Forbes recalled Silverman being upset about the amount of non-recurring income and Shelton recalled Silverman expressing concern about the 1997 CUC numbers. At the conclusion of the meeting, which Walter Forbes described as brief, and Silverman recalled as lasting 45 minutes, it was decided that Shelton, Corigliano, Monaco and Scott Forbes would go to Stamford to review the issues in greater detail.

         In Stamford, Pember and Sabatino were brought into these discussions. The utilization of the Ideon reserve was discussed. CUC provided a schedule purporting to show that about $80 million had been utilized in 1996 and another $95 million in 1997, such that virtually all but about $4 million of the original reserve of $179.9 million was exhausted by the end of calendar 1997. See Appendix Ex. 32. The schedule was reviewed and, according to Scott Forbes and Monaco, support was provided.

         Monaco and Scott Forbes said they were comfortable as to most of the reserve utilizations, but did have questions with respect to about $25 million of the items. According to Monaco and Scott Forbes, the CUC accounting personnel said they were confident as to their ability to support those utilizations.

         Thereafter, Rabinowitz of E&Y came to CUC's office in Stamford and discussed the utilization of the Ideon reserve.(62)

--------------

(62) Shelton recalled that the meetings in Stamford took place on March 9 and 10 and that Rabinowitz was present on March 10.

He also discussed the accounting treatment of the Halmos litigation and class action settlements including the treatment of the CreditLine goodwill(63) and the reallocation of a portion of the reserve originally earmarked for litigation.(64) He said that of the total utilizations, E&Y had obtained support for all but about $25 million. With respect to the remaining amount, Rabinowitz said that E&Y had not obtained documentary support; however, E&Y had previously concluded that the amount was not material.

         In connection with its audit work, E&Y prepared a memorandum which states:

      In attempting to support the detailed expenses underlying each category's value (see Pl-Ple), certain difficulties were encountered. It was noted that management has not tracked the expenses running through the reserve in enough detail to

--------------

(63) Shelton recalled that Rabinowitz said that an E&Y valuation partner had reviewed the $45 million value that had been placed by CUC on the CreditLine rights it had acquired.

(64) In Note B to the CMS December 31, 1997 financial statements audited by E&Y, the reclassification of the $48 million in litigation liability was described as follows:

         During the year ended December 31, 1997, the Company experienced favorable developments with respect to certain outstanding litigation matters. Such developments occurred as management changed its estimate of expected integration and consolidation costs. As a result, the Company reclassified its litigation liability by approximately $48.0 million to cover excess consolidation costs above management's original expectation. The litigation and consolidation cost developments occurred throughout the year.

      provide a sufficient audit trail with respect to certain integration charges aggregating approximately $25.3 million. The Company feels confident that all amounts charged against the reserve are proper merger, integration and restructuring charges, and although E&Y has no reason to believe otherwise, sufficient audit evidence is not available to make a conclusive statement to that effect. (Note that such amount is not material to either the Company's financial statements and/or its trends). A management letter comment has been prepared for inclusion in the final letter to the Audit Committee.

See Appendix Ex. 33.

         At some point on March 9-10, there were additional discussions about the schedule that Corigliano prepared showing operating and non-operating income. Corigliano prepared a revised schedule which described the components somewhat differently from the original schedule, although the totals were similar. See Appendix Ex. 34. Various participants recalled Corigliano providing explanations for the various items, some of which he described as related to Ideon consolidation activities and others of which related to certain accounting changes and cost saves. Shelton recalled that the items were discussed with E&Y, but did not recall if E&Y received the actual schedules. Rabinowitz did not recall discussing non-recurring income at the March 9 meeting.

         According to Shelton, there was also further discussion with Rabinowitz about the issue regarding January, 1997 income that had been raised at the February 3 Audit Committee meeting. Rabinowitz said that E&Y was comfortable with the treatment, that there were some judgment calls with respect to this issue, but nothing that would prevent E&Y from signing off on the audit.

         After the conclusion of the meeting with E&Y, Silverman was advised by Monaco and Scott Forbes, and Walter Forbes was advised by Shelton, that E&Y had provided comfort on the accounting issues. Following this series of meetings the Audit Committee was informed of the $25 million issue with respect to the Ideon reserve utilization.(65)

     E.  The Departures of Shelton, Corigliano and Lipton

         Later in March, Silverman told Walter Forbes that he wanted Shelton, Corigliano and Lipton to leave the company. Shelton said that he strongly believed that Silverman's views about him were unwarranted and that he was being forced out of the Company unfairly. Lipton said that her role with the combined company had been substantially diminished ever since the merger and under the circumstances she decided to leave.

         On or about April 8 an e-mail circulated within CUC that Shelton, Corigliano and Lipton were resigning. Cendant issued a press release and held a conference call with analysts that began about 1:45 p.m. that afternoon.

--------------

(65) The $25.3 million issue was not brought to the attention of the Audit Committee on February 3. Rabinowitz said that he discussed the issue with Corigliano prior to the meeting, told Corigliano to bring it to Monaco's attention and was advised by Corigliano that he had done so. Monaco said that he was not aware of this issue until it was brought to his attention on March 9.

     F.  The April 9 Meeting in Parsippany

         As the conference call was taking place Scott Forbes was meeting in Parsippany with Sabatino and Speaks to review in greater detail the Comp-U-Card division's 1997 results and 1998 budget. See Appendix Ex. 35. Monaco joined the meeting in progress. Over the course of the meeting Sabatino said that for each of the first three quarters of 1997 he had recorded a series of "topside" adjustments to increase quarterly earnings, totaling $176 million, which were recorded in consolidating entries at CUC Corporate and not in any operating units' books. Sabatino said these adjusting entries were reversed in the fourth quarter, but that to compensate for the corresponding reduction in income from these reversals CUC reduced $93 million of Ideon and Cendant reserves into income without factual substantiation or support. Sabatino also said that other, similar, adjustments were made by other CUC employees at the direction of Pember.

         Sabatino told Scott Forbes that the quarterly topside adjustments (which, according to Sabatino, Corigliano had said were necessitated by CUC's quarterly "soft closes,") had in fact been made to meet targets. He also presented Scott Forbes with a spreadsheet (Appendix Ex. 36) which summarized various of the above adjustments.(66)

--------------

(66) Categories "A-C" and "F" on the spreadsheet, which are handwritten notations made by Scott Forbes, relate to the $176 million in quarterly topside adjustments in 1997 and the compensating book adjustments made at year-end 1997. Category "E" relates to what Sabatino said were similar book
                                                           (Footnote Continued)

         In addition, Sabatino told Scott Forbes about other arbitrary adjustments that had been made to CUC's monthly 1997 results for purposes of reporting on a calendar year (rather than fiscal year) basis.(67) Sabatino also said that Corigliano had directed him to make adjustments to CUC's "segment" results (e.g., for membership and software) on an inter-segment basis, again without factual substantiation or support, in order to meet analysts' expectations.(68)

         At the April 9 meeting, Speaks said that Corigliano and Pember had arbitrarily directed that certain membership products for which revenue recognition was deferred be reclassified as products (such as Privacy Guard) where revenues are recognized immediately, which had the effect of increasing Comp-U-Card division's 1997 revenues by about $32.8 million above what they would have been absent such reclassification. Speaks also told Scott Forbes that even apart from the reclassification of membership products, CUC's revenue recognition policies produced

-------------------------------------------------------------------------------

      adjustments made in January, 1997 to compensate for previous topside entries.

(67) Scott Forbes said Sabatino explained that the purpose of these monthly adjustments (shown on Category "D" on the spreadsheet), was to show a reasonable, smooth quarterly trend that otherwise would have appeared skewed, once CUC's results were "calendarized," due to the months in which the $176 million of quarterly adjustments had been made.

(68)  See Category "G" on spreadsheet.

a "mismatching" of revenues and expenses (i.e., an acceleration of recognition of revenues relative to expenses).(69)

         Silverman was informed of these developments.

         Between April 9 and April 15 there was further investigation by Cendant financial personnel concerning the information Sabatino and Speaks had imparted on April 9. On April 14, Speaks and Sabatino signed affidavits attesting to the facts they had communicated to Monaco and Scott Forbes. See Appendix Exs. 37 and 38.(70)

--------------

(69) Speaks said he had preliminarily determined that this mis-matching had a multi-million dollar impact on earnings in 1997 and, if continued, would have a similar impact on 1998. Scott Forbes asked Speaks to perform an analysis showing what the impact on 1997 and 1998 would be if revenues and expenses were matched correctly and if there were no reclassifications of products as Speaks had described them.

(70) Speaks said that in the weeks prior to April 9, and especially when it became clear that Pember and then Corigliano were leaving CUC, he became increasingly concerned that he would be stuck with explaining to new Cendant financial management certain CUC policies and practices that he said Corigliano and Pember had directed him to follow. These included the revenue recognition practices discussed in his affidavit, as well as certain practices regarding the delayed booking of credit card "rejects" which he brought to Cendant's attention on April 14. These practices are discussed in detail in Sections X and XI of this Report.

      Speaks said he encouraged Pember to get Corigliano and Shelton to speak to new management about these issues and that Pember told him she had raised the subject with Corigliano and Shelton. Speaks said that when he saw nothing happening as a result of these efforts, he sent an e-mail to Pember on March 31 again raising his concerns. See Appendix Ex. 105.
                                                           (Footnote Continued)

VII. TOPSIDE ADJUSTMENTS TO CUC QUARTERLY FINANCIALS

         Unsupported topside adjustments were made at the CUC Corporate level during the consolidation of CUC's subsidiary reporting packages into quarterly consolidated financial reports. These adjustments were made to make the company's quarterly earnings appear to be higher than they actually were or to adjust certain balance sheet accounts to desired amounts. These entries were not recorded on any subsidiary's general ledger, which meant there was a discrepancy between the results CUC reported publicly and the results appearing on the company's books. The total cumulative adjustments to increase the nine-month income during each year of the Restatement Period were as follows:

                  1997:    $176 million
                  1996:     $87 million
                  1995:     $31 million(71)

         The circumstances under which these topside entries were made and their scope are described below.(72)

-------------------------------------------------------------------------------

      Speaks said shortly before he informed Monaco and Scott Forbes about various accounting practices, he spoke with Menchaca. According to Speaks, Menchaca did not appear to know or understand what Speaks was talking about, but was supportive and encouraged Speaks to tell new management whatever Speaks thought they needed to know.

(71) Sabatino said he could not recall any unsupported topside adjustments prior to 1995. He said he did not believe any unsupported topside adjustments were made while Bell was CFO, and he said it was Corigliano who first presented him with unsupported topside adjustments to be made.

     A.  The General Practice

         1.   Quarterly Topside Adjustments

         Sattler, whose tenure as Supervisor of Financial Reporting at CUC began in December, 1995, said she received instructions at each quarter-end to make topside adjustments to increase CUC income in the course of consolidation of the company's quarterly financial results. These adjustments were made by CUC at the corporate level, but not booked by Comp-U-Card, the division whose income results were adjusted. In addition, topside adjustments were made that impacted the balance sheet of Comp-U-Card and certain other subsidiaries, also without being recorded on the books of the affected business units.

         As discussed earlier, Sattler prepared the consolidating reports at each quarter end, and provided a printout of the reports to Kearney and Sabatino (and later Pember), one of whom then circulated the reports to Corigliano. Mills gave her quarterly consolidating reports to Sabatino, who said he gave them to Corigliano.

         Sattler was instructed to alter the revenues and/or expenses of the Comp-U-Card division in a revised consolidating

-------------------------------------------------------------------------------

(72) Topside adjustments are common at many corporations and do not suggest impropriety. For example, appropriate topside adjustments not pushed down to any subsidiary's general ledger include consolidation entries to record cash in transit and many other items. Appropriate topside entries pushed down to a subsidiary's general ledger include normal, recurring expenses that are paid at the corporate level and later allocated to the subsidiaries, such as income taxes.

spreadsheet. Sattler said that she always received her instructions from either Kearney, Sabatino or Pember, and was told the instructions had come from Corigliano. Mills said she was asked to make similar topside adjustments and received her instructions from Kearney and/or Sabatino. Both Kearney and Sabatino said they received their instructions from Corigliano.(73)

         The quarterly topside adjustments were made by manually adjusting the figures for particular business units (generally the Comp-U-Card division) in the consolidating spreadsheet.(74) Sattler explained that she would manually key the adjustment into the cell of her spreadsheet for the third month of the quarter in question (first, second and third quarter adjustments were made to the April, July and October sections of the spreadsheet, respectively). For example, if revenue for Comp-U-Card in a given quarter (as aggregated from the monthly reporting packages) was $100 million, and the instruction was to increase revenue by $60 million, Sattler would simply enter a "+60,000" in the spreadsheet cell (the spreadsheets were all done in thousands of dollars).(75) When the consolidating spreadsheet report was

--------------

(73) Kearney also said he occasionally received the instructions from Sabatino, but that he understood Sabatino to be acting on these occasions at the direction of Corigliano.

(74) The manual consolidation process as well as other matters are addressed in an Internal Control Supplement prepared by AA. See Appendix Ex. 128.

(75) While the adjustments were made to the April, July and October sections of the spreadsheet, the monthly close for any given month was not generally complete until
                                                           (Footnote Continued)
printed out, the revenue column for Comp-U-Card would appear as "$160,000," without showing the adjustment, although the "+60,000" would still appear in the cell in her computer. In this way, she was able to reconstruct, if necessary, what adjustments had been made.(76)

         Typically, Sattler was given handwritten instructions to increase revenues and decrease expenses. See, e.g., Appendix Exhibit 39. For example, for the first quarter of fiscal 1998 (ended April, 1997), she was given the following entries:

         Dr. Accounts Receivable                  $40,000,000
             Cr.  Revenue                                         $40,000,000
         Dr. Accounts Payable                      $7,444,000
             Cr.  Revenue                                         $7,444,000
         Dr. Accounts Payable                     $14,700,000
             Cr.  Marketing Expense                              $14,700,000

         The income effect of these entries was to increase revenues by $47,444,000 and decrease expenses by $14,700,000, for

-------------------------------------------------------------------------------

      approximately two weeks following the end of the month. Therefore, the topside adjustments were actually keyed into the spreadsheet in the beginning of the next month (May, August and November).

(76) AA took a number of forensic steps to confirm the quarterly income and balance sheet adjustments that had been made. These steps included obtaining the original reporting packages of the subsidiaries and Comp-U-Card division, comparing them with the consolidating Excel spreadsheets and observing the adjustments made in the spreadsheets themselves. These steps confirmed the information provided by Sattler and others who were invloved in making the adjustments.

an overall increase to income of $62,144,000. The monthly revenue for April was calculated in the formulas in the Excel spreadsheet by taking the year-to-date revenue amount at April 30, 1997 and subtracting out the monthly amounts for February and March. The year-to-date revenue amount typed into the spreadsheet was overstated by $47,444,000, thus overstating April revenue by the same amount. In the same manner, the monthly marketing expense was calculated by taking the year-to-date amount, which was understated by $14,700,000, and subtracting out the February and March amounts.(77)

         In certain quarters there would be no written instructions, but Kearney or Sabatino would orally convey instructions to add (for example) a "+60,000" to Comp-U-Card revenues and a "-20,000" to an expense line.

         Once the adjustments were made in this manner, they were incorporated into (but not disclosed in) the company's consolidated quarterly financial reports provided to the Board, and the consolidated financial results released to the public. The quarterly adjustments generally brought CUC's reported income results into line with analysts' expectations.

         Sattler said she was told, by Kearney and Sabatino, that Corigliano had directed the quarterly adjustments be made to

--------------

(77) Sattler also entered a corresponding "+40,000" in the cell for accounts receivable and a "-22,144" in the cell for accounts payable in her spreadsheet to account for the balance sheet impact of these adjustments.

conform CUC's reported financial results to Wall Street earnings expectations. She understood that there were specific analysts' target numbers for such things as EPS, revenue, expenses and the ratio of operating and marketing and G&A expense to revenues, and that each of the adjustments was calibrated to meet those targets.(78) Sattler said she understood that when receivables were increased topside to enable a credit to revenues, there was no actual receivable behind that adjustment and no actual service had been performed by CUC giving rise to the purported asset, i.e., the adjusted amounts were fictitious.(79)

         Sabatino said Corigliano gave him instructions to increase revenues by a specific amount and/or to decrease expenses by a specific amount in order to make up shortfalls between the actual results of the company and the results Wall Street was expecting. Sabatino said Corigliano knew where he wanted to be EPS-wise, and that his instructions regarding revenue and expense adjustments correlated with the analysts' revenue and expense expectations for CUC. Sabatino said that

--------------

(78) Sabatino explained that the need to keep the ratios of operating and marketing expenses to overall revenues constant was driven by Corigliano's expressed desires.

(79) Mills did not say she understood the adjustments to be unsupported. She said that although no one ever specifically told her the topside adjustments were designed to meet Wall Street expectations, she assumed that might have been one of the reasons because she noticed that after the quarterly adjustments CUC always issued an earnings report that essentially matched EPS targets.

Corigliano told him to make sure that the ratios of various expense categories (operating, marketing and G&A) to revenues remained consistent from quarter to quarter, although the particulars of how the expense reduction was to be allocated by category was generally left up to Sabatino, Kearney or Sattler.(80)

         Sabatino said he was not given factual substantiation or support for the topside adjustments. He said he recalled Corigliano saying that the adjustments could be rationalized as compensating for CUC's "soft closes," in that the quarterly results were only estimates and would have to be adjusted at year-end for certain accruals and other adjustments that should have been made in earlier periods. He also said that he recalled Corigliano saying that the subsidiaries were merely behind where they needed to be and would make up the difference by year-end.

         The income statement topside adjustments were always made solely to Comp-U-Card's results. Sabatino said there were two reasons for this. First, Comp-U-Card was the largest revenue-producing unit within CUC and adjustments of many

--------------

(80) Sabatino said he generally received these instructions from Corigliano orally, in face to face meetings, while they were reviewing the quarterly consolidating reports. Sabatino said occasionally Corigliano would jot some numbers down on a piece of paper to indicate the adjustments to be made, but this was rare and such writings were likely not kept (none were located in CUC's files during this investigation). Sabatino said that in some quarters, particularly if Corigliano was traveling at the time, Corigliano would convey his instructions for adjustments by telephone.

millions of dollars were less noticeable if made at Comp-U-Card than if made elsewhere. Second, Sabatino said that whereas E&Y compared the consolidated quarterly results of other subsidiaries to their original reporting packages during its quarterly reviews, it did not perform this exercise at Comp-U-Card. Sabatino said that Pember, while she was Controller of Comp-U-Card, made sure that E&Y did not receive the reporting packages or any trial balances at the quarters (containing unadjusted general ledger revenues and expenses) that might have been compared to the quarterly consolidating reports (containing the topside adjustments). Sabatino and Sattler said E&Y did receive the quarterly consolidating reports for the purpose of tying the consolidated number to the results reported in the Form 10-Q's.(81)

         Unsupported topside entries were also made to the balance sheet during the quarterly consolidation which had the effect of inflating the company's reported cash balance on its balance sheet. These adjustments were made generally at the same time as the income statement adjustments and as part of the same consolidation process. Like the income adjustments, the balance sheet adjustments were made by Sattler through manual adjustments to the quarterly sections of the consolidating spreadsheet.

--------------

(81) Sabatino could not say that Corigliano had specifically directed that the income adjustments be made exclusively at Comp-U-Card, although Sabatino said this was always assumed.

These balance sheet adjustments impacted the balance sheet only; there was no resulting inflation of income.

         Sabatino said the balance sheet adjustments were also directed by Corigliano, who explained to Sabatino that he never wanted cash to appear too low and never wanted receivables to appear too high (as the latter might imply a collectibility problem). As a result, adjustments were made to increase (debit) cash and decrease (credit) receivables, sometimes by as much as $200 million or more in a quarter, always at the Comp-U-Card division. Sabatino said the balance sheet target adjustments he was given by Corigliano were more general than the income statement adjustments; for example, he would be told the approximate amount that cash on the balance sheet needed to be for the quarter, and the particulars as to how this would be accomplished were left to Sabatino.(82)

         Topside balance sheet adjustments of generally lesser magnitude were made at other subsidiaries to the deferred membership income account. Sabatino said Corigliano viewed deferred membership income as denoting growth and that, for presentation purposes, Corigliano told him to make certain target adjustments to deferred membership income on a consolidated basis. As with the cash/receivables adjustments, Sabatino said he was given more general target

--------------

(82) Although the balance sheet topside adjustments were made in conjunction with the income statement topside adjustments, there was no numerical correlation between the two. However, to the extent the income adjustments created receivables on the balance sheet, this did affect the extent to which receivables were reclassified to cash on the balance sheet.

adjustments for deferred membership income as compared with the specific revenue adjustments Corigliano gave him. It was left up to Sabatino which subsidiaries' deferred membership income accounts would be adjusted.(83)

         An example of the balance sheet adjustments is the following, which Sattler made in early May, 1997 to CUC's April, 1997 balance sheet:

         Dr. Cash                           $88,000,000
             Cr. Receivables                     $88,000,000
         Dr. Receivables (NLG)               $8,000,000
             Cr. Def'd Memb. Inc. (NLG)           $8,000,000

         The impact of these adjustments on CUC's balance sheet, together with the adjustments to receivables and payables that were made as part of the income statement topside adjustments to the first fiscal quarter, was as follows (in 000's):

--------------

(83) Sabatino said the deferred membership income adjustments were made at subsidiaries other than Comp-U-Card because those adjustments would not affect the deferred income amortization "grids" that Comp-U-Card provided to E&Y at each quarter, which were complicated and required much work to prepare. These grids are discussed at greater length in Section X below.

                            Actual       Overstatement        Reported
                           Balance      (Understatement)      Balance
                           -------      ----------------      -------
Assets
     Cash                  724,164           88,000           812,164
     Receivables           633,253          (40,000)          593,253

Liabilities
     Payables              433,180          (22,144)          411,036
     Def'd Memb. Inc.      689,594            8,000           697,594

         As a result, the quarterly balance sheets provided to the Board and the public showed a cash balance greater than the company actually had.

         2.   Reversals of Topside Adjustments
              and Subsequent Cumulative Adjustments

         After the quarterly topside adjustments to income were made, they were generally reversed in the first month of the next fiscal quarter. Sattler would manually accomplish this by making a reversing entry in the Excel spreadsheet. In the example cited above, if the first quarter adjustment to income for Comp-U-Card was "+60,000," then in the first month of the second fiscal quarter (e.g., May) an entry of "-60,000" would be made, so that the unadjusted results of Comp-U-Card shown on the spreadsheet now matched what was on Comp-U-Card's books.(84) Then, at the close of the second quarter (July), Sattler would receive instructions to make a new set of topside adjustments which would

--------------

(84) Even though Sattler did not always input Comp-U-Card's results in her spreadsheet on a monthly basis, if the month happened to be the first month after the prior quarter, she generally would enter the reversing entry for Comp-U-Card in that month. In the example in the text, the Comp-U-Card column for May would include the "-60,000," and otherwise would be empty.

incorporate the prior quarter's adjustment (the "+60,000"), plus whatever adjustments were being made to the second quarter's results. For example, if Comp-U-Card's second quarter income was increased topside by $60 million above actual results, the topside entry made at the close of the second quarter in July would be "+120,000," representing the cumulative year-to-date topside increases to income. The "+120,000" would then be reversed in the first month of the third fiscal quarter (August) by entering "-120,000" into the spreadsheet, and if another $60 million was added through topside adjustments to third quarter income, the cumulative topside entry made to the final month of the third quarter (October) would be "+180,000."(85)

         Sattler said she understood the reason she was asked to reverse the prior quarters' topside entries at the beginning of each new quarter was to enable her superiors (Corigliano, Pember, Sabatino) to see CUC's actual, unadjusted results in order to accurately gauge the extent to which CUC's actual performance was meeting Wall Street expectations. Sabatino said there were two

--------------

(85) Unlike the income statement adjustments, the balance sheet adjustments were self-correcting. When Sattler entered the next month's financial information from the subsidiaries' reporting packages and generated a consolidating balance sheet, that balance sheet would automatically reflect actual cash balances. In order to retain the adjusted balance sheet figures from the prior quarter, Sattler would have had to carry forward the prior quarter's balance sheet adjustments and enter them again in the next month, which she did not do. By not carrying these adjustments forward in the following month, the adjustments were effectively reversed in that month.

reasons for what he termed the "cleansing" of the prior topside adjustments through reversing entries, which he said he instructed Sattler to make. First, he said he wanted Corigliano to see, at each quarter, the magnitude of the cumulative topside entries that had been made to that point. Second, Sabatino said it was important to maintain the "integrity" of the consolidating statements so that they could be reconciled to the company's actual books at any given point in time. If too many topside adjustments were made and not reversed, he explained, it became too difficult and cumbersome to keep track of them so as to be able to reconcile the consolidating statements to the actual general ledger.

         Each quarter, Sattler prepared a separate "P&L Reconciliation" worksheet which compared the year-to-date revenues and expenses for Comp-U-Card as reported on the general ledger (and after adjustment for proper accruals), to the topside adjusted year-to-date results for Comp-U-Card. The difference between the two figures was listed in a column entitled "Reserves." See Appendix Ex. 40. Sattler said "that was the word that was always used for these adjustments." Sabatino said the term "Reserves" in this worksheet referred to "topside reserve reversals" and was "just a name put on it." A document downloaded from Pember's computer indicates that "Reserves are being managed to meet quarterly targets." Appendix Ex. 41.

         In the fourth quarter of each fiscal year, all of the first three quarters' topside adjustments were reversed, and adjusting entries -- including reversals of merger and other reserves into income -- were then made to the general ledgers of the company in order to make up the shortfall in income between actual and reported results. The manner in which this was accomplished is discussed in later sections of this Report.

     B.  Unsupported Topside Adjustments Made During 1997

         1. Topside Adjustments to Income Statement and Balance Sheet in the First Three Quarters of Fiscal Year Ended January 31, 1998

         The cumulative impact of the 1997 quarterly adjustments was to increase reported pretax income by $176 million for the nine months ended October 31, 1997. A summary of these adjustments appears as follows:

                           Quarter        Cumulative        P&L Impact
                           -------        ----------        ----------
         Apr-97

              Revenue      $47,444          $47,444
              Expense     ($14,700)        ($14,700)          $62,144
                           -------
                           $62,144

         Jul-97

              Revenue      $57,556          $105,000
              Expense     ($ 3,300)        ($ 18,000)        $123,000
                           -------
                           $60,856

         Oct-97

              Revenue      $44,000          $149,000
              Expense     ($ 9,000)        ($ 27,000)        $176,000
                           -------
                           $53,000

         The above adjustments essentially brought CUC's net income per share into line with Wall Street analysts' expectations. For example, the company's actual first quarter net income was $32,068,000, or 8(cent) per share, after appropriate accruals. Most analysts' expectations for the quarter were in the 17(cent)-18(cent) range.(86) The topside adjustments made in May, 1997 to April, 1997 income, which Sabatino said were directed by Corigliano, increased Comp-U-Card income by $62,144,000 (or 9(cent) per share after tax), bringing CUC's net income per share for the first quarter to 17(cent).(87)

         Similarly, CUC's second quarter net income, per the reporting packages, as adjusted for supported accruals, was $54,670,000, or 13(cent) per share. Analysts' second quarter earnings expectations for CUC ranged from 21(cent)-25(cent).(88) According to

--------------

(86) The following are various analysts' projections for the company's first fiscal quarterly net income per share:

      Analyst                 Date of Report           EPS Forecast
      -------                 --------------           ------------

      Morgan Stanley             3/12/97                   $0.17
      Smith Barney               3/12/97                   $0.17
      Robertson Stephens         4/7/97                    $0.17
      Cowen & Co.                4/21/97                   $0.18
      Alex Brown                 4/9/97                    $0.18
      Paine Webber               4/15/97                   $0.21
      Goldman Sachs              3/14/97                   $0.17
      Furman Selz                3/12/97                   $0.17
      Hambrecht & Quist          3/12/97                   $0.17

(87) For a detailed breakdown of the 1997 first quarter adjustments, see Appendix Ex. 42.

(88) The following are various analysts' projections for the company's second fiscal quarterly net income per share:

      Analyst                 Date of Report            EPS Forecast
      -------                 --------------            ------------

      Smith Barney               5/28/97                   $0.21
      Robertson Stephens         7/15/97                   $0.25
      Cowen & Co.                5/28/97                   $0.21
      Paine Webber               7/31/97                   $0.25
                                                           (Footnote Continued)

Sabatino, Corigliano gave the instruction to increase CUC's second quarter revenues by $57,556,000 and decrease expenses by $3,300,000.(89) In August Sabatino instructed Sattler to increase Comp-U-Card's July revenues by $105,000,000 ($47,444,000 carried over from the first quarter + $57,556,000)(90)
and decrease expenses by $18 million ($14,700,000 carried over from the first quarter + $3,300,000 million) for a total cumulative year-to-date increase of $123 million in pretax income as of the second quarter. The effect of the second quarter adjustments on net income for the second quarter was to increase income by $60,856,000 (or 9(cent) per share after tax), bringing second quarter net income per share up to 22(cent).

-------------------------------------------------------------------------------

      Furman Selz                6/6/97                    $0.21
      Hambrecht & Quist          5/29/97                   $0.21

(89) For a detailed breakdown of the 1997 second quarter adjustments, see Appendix Ex. 42.

(90) The second quarter adjustment actually increased revenues by only $97,556,000 ($57,556,000 for the second quarter + $40,000,000 which had been reversed in the May section of the consolidating spreadsheet). However, $7,444,000 of the first quarter adjustments had never been reversed, thus as of the end of the second quarter, there was a total increase in revenues of $105,000,000. Sattler recalled that $7.4 million of the first quarter's topside adjustments was not reversed, because she thought this was an entry that was supposed to be booked by Comp-U-Card division. She is not sure what happened to the $7.4 million or why it was not booked by Comp-U-Card. In any event, the $7.4 million was reversed in early September, after the August monthly close, when Sattler reversed the cumulative topside adjustments through the second quarter.

         Finally, CUC's third quarter net income, as adjusted for supported accruals, was $68,161,000 or 16(cent) per share, compared with analysts' expectations which were mostly in the 23(cent)-24(cent) range.(91) According to Sabatino, Corigliano instructed that third quarter revenues be increased by $44 million and expenses be decreased by $9 million. In November, Sattler then made topside adjustments to the October section of the consolidating spreadsheet by increasing Comp-U-Card's revenues by $149 million ($105 million carried over from the prior two quarters + $44 million) and decreasing its expenses by $27 million ($18 million carried over from the prior two quarters + $9 million) for a total increase of $176 million in pretax income cumulatively for the year to date. The net effect of these adjustments was to increase third quarter pretax income by $53 million (or 7(cent) per share after tax), bringing third quarter net income per share up to 23(cent).(92)

--------------

(91) The following are various analysts' projections for the company's third fiscal quarterly net income per share:

      Analyst                 Date of Report            EPS Forecast
      -------                 --------------            ---'---------

      Morgan Stanley             9/5/97                    $0.23
      Smith Barney               9/5/97                    $0.23
      Robertson Stephens         9/4/97                    $0.24
      Paine Webber               9/3/97                    $0.28
      Furman Selz                10/28/97                  $0.23
      Hambrecht & Quist          9/5/97                    $0.23

(92) For a detailed breakdown of the 1997 third quarter adjustments, see Appendix Ex. 42.

         In early January, 1998, after the December monthly close, Sattler reversed all of the cumulative topside quarterly adjustments to income that were made in 1997.(93) These reversals were made in the December section of the consolidating spreadsheet.

         CUC also made balance sheet adjustments throughout the first three quarters of fiscal 1998 as described above. For example, in early November, Sattler made the following adjustments to the October, 1997 Comp-U-Card division, and other subsidiaries,' balance sheets:

--------------

(93) According to Sattler and Sabatino, while CUC typically reversed the prior quarter's topside entries in the first month of the following quarter, CUC was busy during November, 1997 converting its quarterly financial results from a fiscal to a calendar year for restatement in a form 8-K (discussed below). Therefore, the third quarter income adjustments were not reversed until the December consolidation figures were being prepared in early January, 1998.

         Dr. Cash                              $200,000,000
             Cr. Receivables                         $200,000,000
         Dr. Receivables                        $75,000,000
             Cr. Cash                                 $75,000,000
         Dr. Receivables (NLG)                  $13,000,000
             Cr. Def'd Memb. Inc. (NLG)               $13,000,000
         Dr. Payables                           $50,000,000
             Cr. Receivables                          $50,000,000
         Dr. Receivables (NAOG)                  $5,000,000
             Cr. Def'd Memb. Inc. (NAOG)               $5,000,000
         Dr. Receivables (Getko)                 $5,000,000
             Cr. Def'd Memb. Inc. (Getko)              $5,000,000
         Dr. Receivables (CUC Europe)            $2,000,000
             Cr.  Def'd Memb. Inc.                     $2,000,000
             (CUC Europe)

         The impact of these adjustments on the company's balance sheet (in conjunction with the income statement adjustments) as of October 31, 1997 was (in 000's):(94)

--------------

(94) For a complete summary of the 1997 quarterly income and balance sheet adjustments, see Appendix Ex. 43.

                           Actual       Overstatement         Reported
                           Balance     (Understatement)       Balance
                           -------     ----------------       -------
Assets
     Cash                  861,892          125,000           986,892
     Receivables           687,415           (1,000)          686,415

Liabilities
     Payables              540,819          (77,000)          463,819
     Def'd Memb. Inc.      698,234           25,000           723,234

         2.   Unsupported Entries to CUC Calendar
              Quarter Figures for 1997 Which Were
              Contained in January 29, 1998 Form 8-K

         As a result of the merger between CUC and HFS, CUC was required to report its 1997 quarterly results on a calendar basis, which it did in a Form 8-K dated January 29, 1998. In doing so, CUC booked certain additional unsupported topside adjustments (the "calendar adjustments").

         To facilitate the conversion to a calendar year, Sattler created a new consolidating spreadsheet structured much the same as the one she had previously been using. In November or early December, Sattler copied the information for the months of February through October from the old fiscal year spreadsheet into the new calendar year spreadsheet. For reasons discussed earlier, Sattler often did not input Comp-U-Card's monthly reporting package results into her consolidating spreadsheet for months which were not quarter ends, including February, March, May and June of 1997. The individual months' results for Comp-U-Card were later filled in for these months from the original (unadjusted) reporting packages. In addition, the months of April and July, which had previously included three months of earnings for Comp-U-Card, were changed to include only the results from those respective months (including the topside adjustments made to those months). The quarterly income and balance sheet adjustments (and the reversals of the same) which had been made at earlier points in 1997, as described above, thus remained part of the new spreadsheet.

         Because January, 1997 was to be included in the December 31, 1997 financial statements, Sattler also created a new section for January at the top of the new calendar spreadsheet. She obtained the results for January from the various January 31, 1997 year-end subsidiary reporting packages, including the one for Comp-U-Card which included a number of unsupported revenue and expense adjustments to the general ledger made at the January 31, 1997 fiscal year-end.

         Sattler then reversed her previous reversals of the first and second quarter topside adjustments, which totaled $123 million.(95) By reversing the reversals of the topside adjustments, the figures for CUC for the nine calendar months included the effect of the first and second quarter topside adjustments ($123 million in income).(96)

         As a result of the $123 million in topside adjustments made to April and July, 1997, the new calendar quarters were

--------------

(95) In May and August, 1997, Sattler had reversed the topside adjustments originally made to the April and July, 1997 Comp-U-Card results.

(96) This $123 million adjustment is reflected on a document prepared by Sabatino relating to the calendar adjustments. See Appendix Ex. 44. Sabatino identified the handwriting on the document as Corigliano's.

skewed and showed incongruous quarterly performance.(97) In an effort to "smooth" the results of the new calendar quarters and portray the company's earnings as steadily increasing throughout the calendar quarters to be shown in the 8-K, CUC made certain unsupported topside adjustments in November, 1997. Calendar adjustments were input in each of the months of January through September. The topside income adjustments remained in place for the months of April and July, and calendar adjustments were then input on top of the topside adjustments.(98)

         Sabatino said that he prepared a number of spreadsheets to determine the necessary amounts of each month's calendar

--------------

(97) This incongruity is demonstrated in Appendix Ex. 45. As Appendix Ex. 45 shows, the company's reported (albeit adjusted) fiscal quarterly results depict an apparently healthy upward trend from quarter to quarter with reported earnings gradually rising from $108,979,000 in the first fiscal quarter to $143,096,000 in the second fiscal quarter and then to $162,002,000 in the third fiscal quarter. In contrast, the calendar quarters for 1997 (prior to the calendar adjustments) depicted a downward-sloping line from quarter to quarter with reported earnings beginning at $132,073,000 in the first calendar quarter and then falling to $113,369,000 in the second calendar quarter and then to $49,850,000 in the third calendar quarter.

(98) In June, 1997, Sabatino had sent Corigliano a memorandum showing how the reported results for the fiscal quarter ended April 30, 1997 compared with the results for the calendar quarter ended March 31, 1997, depending on whether the topside adjustments made in April, 1997 were included in the March 31 quarter. See Appendix Ex. 46. Sabatino said that Corigliano had asked for this information to evaluate the impact of the change in accounting year on CUC. Sabatino stated that the adjustments he was referring to in the memorandum to Corigliano were the unsupported topside adjustments to income made in April, 1997.

adjustment, and generally supervised these adjustments in consultation with Pember and Corigliano.(99) The calendar adjustments for April and July were booked in addition to the 1997 quarterly adjustments which had previously been booked in those months, as described above. The figures for the remainder of the months had not previously been adjusted prior to the calendar adjustments.(100)

         The first quarter calendar adjustment (combining the January, February and March adjustments) amounted to a net decrease of $7,937,000 in income, bringing EBIT to $124,136,000. The second quarter calendar adjustment (combining the April, May and June adjustments) amounted to a net increase of $39,462,000 in income, bringing EBIT to $152,831,000. Finally, the third quarter calendar adjustment (combining the July, August and September adjustments) amounted to a net increase of $93,300,000 in income, bringing EBIT to $148,170,000.(101) Had the calendar adjustments not been made, the EBIT results for the first three quarters would have been $132 million, $113 million and $50 million, respectively.

--------------

(99) For an example of one iteration of the spreadsheet which Sabatino created and modified throughout November, 1997, to determine the calendar adjustments, see Appendix Ex. 47.

(100) As described above, the May and August figures were "adjusted," but only to reverse the April and July adjustments.

(101) For a detailed breakdown of the calendar adjustments, see Appendix Ex. 48.

         In January, 1998, as part of her normal process of reversing topside entries at year-end, Sattler reversed all of the calendar adjustments and all of the quarterly topside adjustments in the December section of the new calendar spreadsheet, except for the January calendar adjustment, which had increased January, 1997 income by $22,033,000. Sattler said that she did not reverse the January calendar adjustment because she was never told to reverse it and she never thought it was necessary to do so as it was not originally part of the fiscal year to which the fiscal 1998 topside adjustments had been made. She said that this $22 million calendar adjustment which was not reversed, together with other unsupported adjustments made to Comp-U-Card's books at January 31, 1997, contributed to a skewed January, 1997 Comp-U-Card income figure which, as discussed above, E&Y questioned and was unable to confirm was reasonable.

     C.  Unsupported Topside Adjustments Made in 1996

         Unsupported topside adjustments to the income statement and balance sheet were also made in 1996.(102) The cumulative income impact of these adjustments was to increase reported pretax income by $87 million for the nine months ended October 31, 1996. A summary of these adjustments appears as follows:

--------------

(102) For a complete summary of the income statement and balance sheet adjustments in fiscal 1996, see Appendix Ex. 49.

                            Quarter        Cumulative     P&L Impact
                            -------        ----------     ----------
         Apr-96
            Revenue         $15,000         $15,000
            Expense        ($27,195)       ($27,195)        $42,195
                            -------
                            $42,195

         Jul-96
            Revenue         $16,700         $31,700
            Expense        ($23,650)       ($50,845)        $82,545
                            -------
                            $40,350

         Oct-96
            Revenue        ($17,907)        $13,793
            Expense        ($22,312)       ($73,157)        $86,950
                            -------
                            $ 4,405

         The increases to net income per quarter from these adjustments (excluding merger-related costs) were as follows (numbers do not necessarily add up due to rounding): (103)

                Unadjusted EPS          EPS Adjustment        Reported EPS
                --------------          --------------        ------------
         Q1          $0.11                   $0.13                $0.25
         Q2          $0.16                   $0.08                $0.24
         Q3          $0.17                   $0.01                $0.18

         In November, 1996, the first month after the end of the third quarter, all of the fiscal 1997 quarterly topside income adjustments were reversed, as a result of which the actual year to date results of the company matched what appeared on Sattler's consolidating spreadsheets. However, to make up for the reversal of $87 million of topside adjustments, CUC had to make other

--------------

(103) See Appendix Ex. 50.

unsupported adjustments to its books which are described later in this Report.

         As can be seen from the above, the quarterly topside adjustments made in fiscal 1997 boosted income primarily by decreasing expenses ($73 million) as opposed to increasing revenues (only $14 million). In contrast, of the $176 million in quarterly topside adjustments in fiscal 1998, the majority of the income impact ($149 million) came from increasing revenues as opposed to decreasing expenses ($27 million). As will be seen later in this Report, the unsupported adjustments made at January 31, 1997 and December 31, 1997, which were made following the reversal of the topside adjustments, generally followed these respective patterns.

         In fiscal 1996, CUC also made balance sheet adjustments at each quarter in the same manner as in 1997.

     D.  Unsupported Topside Adjustments Made in 1995

         Topside adjustments to the income statement and balance sheet were also made in 1995.(104) Throughout most of fiscal 1996 the consolidation process was performed by Mills, until she was replaced by Sattler in December, 1995. Mills reported directly to Kearney, who reported to Sabatino.

         Unsupported topside adjustments were made to increase reported pretax income by $31 million cumulatively for the nine

--------------

(104) For a complete summary of the income statement and balance sheet adjustments in fiscal 1995, see Appendix Ex. 51.

months ended October 31, 1995.(105) A summary of these adjustments appears as follows:

                             Quarter       Cumulative       P&L Impact
                             -------       ----------       ----------
         Apr-95

            Revenue          $ 4,500         $ 4,500
            Expense         ($13,807)       ($13,807)        $18,307
                             -------
                             $18,307

         Jul-95

            Revenue         ($ 4,500)           -
            Expense         ($17,493)       ($31,300)        $31,300
                             -------
                             $12,993

         Oct-95

            Revenue         ($15,833)       ($15,833)
            Expense         ($15,033)       ($46,333)        $30,500
                             -------
                            ($   800)

         The increases to net income per quarter (excluding merger-related costs) from these adjustments were as follows (numbers do not necessarily add up due to rounding):(106)

                  Unadjusted EPS         EPS Adjustment          Reported EPS
                  --------------         --------------          ------------
         Q1            $0.19                  $0.09                  $0.29
         Q2            $0.16                  $0.04                  $0.21
         Q3            $0.22                  $0.00                  $0.22

         In November, 1995, the first month after the end of the third quarter, all of the fiscal 1996 quarterly topside income

--------------

(105) Mills could not recall any explanations she was given for the adjustments she was asked to make. She said her recollection of these matters was not good.

(106) See Appendix Ex. 52.

adjustments were reversed, as a result of which the actual year to date results of the company matched what appeared on Mills' consolidating spreadsheets. However, to make up for the reversal of $31 million of topside adjustments, CUC had to make other unsupported adjustments to its books which are described later in this Report.

     E.  Other Information Pertaining to
         Knowledge of the Unsupported Topside Entries

         No one has stated that persons other than those referred to above knew of any unsupported quarterly topside adjustments. The persons identified in this Section who have admitted knowledge that unsupported topside adjustments were made have not stated that any of the senior executives other than Corigliano was aware of the adjustments. All of the senior executives of CUC denied knowing of the unsupported topside adjustments.

         No information has been obtained that anyone at the company other than the Stamford accounting personnel saw or received the consolidating reports which contained the unsupported topside adjustments, or the consolidating reports which contained the original unadjusted results.(107)

--------------

(107) Shelton received the monthly reporting packages described elsewhere in this Report for Comp-U-Card and many of CUC's subsidiaries, including all of the major business units. The reporting packages which Shelton received in 1997 might have alerted him to the fact that the reported quarterly results substantially exceeded the actual results of the business units. Shelton has denied reaching any such conclusion based on his review of the reporting packages or
                                                           (Footnote Continued)

         As stated at the outset of this Report, several persons who it is believed have highly relevant information have not been interviewed, principally Pember and Corigliano. Pember has declined to be interviewed and Corigliano agreed to be interviewed subject to conditions which were not appropriate. Corigliano has stated to the Cendant Board of Directors in writing that he never knowingly engaged in any accounting or other financial wrongdoing or irregularity or advised or assisted anyone else to do so. All of those persons who have said that Corigliano had knowledge of the topside adjustments have admitted their own participation in those irregularities and others.

         Had we been able to interview Pember and Corigliano, they might have contradicted statements made about them by others, provided explanations for their actions, indicated the extent, if any, to which they acted at the direction or with the knowledge of others or generally provided additional information relevant to an understanding of the matters investigated.

-------------------------------------------------------------------------------

      that the reporting packages that he received would have enabled him to do so.

VIII. IRREGULARITIES INVOLVING REVERSALS OF
      MERGER RESERVES INTO INCOME

      A. General Accounting Rules for Proper Establishment and Utilization of Pooling and Purchase Reserves

         Two basic methods are used to account for business combinations: pooling-of-interests and purchase methods.

         In the pooling-of-interests method, the transaction is viewed as a merger of the ownership interests into a single entity. The assets and liabilities of the constituent companies are carried forward at their previously recorded amounts and the reported incomes of the enterprises, before and after the date of the transaction, are combined.

         In the purchase method, the combination is viewed as one company acquiring another. The purchase price of the acquired company is allocated to the net assets obtained, and the incomes of the entities are combined only for the periods after the acquisition date. The assets of the acquired company are typically revalued to the current fair market value and the combined company usually will record a new asset, called goodwill, representing the excess of purchase price over the fair value of the assets acquired. The goodwill asset will then be amortized, over its estimated useful life, as a reduction to income on a prospective basis.(108)

--------------

(108) The principal guidance on the accounting for the aforementioned types of business combinations can be located in the following publications that have been promulgated by
                                                           (Footnote Continued)

         A business combination often leads to provisions for restructuring charges ("merger reserves"). Merger reserves are generally intended to cover one-time, merger-related costs such as professional fees, anticipated losses on asset impairments and disposals, costs to consolidate, relocate or eliminate redundant operations and provisions for termination of employees. Merger reserves are to be recorded as a one-time charge to a company's income statement in the year that the merger occurs. The charge is generally recorded and labeled as a special or unusual charge in the combined company's financial statements. For a pooling-of-interests the typical journal entry to record a merger reserve would be:

         Dr. Special Merger Charge (Income Statement Expense)
             Cr. Reserve (Balance Sheet Liability)

         This produces a negative impact to income in the year recorded.

         Under the purchase method the typical journal entry to record goodwill would be:

-------------------------------------------------------------------------------

      the standard-setting organizations of the accounting profession:

      o     Accounting Principles Board Opinion No. 16: Business Combinations;

      o Emerging Issues Task Force Issue 94-03: Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity ("EITF 94-3");

      o Emerging Issues Task Force Issue 95-03: Recognition of Liabilities in Connection with a Purchase Business
                                                           (Footnote Continued)

         Dr. Goodwill (Balance Sheet Asset)
             Cr. Reserve (Balance Sheet Liability)

         There is no immediate income statement impact from such an entry, as goodwill is amortized prospectively as an expense in a company's income statement over a period not to exceed forty years.

         The establishment of provisions for merger reserves is subject to the use of estimates. Actual merger-related costs may differ from initial estimates.

         In the case of a business combination accounted for as a pooling, any material excess of the estimate for merger reserves should be reversed to the initial merger expense line item on a company's income statement in the period the reversal occurred. For example, to reduce an excess merger reserve the appropriate entry would be:

         Dr. Reserve (Balance Sheet)
             Cr. Special Merger Charge (Income Statement)

         Although such an entry produces a positive impact to income in the year recorded, the reason for that impact will be understood by the readers of the financial statements.

         In the case of a business combination accounted for as a purchase, after a one-year period, excess or shortages in the merger reserves should be reflected in a company's income statement.

-------------------------------------------------------------------------------

      Combination ("EITF 95-3").

         If excess provisions are identified within a one-year period, an adjustment to goodwill is required. For example, to reduce an excess merger reserve the appropriate entry would be:

         Dr. Reserve (Balance Sheet)
             Cr. Goodwill (Balance Sheet)

         There is no income statement impact from such an entry.

         For both methods any material modifications to previously established reserves should be disclosed in the footnotes to the financial statements.

         As discussed below, CUC improperly reversed merger reserves into income during the Restatement Period.

     B.  Improper Reversals of $115 Million of Merger
         Reserves Into Income at December 31, 1997

         In January, 1998, CUC reversed approximately $115 million of previously established merger reserves into operating income for the year ended December 31, 1997, without factual justification or support and without disclosure that it had done so. Approximately $63 million of previously established Ideon reserves were reversed into income; approximately $37 million of Cendant reserves were reversed into income; and approximately $15 million of other merger reserves were reversed into income. The details and mechanics of these merger reserve reversals are described below.

         1. Reversals of $55 million of Reserves into Comp-U-Card Division
            Income

         Around January 15, 1998, Pember told Speaks that he would need to find a home for an additional $55 million to be added to the Comp-U-Card division's calendar 1997 income. More specifically, he was instructed to find a home on Comp-U-Card's books for about $48 million in additional revenues and $7 million in reduced expenses. Speaks was told that to offset this additional $55 million in income he would need to reverse $36 million in Ideon reserves and $19 million in Cendant reserves that existed on Comp-U-Card's general ledger (the actual breakdown proved to be closer to $34 million and $21 million).

         By the time Pember called him to carry out this task, Speaks had already submitted his year-end financial reporting package to Sattler. He told Pember it would be difficult to make the entries necessary to accomplish this result without making them stick out for the auditors. Speaks asked Pember for suggestions on how to book the entries and she provided him guidance. Eventually he was able to find a home for $48,446,000 in increased revenue and $7,000,000 in decreased expenses to be offset against the merger reserves, for a total of $55,446,000 in additional income (a document prepared by Speaks in April, 1998, and provided to Scott Forbes, summarizes the breakdown of the additional $48 million in revenue and $7 million in decreased costs) (Appendix Ex. 53).

              a.   Reversals of $40.3 million in Reserves
                   Directly to Comp-U-Card Division Income

              Friday, January 16, 1998

         As the first step, Pember instructed Speaks to decrease (debit) the Ideon reserve by $19.6 million and to decrease the Cendant reserve by $20.7 million, for a total of $40.3 million in reserve reversals. Her instructions are reflected in a one-page handwritten memorandum, which she gave him at a meeting in

Trumbull on Friday, January 16, 1998, which in relevant part indicates that Speaks would need to "bring into revenue" $33.3 million and "reduce costs" by $7 million (total $40.3 million increase in income), and to offset this increased income by reducing the Ideon reserve by $19.6 million and reducing the "HFS [Cendant] reserves" by $20.7 million (total $40.3 million). See Appendix Ex. 54.(109) The instructions further indicated that $48.4 million of the Ideon reserves were to be transferred to various intercompany accounts. Speaks said that he was skeptical about the purpose of these instructions but he did not challenge them at the time. He said Pember told him to just get it done.

         The mechanics of the above entries were then left to Speaks to carry out. Speaks created a spreadsheet containing seven pages of improper journal entries, 105 individual entries in total, that he had determined would be made in order to carry out Pember's instructions. See Appendix Ex. 55.

         After preparing these journal entries Speaks then prepared a four-page "Balance Sheet Analysis" dated "January 17, 1998 1:17 a.m." See Appendix Ex.
56. Speaks said that this document, which he did not complete until after 1 a.m. that Friday night, showed the general ledger account balance as of January 16, 1998, before recording the unsupported entries. For example, the "current balance" in general ledger account 23335 --

--------------

(109) Speaks verified that the handwriting on this document is Pember's and that she gave the memo to him.

the Ideon reserve -- was $64,268,462.(110) Speaks said the purpose of this analysis was to help him keep track of the account balances after the various Pember-directed entries were recorded.

                   Saturday, January 17, 1998

         On Saturday, January 17, the 105 entries were posted to the general ledger. While the entries were manually entered on that day, they were backdated to be recorded within the general ledger activity for the 1997 calendar year (e.g., August, 1997, September, 1997, etc.).

         On Saturday morning, the 17th, Speaks asked Bruce Tolle, the general ledger supervisor (who said he was in the office to work on other business), to post to the general ledger the 105 entries that Speaks had created the day before. Speaks told Tolle that the directive to post these entries had come from Pember, and Speaks gave Tolle the specific entries to be made. Tolle could not recall if Speaks gave him a hard copy of the actual journal entry forms or if he told Tolle that the entries were on a shared directory (a common hard drive) that he could access from his own computer to print out. In any event, Tolle took the hard copies of the entries, manually filled in the journal entry number, and keyed in the entries manually into the

--------------

(110) This number is very close to the analysis of this account prepared on January 9, 1998 by Eva Viniczay which lists the account balance as $64,258,000, a $10,000 difference. See Appendix Ex. 15.

general ledger. Tolle also stamped "posted" on all the journal entry forms. This took about three hours.

         Through a series of 92 individual "post-close" entries numbered 82-173, Tolle debited (decreased) the Ideon reserve account (No. 23335, or the "35" account) by $19.6 million and debited (decreased) the Cendant reserve account (No. 23333, or the "33" account), by $20.7 million for a total debit of $40.3 million, consistent with Pember's instructions to Speaks. This series of entries also reflected corresponding credits to various revenue or expense accounts of Comp-U-Card division totaling $40.3 million, also consistent with Pember's instructions to increase the division's income by that amount. See Appendix Ex. 57.

         Speaks said that initially he prepared the entries in rounded amounts (e.g., $5 million each), but Pember told him that was not the right approach. He then went back and prepared most of the entries in non-rounded numbers, including pennies, and for relatively small amounts, all less than $3 million. An example is journal entry number 82, which reverses $249,512.54 of the Cendant reserve (the "33" account) into a revenue account at the Comp-U-Card division (Sears Service Fee income), as follows:

         Dr. Cendant reserve                 $249,512.54
             Cr. Sears Service Fee Income          $249,512.54

         The entry was posted to the general ledger for the month of October, 1997.

         At his interview, Tolle said he did not know what income earned from "Sears Service Fee" (marketing of CUC products to Sears credit card holders) could have come from debiting a merger reserve account. Tolle, an experienced accountant, could not explain, even conceptually, how it would be logical to debit a merger reserve account and credit Sears Service Fee revenues. At the time he did it, however, he said he was so busy just keying in the numerous entries that he did not consider the logic of the entries.

         By way of further example, journal entry number 98 reflects that the Ideon reserve ("35" account) was debited, and certain Comp-U-Card division expenses in October, 1997 were credited (decreased), as follows:

         Dr. Ideon reserve                  $401,311.52
             Cr. Free Weekend Night               $401,311.52

         Tolle said that conceptually one might credit expense and debit merger reserve at year-end if it were determined that a particular payment made during the course of the year could have been, but was not, charged against the reserve rather than as an expense (e.g., if a payment were credited to cash and debited to expense and could have been taken against the reserve, it would be appropriate to reduce both the reserve and expense accounts at year-end). However, he said he was aware of no backup indicating that this was the case with this entry (or any of the other credits to expenses that he input). He did say that he had not focused on the fact that a merger reserve was being debited, and that he had had a vague understanding at the time that perhaps a membership cancellation reserve was being debited because of a determination by someone that it was overstated.

         Tolle never totaled the amount of journal entries, but he did notice that they were favorable to the income statement.

         Although all of the above entries were posted on January 17, Tolle backdated them (per Speaks' instructions) to the months of October, November and December, 1997. Tolle was given no explanation for the backdating nor did he ask for one. Speaks said the entries were backdated at the direction of Pember. He explained that the entries were bunched into October, November, and December, 1997 because E&Y had already been given a trial balance through September, 1997, so making the changes for months prior to October would have raised a red flag for the auditors.(111)

         Tolle thought that these journal entries were unusual for a number of reasons: (1) he did not typically key journal entries into general ledger accounts; instead, journal entries are typically keyed into the general ledger by staff accountants;

--------------

(111) Speaks said that Pember became upset when she learned that he had provided the September 30, 1997 trial balance to E&Y because it effectively precluded Comp-U-Card from spreading the revenue adjustments back to earlier periods. As a result, Speaks acknowledged, there was a substantial gap (approximately $170 million) between the revenue amounts shown for Comp-U-Card on its year-end financial reporting package for the first three quarters of fiscal 1998 (which did not include the quarterly topside adjustments discussed earlier in this Report), and the amounts for that same period reflected on the topside-adjusted consolidating reports prepared by Sattler during the year. Included among the materials provided by E&Y were both the quarterly consolidating reports and the year-end Comp-U-Card reporting package. See Appendix Ex. 58. Rabinowitz and Wood of E&Y said that they do not recall being aware of the gap.

(2) the large total dollar amounts involved; (3) the backdating of the entries; and (4) the increases in revenue were not in the company's primary membership product lines (e.g., Privacy Guard), but occurred in generally low volume non-membership products (e.g., Sears Service Fee Income).(112) He said that the auditors would typically not be as interested in adjustments affecting the latter types of products.

         Tolle told no one else about these entries. He said they would not have come to anyone's attention in their normal course of business because they were done "post-close" to affect the prior year's books, and hence would not appear in any financial reports going forward.

                   b. $3 million Re-establishment of Ideon Reserve

         Pember's handwritten instructions to Speaks indicated that, after reducing the Ideon reserve by $19.6 million, he was to increase the reserve by $3 million representing a correction in the accounting for the pending settlement of the Binder class action. By way of background, in December the $3 million

--------------

(112) Sears Service Fee, Texaco Service Income and similar accounts to which the revenues were credited were wholesale programs under which CUC provided servicing and charged Sears or Texaco a service fee per member. Speaks said that because the revenues from these wholesale programs were not amortized, revenues could be added to those accounts without requiring Comp-U-Card to revise the amortization schedules for membership programs that it had already prepared to be given to E&Y. He said Pember specifically instructed him to increase revenues in these programs, as reflected on her handwritten memorandum.

settlement amount had been charged against the Ideon reserve to reflect the funding of the settlement. The correction increased the Ideon reserve by way of a credit to the account and a corresponding debit to a new "escrow" account that was created on the balance sheet to act as a holding account for the $3 million cash settlement pending court approval. Pember's instructions read:
"reverse 3.0 to Balance Sheet new escrow A/C [account]." This $3 million credit to the Ideon reserve is reflected in a journal entry, with an effective date of December 31, 1997, approved by Speaks. See Appendix Ex. 59. Tolle recalls keying in the entry, at either Speaks' or Pember's verbal instruction, around this time.

         The above accounting for this $3 million in escrow cash was appropriate, but as discussed below the $3 million was inappropriately utilized once it was re-established in the Ideon reserve.

              c.   Transfer of $48.4 million from
                   Ideon Reserve to Intercompany Accounts

         Pember's handwritten memo that she gave Speaks on January 16 (Appendix Ex. 54) further indicated that after the $19.6 million reversal of the Ideon reserve and the $3 million crediting of the reserve for the Binder settlement, the "Balance in the Ideon reserve SB [should be] 48,400" [$48.4 million]. This is consistent with the fact that the general ledger balance in the Ideon reserve at year-end 1997 was about $65 million, and the balance was now being reduced by a net figure of $16.6 million ($19.6 million less $3 million), leaving $48.4 million in the Ideon reserve account.

         As Pember's handwritten instruction goes on to state, Speaks was to "transfer that $48,400 to Stamford Interco" and to "spread in increments," to various subsidiary intercompany accounts -- specifically, $20 million to NAOG, $20 million to NUMA, $3 million to NCCI and $5.4 million to "software," i.e., Davidson. This meant that the Ideon reserve would be debited a total of $48.4 million and the intercompany payable accounts with the various subsidiaries would be credited $48.4 million. This was the first step in the reversal of this reserve amount into CUC's 1997 income.

         Pember's memo describes the purpose of these entries as an "allocation for costs incurred at various divisions." Speaks said that Pember told him that these divisions had incurred merger costs for which they needed to be reimbursed by CUC Corporate. No support for this statement has been found. The controllers at the subsidiaries in question have stated that they were unaware of any merger-related expenses on their books for which they needed reimbursement, and they had no discussions with Pember or anyone in Stamford on that subject.(113)

         Tolle prepared and posted the entries to accomplish these intercompany transfers on the same Saturday (January 17)

--------------

(113) NUMA, NAOG and NCCI are in the businesses, respectively, of genealogical publications, hunting and fishing clubs and Credit card enhancement packages. They have no overlapping business operations with Ideon, Sierra, Davidson or Plextel and thus there is no reason Ideon reserves should have been transferred to those subsidiaries.

that he made the entries described earlier. Again, he was given the specific entries by Speaks.

         Consistent with Pember's handwritten instructions to Speaks, Tolle posted a series of thirteen individual post-close journal entries (42-54) that debited (reversed) the Ideon reserve by a total of $48.4 million and credited various subsidiaries, by way of the corporate intercompany account, by a total of $48.4 million (NUMA $20 million, NAOG $20 million, NCCI $3 million and Davidson [Sierra] $5.4 million). See Appendix Ex. 60.

         Speaks asked Tolle to backdate this set of journal entries and to spread them throughout the year, from February through December, 1997. That instruction is reflected, for example, by the typewritten number 2 (for February) that appears on the far right of journal entry number 42. However, after attempting to key this entry into the system, Tolle learned that CUC's system would not accept backdated journal entries for any period earlier than August, and he so informed Speaks. Thereafter, Tolle crossed out the number 2 signifying February, and handwrote the number 8 on the top of the column to indicate that this particular entry would be posted to August, 1997. The entries that had been earmarked for March were then put into September, and April into October, and so forth.

         The entries posted by Tolle on January 17 thus reversed $68 million of the Ideon reserve as follows:

         Dr. Reserve                            $68,000,000
             Cr. Income (Comp-U-Card)                $19,600,000
             Cr. Interco (Subsidiaries)              $48,400,000

         The $68 million reduction is consistent with a document from Pember's computer, dated January 21, 1998 (Appendix Ex. 61), which indicated that among the "opportunities" for creating additional operating income were $65 million of Ideon reserves which were to be "spread [among] various div[isions] and areas," as well as the $3 million escrow for the Binder class action.

         As discussed below, $5.4 million of the $68 million reversed out of the Ideon reserve consisted of a reserve amount that had been transferred in December, 1997 from the Software division to CUC Corporate through an intercompany account before being sent back to the Software division through the intercompany transfer on January 17. In effect the Ideon reserve served as a conduit which was only temporarily increased by this amount and then reduced by the same amount. As a result, the net reduction to the Ideon reserve account was actually $62.6 million ($68 million less $5.4 million).

         The reduction of the Ideon reserve through the above entries left a balance in the general ledger account at December 31, 1997 of approximately $479,000. This is consistent with a notation in Pember's handwritten instructions to Speaks (Appendix Ex. 54) that as a result of the above entries there should be "about $500,000 left in [the Ideon reserve] balance." Speaks also recalls Pember telling him that about $500,000 should be left in the Ideon reserve to cover anticipated severance costs.

         A contemporaneous analysis of general ledger activity in the Ideon reserve account from February through December 31, 1997 was prepared on January 9, 1998, by Eva M. Viniczay, Comp-U-

Card staff accountant, prior to the posting of $62.6 million of unsupported journal entries on January 17. The analysis (Appendix Ex. 15) states that the balance of the Ideon reserve, at that date, was $64.3 million, which is consistent with the balance sheet analysis Speaks prepared on January 16. The primary difference between the $479,000 on the general ledger and the $64.3 million in the Viniczay schedule is attributable to the unsupported post-close journal entries.

         A further general ledger analysis prepared by Viniczay, for the period January through March, 1998 shows an opening balance of $479,000. See Appendix Ex. 62. This opening balance should agree with the ending balance from the prior year. However, the opening balance does not agree as a result of the posting of the entries described above.

                   d.   Transfer of $15 million in Intercompany
                        Credits to Comp-U-Card Division Revenues

                   Tuesday, January 20, 1998

         As a result of the entries on January 17, Comp-U-Card now had on its balance sheet $48.4 million of intercompany payables to various subsidiaries that had resulted from reducing the Ideon reserve. The next step was to remove $15 million of those intercompany credits from the balance sheet and to move the $15 million into Comp-U-Card's 1997 income statement. Together with the $40.3 million of merger reserves that had already been moved into income, this next step would complete the objective of increasing Comp-U-Card's income by $55 million. The mechanics are as follows:

         On January 20, 1998, Speaks received a one-page fax from Pember containing handwritten instructions to credit various revenue accounts of Comp-U-Card division in specific amounts, again backdated to the months of October, November and December 1997.(114) The instructions also were to offset these entries by debiting $15.1 million of the intercompany payables that had just been credited on Saturday, January 17. See Appendix Ex. 63. Speaks gave the fax to Tolle with instructions to prepare and post the entries.

         Tolle believes that before he made these entries he received more precise instructions, as reflected on another version of the January 20 Pember fax, on which Tolle crossed out the figure $15.1 million and wrote in the figure $15,146,000 to be credited to the revenue accounts.(115) See Appendix Ex.
64. His handwritten changes further indicate that the $15,146,000 in offsetting debits was to be split between NUMA ($7,312,000) and NAOG ($7,834,000).(116) He then prepared a spreadsheet (Appendix

--------------

(114) Both Speaks and Tolle identified the handwriting and initials on the fax as Pember's. The fax number from which the fax was originated corresponds with Pember's Cendant (Stamford) business card.

(115) Tolle did not recall why he added $46,000 to the amount to be credited to income.

(116) Tolle believes he may have been told to split the intercompany debits roughly evenly between NUMA and NAOG, or he may have simply decided on that split himself. In either event the split was apparently arbitrary.

Ex. 65) reflecting the revised numbers from the handwritten Pember fax.

                   Wednesday, January 21, 1998

         On January 21, 1998, using the spreadsheet he had prepared, Tolle then generated the actual journal entry forms (P176-196) which, in summary, did the following:

         Dr. Interco (NUMA)                     $7,312,000
         Dr. Interco (NAOG)                     $7,834,000
             Cr. Revenue (Comp-U-Card)              $15,146,000

See Appendix Ex. 66.

         Tolle believes that he had a temporary employee key in the journal entries, and that only Speaks, the temp and he were aware of the journal entries. These journal entries were done without the knowledge and involvement of the subsidiaries involved (i.e., NUMA and NAOG) because they were done solely at the corporate intercompany level.

         Tolle was unaware of any basis for the credits to various revenue accounts of Comp-U-Card division that were offset by the debits to the intercompany accounts reflected in journal entries P176-196. He did not ask to be supplied with any such basis. No factual basis for these entries has been found.

         With the posting of these post-close entries, Pember's instructions to reverse $55 million of merger reserves, and to find a home for an additional $55 million in Comp-U-Card income, were now fully accomplished. Sattler received a revised reporting package from Comp-U-Card with these income adjustments booked, and changed her Excel spreadsheet accordingly.

         Tolle said he maintained hard copies of these post-close entries on his desk, separate from the binders where pre-close journal entries were kept. He kept them in a manila folder (because he had not had time to place them in a binder) until AA arrived as part of the investigation into potential accounting irregularities. At that time, Tolle placed the post-close journal entries into a binder so that they could be reviewed.(117)

         2.   Use of Intercompany Accounts to Increase
              Income of Other Subsidiaries by $50,254,000

         CUC also increased the income of various other subsidiaries by approximately $50 million through additional unsupported reversals of merger reserves and adjustments to intercompany accounts.

              a.   Transfer of Reserves to Intercompany Accounts

         As the first step in this process, CUC transferred $50,254,000 of Ideon and Cendant reserves to various subsidiaries through intercompany accounts.

                   (i)  Ideon Reserve ($33,254,000)

         As described above, $48,400,000 of the Ideon reserve was reduced on January 17, 1998 and used to create intercompany payables to various subsidiaries. Of that amount, $15,146,000 was utilized on January 21 to increase Comp-U-Card income. This left

--------------

(117) No one from E&Y asked Tolle or Speaks if they could see any post-close journal entries, nor did they provide the entries to E&Y.

 $33,254,000 of intercompany payables to
the various subsidiaries.

                   (ii) Transfer of $17 million from
                        Cendant Reserve to Intercompany Accounts

         On January 21, the same day that he posted the journal entries that increased Comp-U-Card's revenues by eliminating $15,146,000 of intercompany credits, Tolle also created an additional $17 million of intercompany credits to various subsidiaries by charging the Cendant reserve. The same January 20 Pember fax that contained the instructions to increase Comp-U-Card income by $15.1 million (Appendix Ex. 64) also contained additional instructions to debit the Cendant reserve $17 million and to credit intercompany payable as follows:
BCI $10.5 million, NUMA $1 million, Welcome Wagon $2.5 million and WorldEx $3.0 million (total $17 million). Tolle carried out these instructions by preparing a series of journal entries (P197-208, P213-215) that were posted on January
21. See Appendix Ex. 67.(118)

         The $17 million in new intercompany credits from reversal of the Cendant reserve, together with the $48.4 million

--------------

(118) Actually, Tolle misread the handwritten instruction to debit Cendant reserve and credit intercompany $1.0 million to NUMA as $10 million, resulting in a $9 million "over-debiting" of the reserve and "over-crediting" of NUMA. He later discovered the error and, through journal entries P213-P215, he re-credited the reserve $9 million and debited intercompany NUMA $9 million, producing a net $1 million debit to the reserve and credit to interco NUMA.

in intercompany credits resulting from decreasing the Ideon reserve, meant that a total of $65.4 million in intercompany credits had been created by reversing the Ideon and Cendant reserves. Of that $65.4 million in credits, $15,146,000 was utilized to increase Comp-U-Card income, as described above, leaving $50,254,000 in credits on the Comp-U-Card balance sheet. As discussed below, all of those credits were used to increase various subsidiaries' operating income, again without justification or support.

                   b.   Use of Intercompany Account
                        to Increase Revenues of NUMA,
                        NAOG and NCCI by $28,854,000

         Of the $50,254,000 in remaining intercompany credits, $28,854,000 was utilized without support to increase the income (revenues) of NUMA, NAOG and NCCI. Income of NUMA was increased $13,688,000, representing the difference between the $21 million in intercompany credits to NUMA created earlier [$20 million from reversals of the Ideon reserve on January 17 and $1 million from reversal of the Cendant reserve on January 21], less the $7,312,000 of credits to NUMA which were reversed into Comp-U-Card income on January 21. Income of NAOG was increased $12,166,000, representing the difference between the $20 million intercompany credits created from the reversal of Ideon reserves on January 17 less the $7,834,000 of those credits reversed into Comp-U-Card income on January 21. Finally, income of NCCI was increased $3 million, the amount originally credited to NCCI on January 17 as part of the $48.4 million in intercompany credits created from the Ideon reserve reversals.

         Thus, the income of these three subsidiaries was increased by a total of $28,854,000 ($3,000,000 + $13,688,000 + $12,166,000).(119)

         The entries that accomplished this were recorded "topside" by Sattler. That is, as Sattler explained, they were made in the "cells" of the Excel spreadsheet she used to produce the consolidated financial statements, without adjusting the general ledger of either Comp-U-Card division or the three subsidiaries themselves. The overall effect of the entries is as follows:

         Comp-U-Card:
         Dr. Ideon reserve                        $27,854,000
         Dr. Cendant reserve                      $ 1,000,000
             Cr. Interco (NUMA, NAOG, NCCI)            $28,854,000

         NUMA, NAOG, NCCI (Top-Side):
         Dr. Interco (Stamford)                   $28,854,000
             Cr. Revenues (subsidiaries)               $28,854,000

         The net effect of these entries was to reverse nearly $29 million of the Ideon and Cendant reserves into the income of NUMA, NAOG and NCCI as reflected on the corporate consolidating reports.

--------------

(119) Of this total, $27,854,000 came from the reduction of the Ideon reserve on January 17 and $1 million resulted from the reduction of the Cendant reserve on January 21.

         With the completion of these entries, there were now $21.4 million of intercompany account credits left on the Comp-U-Card balance sheet ($65,400,000
- $15,146,100 - $28,854,000 = $21,400,000).

         Sattler said that she was instructed by Pember to make these topside entries. She acknowledged that this was the first time she was asked to make topside adjustments to the revenues of any entity other than Comp-U-Card.

         Because these entries were made topside by Sattler, the subsidiaries had no knowledge of them at the time.

         Unlike the $55 million in Comp-U-Card income that was retroactively booked to calendar 1997, the $29 million in topside adjustments to the three subsidiaries' results were not made to calendar 1997's books, which had already been closed by the time the entries were made. Therefore, Sattler knew that it was necessary for these entries to be "pushed down" to the subsidiaries' books in calendar 1998 (i.e., booked via push-down entries to each of their general ledgers) in order to make retained earnings roll.

         It was typical for CUC, as for other corporate parent companies, to allocate to subsidiaries at year-end various expenses incurred at the corporate level, such as management fees or federal and state income taxes. Accordingly, Sattler sent a series of memoranda on April 6, 1998, to the controllers and/or CFOs of each of the various subsidiaries (including NUMA, NAOG and NCCI) instructing them to debit (reduce) their retained earnings and to credit intercompany payable to Corporate for allocation of management fees and income taxes -- in effect to reimburse Corporate for the subsidiary's allocable portion of those fees and tax payments. See Appendix Ex. 68. As part of the same series of memoranda, Sattler also instructed the controllers/CFOs of NUMA, NAOG and NCCI to credit (increase) their retained earnings and to debit (increase) intercompany receivable from Corporate ("intercompany Stamford"). The amounts corresponded with the amounts of intercompany credits to each subsidiary that remained on Comp-U-Card's balance sheet ($3 million to NCCI, $13,688,000 to NUMA, $12,166,000 to NAOG).

         The explanation for these entries was "To record year-end allocation." The memorandum does not indicate that these entries had anything to do with any reversals of reserves into income. The memo further indicated that the entries were to be posted in the month of March, 1998 and that those entries that "would normally be charged to the P&L can be charged directly to Retained Earnings to avoid opening last year's books." Crediting revenue would have increased revenue for the current year (1998), whereas crediting retained earnings had the effect of increasing retained earnings for the net income effect of revenues recorded topside in the prior year (1997). Although it is not unusual for expenses to be allocated by a corporate parent to its subsidiaries, it is unusual for a parent to allocate revenues to its subsidiaries.

         Each of NUMA, NAOG and NCCI recorded the entries as instructed. The controllers of NAOG (Kate Pope) and NCCI (Colleen Chaney) said in interviews that the entries raised no questions in their mind and they simply booked them without discussing them with anyone. They both said they assumed the entries were for some kind of allocation of corporate costs, similar to the tax and management fee allocations. Pope added that she did not think about the entry because it did not affect NAOG's P&L, only retained earnings. She did say she had never seen a year-end push down entry of this kind, i.e., one labeled "to record year-end allocation" without any explanation of the nature of the allocation.

         Andrew Klaus, who received the Sattler memorandum as CFO of NUMA, said the entry for "year-end allocation" did not make sense to him. He said he asked Sattler for an explanation or rationale but received none.(120) The entry was ultimately booked by one of his staff, but Klaus does not recall specifically signing off on the entry.(121)

         Sattler said that she sent this memorandum on her own initiative because she knew that the entries would have to be booked in order for retained earnings to roll. She did not show

--------------

(120) Sattler recalled the conversation somewhat differently. She said Klaus asked why the line item for federal income tax allocation to NUMA was so high, and she pointed him to the entry for "year-end allocation," without further elaboration or explanation.

(121) Each of the Presidents/CEOs of NUMA, NAOG and NCCI said they were unaware of the April 6 Sattler memorandum and had never seen it.

the memo to anyone beforehand, but she said that Sabatino knew that the memo was being sent.

                   c.   Use of Intercompany Account to
                        Increase Software Income by $5.4 million

         In December, 1997, Sattler contacted Brian Foster, corporate accounting manager of the Sierra Division of CUC Software, and told him that Pember wanted Sierra to calculate the "excess" that was remaining in an $11 million purchase accounting reserve that had been established in connection with Sierra's April, 1997 acquisitions of Berkeley Systems ("Berkeley") and Books That Work (the "Berkeley reserve"). Sattler said that Pember wanted Sierra to transfer that excess to Corporate through the intercompany account. The suggestion to do this originally came from Sabatino, who had told Pember in October, 1997 that Sierra should transfer the reserve to Corporate "so we can control it." See Appendix Ex. 69.

         Foster calculated the remaining reserve needed to satisfy the outstanding severance agreements and other acquisition costs not yet paid out and determined that the "excess" Berkeley reserve was $5.4 million. Foster knew there was excess because when the reserve was initially established he had estimated a need for perhaps $6 or $7 million (primarily for severance costs), but Sabatino had directed Fred Schapelhouman, then Sierra's chief accounting officer, to record a reserve of $11 million ($6 million for severance and relocation payments and

$5 million for lease cancellations and site closings).(122) Foster said Schapelhouman gave him the $11 million figure to book and that when Foster responded that it was excessive, Schapelhouman (who is no longer with the company) told him the number had come from Corporate so he had to book it. Sabatino said that he had been told by Corigliano to make sure that a reserve in the range of $10 to $12 million got booked.

         On January 4, 1998, (effective December 31, 1997) Sierra debited the Berkeley reserve by $5.4 million and credited intercompany payable to Corporate by $5.4 million.(123) The Comp-U-Card division then debited intercompany receivable from Sierra $5.4 million and credited (increased) the Ideon reserve -- the

--------------

(122) The $5 million was earmarked for site closings and lease cancellations and did not make sense to Foster. He was unaware of any site closings that were necessary in connection with the acquisition. There were some downsizing/consolidation costs associated with Berkeley which Foster said are nowhere near $5 million. He gave his best guess at about $500,000.

(123) Prior to transferring the excess reserve to Corporate, Foster had contacted Jay Meschel, CFO of Cendant Software, and told him he was concerned that even though Sierra was transferring its excess Berkeley reserve to Corporate, it was still carrying goodwill from the Berkeley acquisition on its books which required Sierra to take an ongoing "hit" to income in the form of amortization of goodwill. Foster had asked Sattler whether Corporate would be taking the goodwill along with the excess reserve and she told him no. Foster thought that Meschel should know this because, although Sierra did not need the reserve (and it made no difference on a consolidated basis), anyone evaluating the Software Division's operating performance should have an appreciation of the fact that Sierra was required to amortize the $5.4 million of excess goodwill prospectively.

"35" account on Comp-U-Card's general ledger -- by $5.4 million. Then, as already discussed, Comp-U-Card reversed (debited) the Ideon reserve by $5.4 million on January 17 and credited intercompany payable to Davidson. The entries were as follows:

         Sierra:
         Dr. Berkeley Reserve          $5,400,000
             Cr. Interco Stamford          $5,400,000

         Comp-U-Card
         Dr. Interco (Sierra)          $5,400,000
             Cr. Ideon reserve             $5,400,000
         Dr. Ideon reserve             $5,400,000
             Cr. Interco (Davidson)        $5,400,000

         The effect of the above entries was to move the excess merger reserve from Sierra's general ledger to Davidson's general ledger through the Comp-U-Card division's general ledger.

         On January 15, 1998, Davidson recorded the following entry:

         Dr. Interco CUC               $5,400,000
             Cr. Misc. Income              $5,400,000(124)

         This is an irregular entry because it records revenue that resulted from reversing the excess Berkeley reserve. The appropriate entry would have been to debit or reverse the

--------------

(124) In consolidation, Sattler reclassified the $5.4 million from Miscellaneous Income to Membership Fees, a revenue line on the income statement.

Berkeley reserve and to credit or reduce the goodwill asset on the balance sheet (rather than credit income), as the goodwill had been recorded less than one year earlier.

         Pam Drake, Davidson's controller, said she had a staff accountant book the entry after it was approved by Jay Meschel, Senior Vice President for Finance (and functionally the CFO) of Cendant Software. She understood the entry resulted from a reduction of the Berkeley reserve, which she said she learned from either Meschel or Sabatino. She viewed the transaction as "most odd" and recalled receiving no rationale for it. She said the decision to credit income would have been made by someone in Corporate since "we wouldn't make that kind of decision here." Meschel said that Sabatino and Pember directed that the entry be a credit (increase) to software's 1997 income, but he did not recall discussing the rationale for the entry with them or anyone else.(125)

         Foster said that when he transferred the excess reserve to Corporate he had some concern that the reserve might be used to offset some non-merger expenses, but he "never thought they'd go that far," i.e., simply reversing the reserve into revenue (which he learned about after the commencement of this investigation).

--------------

(125) Sabatino said the directive to reverse the reserve into income came from Pember.

         Meschel said that when he discussed software's 1997 year-end results with McLeod, they both took note of the fact that $5.4 million of the division's income in 1997 (approximately $70 million EBIT) was attributable to this merger reserve reversal and not to the operating results of the division "per se." Meschel said this fact was noted as well in discussions he and McLeod had with Pember and/or Sabatino after year-end regarding software's 1997 performance.(126) McLeod said he had no recollection of the transaction until Foster brought it to his attention in the course of AA's on-site review as part of this investigation.

         With the completion of this entry, there were now $16 million of intercompany credits remaining on the Comp-U-Card balance sheet ($21.4 million
- $5.4 million).

                   d.   Use of Intercompany Account to
                        Increase FISI Revenues by $10.5 million

         As noted above, as part of the reversal of $17 million in Cendant reserves on January 21, Comp-U-Card reversed $10.5 million of Cendant reserves and credited intercompany to BCI by $10.5 million. A few days before this, on or about January 12, Steve Pedersen, controller of BCI, and Mary Peterson, BCI's assistant controller, participated in a conference call with Pember in which Pember told them that they would need to record

--------------

(126) Sabatino did not recall such a discussion.

journal entries which would, in substance, transfer $10.5 million from Comp-U-Card to FISI through BCI.

         By way of background, the businesses of BCI and FISI are interrelated. BCI calculates for FISI a profit-sharing receivable representing the amount due from insurance carriers under profit-sharing agreements between the carriers and FISI, which acts as sales agent for BCI's accidental death and dismemberment insurance products. BCI administers the billings, collections and accounting for the profit-sharing agreements, and each month records an estimate of the receivable due from the carrier as an asset in BCI's general ledger. BCI then transfers the revenue to FISI each month by crediting intercompany payable to FISI, which in turns debits a "due from" BCI intercompany account and credits profit-sharing revenues on FISI's general ledger.

         In either the January 12 phone call or in another call that week, Pember told Pedersen that CUC was negotiating a new contract with CNA, and that as the result of the new deal, BCI should write down (i.e., reduce or credit) the carrying value of the receivable by approximately $10.5 million. Both Pedersen and Peterson recall Pember saying that the writedown would probably be taken against some merger reserve (Pedersen thought the Cendant reserve; Peterson simply recalled Pember saying the writedown would probably go to some unspecified reserve).

         Peterson recalled Pember saying that after writing down (crediting) the receivable against the intercompany due from Corporate, BCI should then write up (debit) the receivable and credit intercompany due to FISI $10.5 million. Peterson said she and Pedersen opted to cut out the middle step because they wanted to keep the receivable off BCI's books and because they understood the ultimate purpose to be to credit FISI with the $10.5 million.(127) The entries that were eventually booked were as follows:

         BCI:
         Dr. Due from Comp-U-Card            $10,500,000
             Cr. Due to FISI                      $10,500,000
         FISI:
         Dr. Due from BCI                    $10,500,000
             Cr. Profit Sharing Revenue           $10,500,000

         Both Pedersen and Peterson said they were uncomfortable with booking BCI's part of the transaction because they saw no justification or support for it. Pedersen said he could not envision any scenario under which one could in effect write off a receivable against a reserve and thereby increase income. Peterson agreed that the transaction seemed odd. They ultimately booked the transaction because it did not affect BCI's P&L. Pedersen said it was done at the "urging and insistence" of Pember and Corigliano, with whom he said he also spoke that week about the transaction.

--------------

(127) It has been determined that, in fact, there was no writeoff or writedown of the BCI profit-sharing receivable at year-end 1997.

         On January 16, Pedersen wrote two memoranda to Peterson dated January 12, 1997 (he confirmed the date should have read 1998) which instructed her to book two separate entries debiting intercompany from Stamford in the amounts of $6.5 million and $4 million (for a total of $10.5 million), and crediting intercompany to FISI in those same respective amounts.

See Appendix Ex. 70. The memoranda read:

         Just got off the phone with Corporate where they tell me that some of the insurance contracts which FISI/BCI deal with are being redone as part of the Cendant merger. Per them, we need to make an entry based on current info to reduce receivables by 10% as a result. As you know, this will be passed directly on to FISI to correctly reflect company P&L allocations...

Appendix Ex. 70.

         Peterson and Pedersen both said the reason for the memoranda essentially was to have something in the files that purported to justify the entries. However, they both said there was no substance to the rationale proffered in the memoranda; as Peterson stated, it bore no relation to reality. Pedersen said he drafted the memoranda to be purposefully vague and that he directed that the entries be done in two separate pieces to make it seem a little less blatant.(128)

--------------

(128) Pedersen said he told BCI's president, Vincent D'Agostino about the entries before they were made. Pedersen told D'Agostino that he had been asked by Corporate to make certain entries with which he was not comfortable, but he provided D'Agostino little detail. D'Agostino had no reaction, and left it up to Pedersen to determine whether they should be made. D'Agostino did not recall a conversation with Pedersen on this point.

         Peterson actually keyed in the entries on January 16, 1998. Pedersen had told her he would key them himself if she was uncomfortable doing it, but she said she would do it as long as there was documentation in the file.

         Peterson spoke to Terry Johnson, controller of FISI, either before or at the same time as the execution of the transaction. She informed him that BCI was sending him $10.5 million per Pember's instructions, and that if he wanted any details, he should request them from Pember. Peterson recalled no particular reaction from Johnson; she simply assumed he booked his side of the entry (i.e., the debit to intercompany and credit profit-sharing revenue), although she did not know this for a fact.

         Johnson confirmed that in early January, 1998, he received a call from either Pember or Sattler (he believes probably Pember) instructing him to record an additional $10.5 million in profit-sharing revenue on the books of FISI. Johnson was given no explanation for this request, and he does not recall asking any questions about the entry. He spoke with Peterson at BCI to confirm that BCI had received similar instructions and that BCI was making a corresponding entry on its books.

         Johnson said that it was not unusual for there to be adjustments made to the profit-sharing revenue account, since FISI typically tends to book revenue conservatively and sometimes determines that there is additional revenue to record. However, he recalled thinking at the time that the additional $10.5 million to be booked seemed high. The total profit-sharing revenue booked for the month of December was approximately $18 million, and Johnson recalled thinking that this amount seemed high even before he was asked to book the additional revenue. He also could not recall a prior instance in which anyone from CUC Corporate requested that an adjustment to FISI's profit sharing revenue be made.

         Johnson told Ken Keith, FISI's CEO, about the entry in connection with Keith's review of the monthly financials. He could not recall the specifics of their conversation or Keith's reaction. They did not discuss why the amount booked for December was significantly higher than in prior months. Keith did not specifically recall the transaction but said he would not have regarded it as unusual because there is always a year-end adjustment to the profit-sharing receivable.

         With the completion of the above entries, there were $5.5 million in intercompany credits remaining on the Comp-U-Card balance sheet ($16 million - $10.5 million).

                   e.   Use of Intercompany Account to
                        Increase Welcome Wagon Income by $2.5 million

         In her year-end consolidation, Sattler also made a topside adjustment to increase revenues of Welcome Wagon by $2.5 million by eliminating the $2.5 million intercompany credit that had been created by debiting the Cendant reserve on January 21. The topside entries to Welcome Wagon's results were:

         Dr. Interco                        $2,500,000
             Cr. Revenue                        $2,500,000

         This entry was then pushed-down to Welcome Wagon, as directed in an April 6, 1998 memorandum from Sattler to Ron Guggenheimer, Welcome Wagon's controller, similar to the push-down entries Sattler gave to NUMA, NAOG and NCCI that were discussed above. The instruction was to debit intercompany from CUC Corporate and credit retained earnings. See Appendix Ex. 68.

         Guggenheimer recalled that his staff accountants raised a question about the memo because they thought it unusual that retained earnings would be adjusted after year-end in this manner. Lisa Plucinski, the general ledger accountant for Welcome Wagon, confirmed that she thought the $2.5 million entry to credit retained earnings was unusual because it was post-close and because Welcome Wagon's net income for 1997 was significantly lower than $2.5 million. In the end, Welcome Wagon simply booked the entries because the instruction had come in writing from Stamford.

         Following this transaction, there remained a total of $3 million in intercompany credits on the balance sheet created by the January 17 and January 21 merger reserve reversals.

                   f.   Use of Intercompany Account to
                        Increase WorldEx Income by $3 Million

         In her year-end consolidation, Sattler also made a topside adjustment to increase revenues of WorldEx ("WEX") $3 million by eliminating the $3 million intercompany credit that had been created by debiting the Cendant reserve on January 21. This entry was never pushed-down to WEX in the same manner as the other entries described above, since WEX (a subsidiary of Interval) was sold as part of the divestiture of Interval that occurred in December, 1997. The $3 million was accounted for within the calculation performed on the sale of Interval and did not need to be credited to retained earnings of WEX in order for retained earnings to roll.

         With the completion of these entries, there were no remaining intercompany credits on the balance sheet created by the January 17 and January 21 merger reserve reversals.

         3.   Reversal of $9.5 million of
              Spark Purchase Reserve into Spark Revenues

         Lastly, CUC increased income $9.5 million by reversing purchase accounting reserves that existed on the general ledger of Spark. The entry that accomplished this was not made "topside," but rather was made by Spark directly to its general ledger. It was, however, directed to be made by Corporate, without any documentation or support given to Spark.

         The reserves that were reversed were established in connection with the acquisitions in early 1997 of Tango Communications and Match.com, two dating services, by Plextel, a dating service subsidiary of CUC. Plextel changed its name to Spark following the acquisitions, both of which were accounted for using the purchase method of accounting.

         Kevin Kearney, controller of Spark, said that he was directed by Corigliano to record $10 million of purchase accounting reserves for anticipated professional, relocation, severance, and other acquisition-related expenses -- $5 million each for the acquisitions of Tango and Match.com. (Because the acquisition was accounted for as a purchase, not a pooling, the establishment of these purchase accounting reserves did not affect P&L; upon crediting the reserve, the debit is to goodwill rather than expense.) Kearney said he had given Corigliano or Pember an estimate of the reserve he thought would be necessary and that the reserve he was asked to book was more than what he had estimated, but he could not recall by how much. Spark's president, Richard Fernandes, recalled having discussed the need for reserves with Corigliano and Shelton, and that Spark ultimately was given a larger reserve than what he and Kearney had requested, but like Kearney he could not recall the differential. Kearney believed the reason for the increased size of the reserves he was instructed to record was due to Corigliano's and Fernandes' belief that there would be more acquisition costs and expenses than originally predicted.

         Kearney said that throughout 1997 Pember had been asking him to keep her informed as to how much in the way of acquisition related expenses he anticipated incurring, in order to determine how much reserve he needed. He could not recall specifically, but said he believed that he gave Pember an estimate in the range of $1.2 million for Match.com and less than $1 million for Tango.

         Kearney said that in July, 1997 Pember instructed him to add $2 million to the Tango reserve to bring the total of the two reserves to $12 million. According to Kearney, Pember said that she felt that lease cancellation penalties and workers' compensation were underaccrued by $1 million each. Kearney did not receive any documentation supporting the additional reserve. On July 31, 1997 he input a journal entry directly on-line to increase (debit) goodwill and increase (credit) the purchase accounting reserves by $2 million each (again no P&L impact).

         In January, 1998, Kearney completed his year-end financial reporting package and forwarded it to Sattler. The year-end income statement, dated January 12, 1998, indicated net income of $13,906,200. Pember then contacted Kearney and instructed him to reverse $9.5 million of the purchase accounting reserves and credit that amount to revenue. Kearney made the adjustments on-line with no written manual journal entry form prepared, as follows:

         Tango:
         Dr. Purchase Accounting Reserves         $6,000,000
             Cr. Interco Spark                        $6,000,000
         Spark:
         Dr. Interco-Tango                        $6,000,000
             Cr. Member Service Fees                  $6,000,000
         Match.com:
         Dr. Purchase Accounting Reserves         $3,500,000
             Cr. Interco Spark                        $3,500,000
         Spark:
         Dr. Interco-Match.com                    $3,500,000
             Cr. Member Service Fees                  $3,500,000

         The effect of these entries was to reverse the purchase accounting reserves of $9.5 million into Spark revenue.

         Kearney then sent a revised reporting package to Sattler including a year-end income statement dated January 19, 1998. The revised income statement reflected net income of

$23,406,200 -- $9.5 million more than shown in the original reporting package. The adjusted income statement showed revenues for December, 1997 of $11,876,500, as compared with December revenues of $2,376,500 in the original package, again a $9.5 million increase.

         Kearney said that Pember's instructions were out of the ordinary insofar as she told him to credit the reserve reversal to revenue. The appropriate entry for reversal of a purchase accounting reserve that is no longer needed is to credit goodwill rather than income, if the reversal takes place within one year after the acquisition is closed (as this did).

         Kearney was given no rationale for the reserve reversal. He did not question Pember about it but simply did what he was told. He said he assumed there was a rationale for the reversal, and that his assumption was that Corporate had charged its P&L for various expenses it incurred that properly could have been taken against the Spark purchase reserve. However, Kearney said he never received any factual or documentary support to this effect and neither Pember nor Corigliano ever told him this was the justification. Nor could he explain why, if the justification was to charge the reserve for expenses incurred, the credit was to revenues rather than expense.

         Kearney said he discussed the adjustment with Fernandes who told him to make the adjustment if that was what Corporate was telling him to do. Fernandes recalled the adjustment was in the neighborhood of $10 million and was an increase to income (he did not recall that it specifically increased revenues). Fernandes could not recall whether Kearney expressed a feeling at the time that the requested adjustment was unusual, but he said he told Kearney there was no reason to believe the adjustment was inappropriate because they worked for and trusted Corigliano and Shelton. Neither Kearney nor Fernandes had any follow-up conversations with anyone about the adjustment, although after it was made Fernandes asked Kearney for a copy of the pre-adjusted income statement for his files because he wanted to be able to make meaningful comparisons of operating income at the next year-end.

         4. Summary of Unsupported Reserve Reversals into Income at Year-End 1997

         The following summarizes the inappropriate reversals into CUC income that were accomplished in January, 1998 respecting 1997 calendar year income (amounts rounded):

              a.   Direct Reversals of Merger Reserves into Comp-U-Card Income:

                   $40.3 million

                        ($19.6 million from Ideon reserve; $20.7 million from Cendant reserve);

              b. Reversals of Merger Reserves into Comp-U-Card Income through Intercompany Accounts:

                   $15.1 million (from Ideon reserve)

              c. Reversals of Merger Reserves into Subsidiary Income through Intercompany Accounts:

                   $50.2 million

                   ($27.8 million from Ideon reserve, $17 million from Cendant reserve, $5.4 million from Berkeley Reserve)

              d.   Reversal of Spark Reserve into Spark Income:

                   $9.5 million

              e.   Total Merger Reserve Reversals into Income:

                   $115.2 million

                   ($62.6 million from Ideon reserve, $37.7 million from Cendant reserve, $5.4 million from Berkeley Reserve, $9.5 million from Spark Reserve)

         Of the $115 million in total merger reserve reversals, about $108 million were taken into revenue or other income accounts and only about $7 million were credited against expenses. This ratio is consistent with the fact that the quarterly 1997 topside adjustments, in overwhelming part, increased revenues as opposed to reducing expenses.

         Based upon the information available, the reversal of the reserves to increase revenues and decrease certain expenses, and the transfer of such reserves to subsidiaries as described above, was (1) not consistent with the expressed purpose of the reserves; (2) not supported by adequate (or any) documentation; and (3) not understandable in terms of accepted accounting practices. In particular, it is difficult to envision any scenario whereby a merger reserve could be appropriately reversed into revenues, as occurred with most of the above reversals.

         The above unsupported entries, which in the aggregate increased CUC's pre-tax income by $115.2 million for the year ended December 31, 1997, require reversal in the restated financial statements.

         As discussed below, CUC also improperly utilized the Ideon and Cendant reserves, as well as other reserves, in other ways that principally affected (or were designed to affect) other financial periods, but which also had an impact on the year ended December 31, 1997.

     C. Improper Reversals of $59 Million of Merger Reserves (and Other Liabilities) into Income at January 31, 1997

         Improper reversals of merger reserves (and other accrued liabilities) also took place at CUC at fiscal year-end 1997. In late February, 1997, CUC reversed approximately $59 million of Ideon reserves and other balance sheet liabilities into operating income for the fiscal year ended January 31, 1997, without factual justification or support and without disclosure that it had done so. Approximately $51 million of previously established Ideon reserves and approximately $8 million of other reserves and liabilities were reversed into income. The details and mechanics of these reserve reversals are described below.

         1. Reversals of $35.2 million of Ideon Reserves to Decrease Comp-U-Card Division Expenses

         During the fourth quarter of CUC's fiscal year ended January 31, 1997, by way of seventy seven (77) individual journal entries posted in late February, 1997, but backdated as of November and December, 1996 and January, 1997, CUC reduced the Ideon reserve by $35.2 million. See Appendix Ex. 71. These journal entries, which were recorded in Trumbull at the Comp-U-Card division, also decreased expenses of Comp-U-Card by a like amount.

         The methodology by which the $35 million in merger reversals in February, 1997 was accomplished was similar to the methodology employed in January, 1998 and described in detail above. That is, "post-close" or "P" journal entries were prepared and posted to the general ledger for the fiscal year just closed (i.e., the year ended January 31, 1997). The journal entries directly increased Comp-U-Card division income by debiting (decreasing) the Ideon reserve, and by crediting (decreasing) expenses. Unlike what was done in January, 1998, all of the entries posted in February, 1997 increased income by decreasing expenses, as opposed to increasing revenues. As discussed earlier, this is consistent with the fact that the majority of the quarterly topside entries to income in fiscal 1997 were to decrease expenses as opposed to increasing revenues.

         On February 26, 1997, the entries were posted to the months of November, December and January -- the fourth quarter of fiscal 1997 -- as follows:

      Nov-96              Dec-96               Jan-97             Total Q-4
      ------              ------               ------             ---------
   $12,052,167         $13,111,453          $10,004,973          $35,168,593

         Because $10 million of these unsupported entries were posted to the month of January, this had the effect of increasing the 1997 calendar year results of CUC (and Cendant) by $10 million as well as increasing the fiscal 1997 results of CUC (year ended January 31, 1997) by $35 million, and requires restatement for both periods.

         The journal entries were approved by Paul Hiznay, former Comp-U-Card accounting manager. No documentation supporting these entries has been located.

         Computer generated schedules which agree with the unsupported journal entries have been located(129) in the hard drive of Pember's computer. Sabatino provided the actual journal entries, which he said he located in files Hiznay had kept in Trumbull.(130)

--------------

(129) With the exception of "P" entry 223.

(130) Sabatino said that in preparing for his April 9, 1998 meeting with Scott Forbes, he determined that there were $30,359,000 of adjustments made in January, 1997 to CUC's financial statements. This number is reflected as item "E" on the original landscape schedule he gave to Scott Forbes. See Appendix Ex. 36. Sabatino told Forbes on April 9 (and reiterated to counsel for the Audit Committee) that he believed those adjustments related to reductions of the Ideon reserve, similar to the unsupported adjustments made
                                                           (Footnote Continued)

         2.   Reversals of $7.8 million of Ideon Reserves to
              Decrease Welcome Wagon and NCCI Expenses

         In February, 1997, Sattler prepared and recorded as of January 31, 1997 a journal entry in the amount of $7.79 million that had the effect of reducing the Ideon reserve by that amount and transferring reserves to Welcome Wagon ($5 million) and NCCI ($2.79 million) through the intercompany accounts. See Appendix Ex. 72. No support has been found for this journal entry, which Sattler said was of the same nature and character as the unsupported entries recorded at calendar year-end 1997.

         The $5 million was used by Welcome Wagon to decrease operating expenses. Welcome Wagon debited the intercompany account and credited various expense accounts, in a journal entry dated February 27, 1997 and posted with an effective date of January 31, 1997. Appendix Ex. 73. The $5 million credit was broken up into eight separate accounts.

         The entry was booked by Lisa Plucinski, general ledger accountant for Welcome Wagon, based on a verbal instruction she received from Kearney in February, 1997. Plucinski said Kearney provided her with the accounts and the amounts. See Appendix Ex. 74. She said the entry made her uncomfortable because it was increasing Welcome Wagon's income $5 million and Welcome Wagon had a net loss that year. She said she told Brenda Farnsworth,

-------------------------------------------------------------------------------

      at calendar year-end 1997. Part of the $30.4 million adjustment identified by Sabatino relates to improper
                                                           (Footnote Continued)

Welcome Wagon's controller, about her discomfort with the entries, and that she booked them only after Farnsworth spoke to someone in Corporate and then signed off on the entries.(131)

         No support has been found for the $5 million operating expense reduction. Kearney said that he was directed by Corigliano to record these expense credits to the particular accounts and in the specified amounts. He said Corigliano's stated rationale was that these adjustments were required as Welcome Wagon had incurred several costs relating to the Ideon merger that were not in the ordinary course of business.(132)

         As noted, $2.79 million of the Ideon reserve was transferred from the Comp-U-Card division to NCCI via the intercompany account.(133) CUC recorded a topside adjustment of $2.79 million, in the NCCI column, as a direct reduction of marketing expenses on the consolidating income statement for January, 1997. In the spreadsheet "cell" for NCCI there appears

-------------------------------------------------------------------------------

      reductions of the Ideon reserve; the rest relates to other unsupported entries discussed elsewhere in this Report.

(131) Farnsworth (now Breitenbach) said she had no recollection of the transaction, nor could she recall Plucinski raising any concerns with her about any transactions around that time.

(132) However, Welcome Wagon has no overlapping operations with Ideon, Sierra, Davidson or Plextel and there is no reason merger reserves should have been transferred to Welcome Wagon.

(133) As with Welcome Wagon, NCCI has no overlapping business operations with Ideon, Sierra, Davidson or Plextel and there is no reason Ideon reserves should have been transferred to NCCI.

this $2.79 million expense reduction, along with expense amounts of $156,000 and $594,000, producing a net decrease in expenses of $2.04 million. This $2.04 million amount was then "pushed down" to NCCI, which recorded a journal entry "per Mary Sattler" to debit intercompany and credit retained earnings. See Appendix Ex. 75.(134)

         Because the $7.79 million of unsupported expense reductions for Welcome Wagon and NCCI were made to the January, 1997 financials of CUC, the impact is to both fiscal 1997 of CUC and calendar 1997 of Cendant.

         3. Reversal of $12.6 million of Ideon Reserve and Other Liabilities to Decrease SafeCard Expenses

         In January, 1997, Pember, who was then controller of Comp-U-Card, directed Speaks, who was then controller of SafeCard in Cheyenne, to prepare an analysis of potentially non-realizable assets and available accrued liability accounts on SafeCard's books. Speaks then prepared a schedule entitled "Balance Sheet Opportunities (Risks)" (see Appendix Ex. 76) which detailed numerous unrealizable assets and accrued liability accounts as of January 31, 1997. Speaks said the liability accounts were intended to be "cushion" to offset income charges for asset writeoffs. Such unrealizable assets typically would have been written off as SafeCard operating expenses when they became

--------------

(134) Colleen Chaney, NCCI's controller, booked the entry but had no recollection of it.

unrealizable or to any available reserves established for that purpose.

         Based on Speaks' analysis, Pember instructed him to reverse accrued liability accounts totaling $5,655,008 and to increase SafeCard operating income by $6,970,992 by reversing the Ideon reserve. Pember instructed Speaks not to write off the unrealizable assets as of January, 1997. Speaks said Pember wanted to write off the liabilities to enhance fiscal 1997 net income, whereas writing off the unrealizable assets would have reduced fiscal 1997 income.

         The resulting entries served to reduce SafeCard operating expenses by $12,626,000, which were offset against the Ideon reserve on Comp-U-Card's books and against accrued restructuring and other liabilities on SafeCard's books.

         To accomplish this, the Ideon reserve was reduced (debited) by $6,970,992 on Comp-U-Card's books and that amount was credited to intercompany payable to SafeCard. The entry was approved by Hiznay and keyed into the general ledger of Comp-U-Card on February 26, 1997. See Appendix Ex. 77.

         Speaks then prepared a complex series of post-close journal entries on February 27, 1997 that reduced various SafeCard operating expenses by $12.6 million and either increased intercompany receivable from CUC or reduced accrued liabilities on SafeCard's balance sheet. Appendix Ex. 78. Speaks said the amounts and accounts were arbitrary and no supporting documentation exists.(135) The entries were:

         a.  Entries made on the Ideon-Jacksonville
             general ledger system

         Dr. Due from CUC                       $4,329,768
         Dr. Accrued Liabilities                $3,820,631
             Cr. Operating Expenses                 $8,150,399

         b.  Entries made on the Ideon Marketing Services-
             Jacksonville general ledger

         Dr. Due from CUC                       $ 32,600
         Dr. Accrued Liabilities                $702,000
             Cr. Operating Expenses                 $734,600

         c.  Entries made on the SafeCard-Cheyenne
             general ledger

         Dr. Due from CUC                       $1,933,855
         Dr. Accrued Liabilities                $1,132,377
             Cr. Operating Expenses                 $3,066,232

         d.  Entries made on SafeCard Travel general ledger

         Dr. Due from CUC                       $674,769
             Cr. Operating Expenses                 $674,769

         e.  Total:

         Dr. Due from CUC                       $6,970,992
         Dr. Accrued Liabilities                $5,655,008
             Cr. Operating Expenses                 $12,626,000

--------------

(135) Speaks said it is possible that some modest portion of the expenses did relate to the Ideon merger, but that there was no analysis or documentation to support this assumption.

         The above entries therefore improperly inflated CUC's fiscal 1997 operating income by $12.6 million.(136)

         The assets which Speaks had identified as "risks" as of January 31, 1997 were eventually written off against the Cendant reserve, at year-end December, 1997, at Pember's instruction. Speaks said these assets, which totaled $2.2 million, were already unrealizable long before the merger (as early as 1995 or 1996).(137)

         4. Reversal of $2.2 million Plextel Reserve to
            Decrease Comp-U-Card Expenses

         CUC improperly utilized $2.2 million of a special Plextel merger reserve to offset Comp-U-Card costs, thereby improperly increasing income. The somewhat complex chain of entries that accomplished this is described below.

         Plextel was acquired by CUC in January, 1997 in a transaction accounted for as a pooling-of-interests. As disclosed in CUC's January 31, 1997 10-K, the prior period financial statements of CUC were not restated to include the results of Plextel, due to immateriality.

--------------

(136) Because the above unsupported entries were posted to the month of January, 1997, they also affected Cendant's calendar 1997 results.

(137) In addition, another $5 million of SafeCard assets were written off against the Cendant reserve at year-end December 31, 1997. These assets were also impaired well before that merger.

         In connection with the acquisition, CUC paid Plextel's investment advisor, Communications Equity Associates (CEA), a fee of $2.2 million. In January, 1997 the payment to CEA was properly charged, via intercompany accounts, against the $4.1 million portion of the Ideon reserve relating to the acquisition of Plextel, as follows:

         Comp-U-Card:

         Dr. Interco Plextel                   $2,200,000
             Cr. Cash                              $2,200,000

         Dr. Ideon reserve                     $2,200,000
             Cr. Interco Plextel                   $2,200,000

         Although the $2.2 million payment had already been reserved for as part of the Ideon reserve and was charged against that reserve, Plextel recorded another reserve in the amount of $2.2 million in February, 1997, as part of a $4.35 million charge to operations. Plextel was instructed to record this transaction in a February 14, 1997 memorandum from Kearney, who at the time was working in the CUC Corporate accounting department in Stamford. See Appendix Ex. 79.

         Kearney's memorandum instructed Plextel to record the $4.35 million charge (including the $2.2 million reserve) "as of 10/31/96." The effect of this was that the charge was recorded in Plextel's pre-acquisition financial statements (not CUC's financial statements) and, because CUC's financials were not restated for the Plextel acquisition, CUC never recognized the charge as a reduction to net income in its income statement.

         Kearney said he prepared the February 14, 1997 memo based upon instructions from Corigliano and Sabatino. Sabatino said that Corigliano knew of and approved the accounting treatment of the transaction.

         The reserve recorded by Plextel was transferred to Comp-U-Card through the intercompany account, then utilized by Comp-U-Card, through post-close entries, to reduce operating expenses in November, 1996 and January, 1997. The entries that accomplished this were:

         Plextel (Spark):

         Dr. Acquisition Cost Reserve             $2,200,000
             Cr. Due to CUC                           $2,200,000

         Comp-U-Card:

         Nov-96

         Dr. Interco Plextel                      $1,089,000
             Cr. Catalog Expenses                     $1,089,000
         Jan-97

         Dr. Interco Plextel                      $1,111,000
             Cr. Freight Variance Expense             $388,000
             Cr. Wats-Shopping Expense                $723,000

         No support exists for the journal entries (P179 and P180) which recorded the reductions to Comp-U-Card operating expenses. There is no evidence that these reserves were used to offset actual expenses. These entries were prepared and approved by Hiznay.

         Because $1.1 million of the expense reductions were posted to November, 1996 and $1.1 million were posted to January,

1997, the impact to fiscal 1997 was $2.2 million and the impact to calendar 1997 was $1.1 million.

         5. Reversal of $1.1 million of Ideon Reserve to Reduce Sierra Operating Expenses

         On January 8, 1997, and effective December 31, 1996, Comp-U-Card charged the Ideon reserve $1.1 million and transferred that amount, through an intercompany payable, to Sierra to cover "integration" costs purportedly incurred by Sierra in the period leading up to and subsequent to the acquisition of Sierra by CUC. The journal entry that recorded this transfer was made by Sattler based on a schedule of costs prepared by Michael Conway, former accounting manager for Sierra, with input by Schapelhouman (neither of whom is still with the company).(138) See Appendix Ex. 80. The costs consisted of estimated internal professional costs, allocated directors and officers insurance costs and estimated allocated personnel costs.

         Sierra then used the intercompany transfer it had received from Corporate to offset costs that previously had been charged to expense. The expense reductions were booked to the month of October, 1996. See Appendix Ex.
81. This had the effect of reducing expense and increasing fiscal 1997 income by $1.1 million.

--------------

(138) The source of this information is Suki Hayre, an accountant at Sierra who said she had no direct involvement in preparing the schedule but had knowledge of its origin. She said that both Conway and Schapelhouman discussed the matter with Kearney.

         The costs which were offset against the intercompany transfer do not qualify as merger-related costs but instead represent normal operating costs. Because these costs should not have been charged against the Ideon reserve, the charge is being reversed as part of the Restatement.

         6.   Summary of Unsupported Merger Reserve
              and Other Reversals into Income at Year-End 1997

         All of the above items, which in the aggregate increased CUC's pretax income and reduced the Ideon reserve and other liability accounts by $58,916,000 for the year ended January 31, 1997, require reversal on the restated financial statements. In addition, the impact to the month of January, 1997, and hence to the year ended December 31, 1997, is $31,531,973, which also is being reversed as part of the Restatement.

     D.  Improper Reversals of $10.7 Million of Merger
         Reserves into Income at January 31, 1996

         CUC improperly reversed approximately $10.7 million of merger-related reserves into income for the fiscal year-ended January 31, 1996.

         1.   Reversal of $6.3 million of CUC Europe and
              Sentinel Purchase Reserves into Income

         In March, 1995, CUC acquired two European companies, CUC Europe, a former licensee of CUC, and Credit Card Sentinel ("Sentinel").

         In May, 1995, Sabatino instructed Mark Maybrey, Financial Director and CFO of the newly-acquired CUC Europe, to record purchase accounting reserves for the CUC Europe and

Sentinel acquisitions on the books of CUC Europe. Those reserves totaled $2.15 million for CUC Europe, and $3.97 million for Sentinel. Sabatino provided Maybrey with a list of entries to be recorded on CUC Europe's books to establish the reserves.

         Maybrey said that he was never asked to estimate CUC Europe's costs resulting from either of the acquisitions. However, he said that any costs that were incurred by CUC Europe would have been minimal. Maybrey was under the impression that a large part of the costs incurred as a result of the merger were incurred by CUC Corporate, although he acknowledged that many of the costs listed on the schedule provided to him by Sabatino were costs that would only have been incurred by CUC Europe (integration costs, for example). Maybrey did not discuss the establishment of that reserve with anyone else at CUC Europe. He believes that he recorded the entries himself.

         On February 23, 1996, Sabatino instructed Bill Avery, the President of CUC Europe, to send $1,800,000 of the CUC Europe purchase reserve back to CUC via the intercompany account. Appendix Ex. 82. Avery then informed Maybrey, who then directed Nigel Field, a member of his accounting staff, to send the balance of the CUC Europe purchase reserve to CUC via the intercompany account. Field then instructed another accounting staff person to book that adjustment on CUC Europe's general ledger.

         After being told that the CUC Europe reserves should be transferred back to CUC via an intercompany account, Maybrey asked Sabatino what he should do with the purchase reserve account related to Sentinel. Maybrey was told that he also should send back the balance of the Sentinel reserve to CUC via the intercompany account. Maybrey then directed Field to send the Sentinel reserve back to CUC via the intercompany account.

         The balance of the CUC Europe and Sentinel purchase reserves were sent to CUC on the same intercompany entry dated February 27, 1996. See Appendix Ex.
83. That intercompany entry totaled $6,192,000.

         On February 27, 1996, the CUC Europe and Sentinel purchase reserves were taken into income at CUC through four post-closing entries totaling $6.323 million by debiting the international intercompany account and crediting various expense accounts.(139) Those journal entries were backdated to the months ended November 30, 1995, December 31, 1995 and January 31, 1996.(140)

         Sabatino said he had conversations with Corigliano regarding reversing those reserves into income, but could not recall any specifics. He said he would not have directed that it be done without Corigliano's approval.

--------------

(139) The difference between the reserve balance returned to CUC Corporate and the amount taken into income has not been reconciled.

(140) Two of the four journal entry forms -- P141 and P143 -- were located. Those forms were prepared by Sattler and approved by Hiznay. Appendix Ex.
      84. The other two entries were confirmed by a review of general ledger activity in the account.

         2.   Reversal of $2.3 million of
              Welcome Wagon Purchase Reserves into Income

         In connection with the acquisition of Welcome Wagon and Gifts International, Inc. (collectively "Welcome Wagon"), CUC set up $3.4 million of purchase reserves at February 1, 1995. In post-close journal entries prepared in February, 1996 (but backdated to October, 1995 and January, 1996), Welcome Wagon reversed $2.3 million of the purchase reserves into income. Revenues were increased by $1 million ($500,000 each to two different revenue accounts), and expenses were decreased by $1.3 million (seven different accounts). See Appendix Ex. 85. Sabatino said there was no support for these entries. As the reversal of the reserve occurred less than a year after the reserve was established, the appropriate treatment would have been to credit goodwill rather than income.141

         3.   Reversal of $2.1 million of Essex
              Reserves into Income

         In January, 1995, CUC acquired Essex, a private company. Prior to the close of the transaction, Essex's Executive Vice President and Chief Operating Officer, Tom Albright, had discussions with Corigliano and Bell about the need for Essex to establish certain reserves, including for the potential loss of Essex's bank clients who had the right to terminate their contracts with Essex upon a change of control.

--------------

(141) Neither Plucinski, who booked the entries, nor Breitenbach, who approved them, had any recollection of the entries.

A reserve of $1,290,000 was recorded in December, 1994 to cover potential client cancellations, software integration costs, marketing expenses and other items. Albright said he thought the reserve was somewhat excessive but that he was comfortable with about $900,000 of the amount.

         In connection with the acquisition, in January, 1995 a purchase reserve of $570,000 also was established on Essex's books. Albright said this figure was provided to Essex based on goodwill calculations performed by Corigliano.

         In November, 1995, Elisa Lanthier, Vice President and Controller of Essex, received a telephone call from either Corigliano or Sabatino instructing her to reverse (debit) $1.1 million of the reserve established in December, 1994 and to decrease (credit) operating expenses, effective to October, 1995. By this time Essex already had submitted its October, 1995 reporting package to Stamford. Lanthier was told not to submit a revised October reporting package but instead to make sure that the entries were reflected in the November package to be submitted the following month.

         After Lanthier informed Albright of these instructions, Albright said he called Corigliano to inquire as to the justification for the reversal of the reserve into income. Albright said he told Corigliano the expense credits were not a clean offset to the reserves since the expenses being credited were not related. Albright said Corigliano acknowledged this to be true but told him not to worry because the amount was immaterial to CUC's overall operations and would be taken care of at CUC Corporate in some manner. Albright said he told Kevin Crowe, Essex's chairman, that CUC Corporate wanted Essex to make some entries that Albright thought were less than pristine accounting, and that Crowe told him that if Corporate wanted it done he should do it. The entries were booked.

         Albright said that in December, 1995, he and Crowe traveled to Stamford to discuss their fiscal 1997 budget, and they met with Shelton, Corigliano and Sabatino. The fiscal 1997 budget (for the year ended January 31,
1997) projected expenses much higher than those shown on Essex's year-to-date fiscal 1996 financials, and Albright said Shelton asked for an explanation for the variance. Albright then said that this was due to the $1.1 million entry Corigliano had asked Essex to book. Albright said Corigliano acknowledged that to be the case and there was no further discussion on the point. Shelton did not recall any discussion about this item.

         In January, 1996, Lanthier received a telephone call from either Corigliano or Sabatino instructing her to reverse approximately another $1 million of reserves into income, including the balance remaining from the $1,290,000 reserve as well as the balance of the purchase reserve and other reserves Essex had previously established. Again the credit to be made was to operating expenses. Again Albright called Corigliano and said this was not a proper offset, which he said Corigliano acknowledged. Corigliano again said the amount was immaterial to CUC and would be taken care of at Corporate. The entries were booked.

         Albright said there was no basis for the reversal of the reserves into operating income. He said the reserves were no longer needed at the time they were reversed (Essex in fact lost no clients due to the merger). The credit should have reduced goodwill rather than having increased operating income.

         E.   Other Information Pertaining To
              Knowledge of Merger Reserve Reversals

         The above sections describe what persons interviewed have said about their role in the reversal of merger reserves and what they have stated about the knowledge and participation of others. Certain additional information is summarized below.

         Sabatino said that in years prior to 1997, he periodically prepared a schedule for Corigliano listing all of the reserves, generally purchase reserves, that had been established at each subsidiary. The schedule would contain a column listing the "excess" in each reserve.(142) Sabatino said that at year-end Corigliano would review the schedule and determine which reserves should be taken into income. Sabatino said that sometimes Kearney would be present for these discussions.

         Sabatino said that in late 1997 he prepared a document for Corigliano listing various "reserves available" to be taken into income at year-end 1997. See Appendix Ex. 44. The document (which bears handwriting identified by Sabatino as that of

--------------

(142) We have been unable to locate any copies of these schedules.

Corigliano) listed the "reserves available" as including $67 million of items relating to Ideon. Sabatino said he prepared this document because he, Corigliano and Pember knew CUC was facing a shortfall of actual to reported earnings and they wanted to review what reserves were available to be taken into income at year-end. Sabatino said that he, Corigliano and Pember reviewed the document in a meeting shortly before December 31.

         Sattler said that there was a meeting in Pember's office sometime in January, 1998 to discuss the year-end adjustments that needed to be made to merger reserves. She said that Pember, Corigliano, Sabatino and herself were in attendance. Sattler said there was a discussion of reversing the Ideon reserve into income at the meeting, that Pember discussed the adjustments that were being made and that Corigliano approved them.

         Sabatino said that a meeting took place sometime after year end in which he and Sattler were present, and Corigliano and Pember were talking about what adjustments should be made, and where they should be made. Sabatino also said that the Ideon reserve, and how much of that reserve was remaining, were discussed at the meeting.

         On January 14, 1998 -- two days before she gave Speaks handwritten instructions to reverse portions of the Ideon and Cendant reserves into income -- Pember sent Shelton and Corigliano an e-mail in which she discussed, among other things, the status of her work to date in consolidating the year-end results. In the e-mail, Pember stated in part that "with the exception of our 'reserve' adjustments, Mary [Sattler] is virtually done today." Appendix Ex. 86. Both Sattler and Sabatino received a copy of the e-mail. They said they understood the "reserve adjustments" referred to in the e-mail to be those made in January, 1998 to increase 1997 income, as described earlier in this Section.

         Shelton responded to Pember on January 15 with a short e-mail which he said was intended to boost her morale and which did not mention "reserve adjustments." Appendix Ex. 86. With respect to Pember's e-mail, Shelton said that he did not know what "reserve adjustments" meant. He had not heard the term, nor did he ask anyone about it.

         Sattler said that around this time she was also given a schedule by Pember detailing a number of entries Sattler needed to make in order to reverse merger reserves into income. See Appendix Ex. 87. That document, taken from Pember's computer and dated January 15, 1998, appears to summarize most if not all of the entries made in January, 1998 to reverse the Ideon and Cendant reserves into 1997 income.

         Both Shelton and Walter Forbes specifically said they had no knowledge of any Ideon reserves or Cendant reserves having been reversed into income.(143) Shelton said he knew that standard

--------------

(143) Forbes said that he knew CUC had reserves that were appropriately taken back in, but said he was not referring to anything specific but only to the concept that if it is determined that reserves are unused because they are not needed, they are put back into the appropriate account. He
                                                           (Footnote Continued)
adjustments were made to the membership cancellation reserve on a periodic basis, but he did not know of any other reserve adjustments.

         McLeod said that at the end of 1997 he spoke to either Corigliano or Shelton or both about his concern that because of the shortfall at the Software division, CUC might not meet its 1997 budget targets. He recalled again that either Corigliano or Shelton or both said that CUC would be able to hit its year-end targets because some other business units were performing better than budget and because CUC had reversed some reserves that were no longer needed.(144) Shelton recalled no such discussion.

         Lipton, Fullmer and Hamilton(145) each said they had no knowledge of any reversals of merger reserves into income, or any practice to that effect within CUC.(146)

-------------------------------------------------------------------------------

      added that he was not aware whether there were any such reserves that had been established which were not fully utilized.

(144) McLeod, who is not an accountant, said his understanding is that a merger reserve may be adjusted to reflect the fact that a contingency is no longer expected, and the reversal flows through the income statement, although he said he had no understanding as to whether the impact should be to ordinary as opposed to extraordinary income or some other income category.

(145) As noted earlier, Menchaca said the first time he heard of any use of merger reserves to improve income was from Shelton, in early March, 1998.

(146) Many documents obtained from Pember's computer and other files appear on their face relevant to the issues described in this Section, but could not be discussed with her. See Appendix Ex. 88.

IX.  OTHER IMPROPER UTILIZATIONS OF MERGER RESERVES

         In addition to reversing merger reserves into income as discussed above, other improper utilizations of merger reserves occurred.(147)

     A.  Improper Utilization of Cendant Reserve
         for Class Action Settlement Payments

         As discussed earlier in this Report, the Hekker and Chambers class actions were settled by CUC in October, 1997 for a total of $15 million, subject to court approval (the "Chambers settlement"). As part of the same settlement, the Binder class action was settled for $3 million, also subject to court approval (the "Binder settlement").(148)

         The $15 million Chambers settlement liability should have been considered within the Ideon reserve in CUC's 1997 financial statements. The expense was first recorded on February 24, 1998, when it was charged against the Ideon reserve, even though the reserve had been all but depleted by that time. See Appendix Ex. 89. In effect a negative reserve was temporarily created, since there was no balance remaining in the

--------------

(147) Unless otherwise noted, it has been concluded that the items in this Section fall into the category of irregularities.

(148) As noted earlier, the original charge against the Ideon reserve for the Binder settlement was reversed and a new escrow account was created which resulted in an increase to the Ideon reserve from about $65 million to $68 million; virtually the entire $68 million was then reversed, inappropriately, into CUC's 1997 income statement.

Ideon reserve against which to charge the amount. On January 29, 1998, the $3 million Binder class action received court approval. The Chambers settlement was not approved until May, 1998.

         On March 11, 1998, as a result of court approval of the Binder settlement, the $3 million escrow account that had been created to hold the settlement payment was reversed (credited), and the Cendant reserve was charged (debited) for this $3 million, effective February, 1998. On March 10, the $15 million charge against the Ideon reserve for the Chambers settlement (which created a negative reserve) was reclassified to the Cendant reserve.(149)

         The effect of these entries was to charge the Cendant reserve, rather than the Ideon reserve, for the settlement costs. These settlement costs were originally components of the Ideon reserve, and were unrelated to the Cendant merger. The costs of settlement of these class actions should have been charged against the Ideon reserve.

     B.  Writeoff of $39.6 million of EPub Assets
         Against the Cendant Reserve

         At year-end 1997 CUC wrote off certain assets of EPub(150) totaling $39.6 million and charged the writeoff against

--------------

(149) The journal entry to accomplish this was prepared by Tolle, who said he was acting on verbal instruction from Speaks or Pember. See Appendix Ex. 90.

(150) EPub is located in Troy, Michigan, and solicits restaurants, hotels, retailers and other merchants to offer services and/or merchandise at discount prices. EPub then sells the Cendant reserve. It has been concluded that only approximately $24 million of these assets were impaired and should have been written off, although not against the Cendant reserve. The remaining assets of approximately $16 million are not impaired and have been reinstated to the balance sheet.

         According to Sandy Berry, Controller of EPub, in late October or early November of 1997, Pember instructed her to compile a list of EPub's deferred and impaired assets as of September 30, 1997. Pember's explanation for this request, according to Berry, was that Cendant would be changing to cash basis accounting. Berry said that she understood that, because of this change, deferred costs would now be written off. Pember also said that the Cendant merger presented an opportunity for EPub to clean up its balance sheet and write off impaired assets.

         Berry compiled the list, which totaled $51,040,545. To compile this list, Berry spoke to the heads of EPub's various divisions to see if they had non-performing assets. Berry said that she was only given about 24 hours to compile the list and thus did not conduct a thorough review. At some point thereafter, Pember reduced the value of one of the assets that was listed as impaired, Deferred Merchant Division, from $22,900,000 to $11,450,000 (and the associated total decreased from $51 million to $39.6 million). Berry stated that she had no

-------------------------------------------------------------------------------

      discount memberships to consumers entitling them to coupons for discounts at participating establishments.

knowledge that these assets were being written off against the Cendant reserve.

         In January, 1998, CUC Corporate recorded entries to transfer these assets to CUC Corporate through the intercompany account and to write them off against the Cendant reserve. Sattler, at Pember's direction, made the necessary entries at CUC Corporate as part of the year-end consolidation.

         By memorandum dated February 6, 1998, Pember instructed Berry to record conforming entries on EPub's December 31, 1997 financial statements (back-dated to September 30, 1997) to reflect the $39.6 million writeoff, and she did so in February, 1998. See Appendix Ex. 91.(151) The entries recorded were to debit the intercompany account with CUC Corporate by $39.6 million, and credit (reduce) the various assets by a total amount of $39.6 million. (EPub has the ability to open its computer systems and backdate entries.)

         According to Berry, in January, 1998, Pember had also instructed her to record entries on EPub's books to reverse the calendar 1997 fourth quarter amortization expense associated with the assets that were written off. These entries were recorded

--------------

(151) This memorandum contained instructions to other subsidiaries to make similar transfers of assets to Corporate through the intercompany account. Attached to this exhibit are the assets to be written off by the respective subsidiaries. Several of these writeoffs are discussed later in this Section.

and had the effect of increasing EPub's 1997 income by $11.7 million, which resulted from the $39.6 million writeoff.

         Berry stated that she informed Marion Roberge, Executive Vice President of EPub, and Alan Bittker, President of EPub, of the writeoffs. Berry said that their general response was to defer to what the people at CUC Corporate wanted to do.(152)

         During the December 31, 1997 audit, the following information was provided to E&Y in the Cendant Reserve Memorandum:

         As a result of the merger with HFS, Entertainment publications has the opportunity to partner with Microsoft in a new role which has significantly changed the methodology under which Entertainment operates. The negotiations with Microsoft(153)

--------------

(152) Roberge stated that, at some point prior to the completion of the Cendant merger, Berry informed her of a request by Pember to compile a list of assets that could be written off as a result of the merger. Roberge understood that the assets being written off were impaired in some respect. Roberge did not remember anyone telling her that the list was due to a change to cash basis accounting. Roberge did not recall what the assets were written off against.

      Bittker said that, at some point prior to mid-February, 1998, Berry contacted him and asked for certain information relating to impaired assets. Bittker could not recall Berry or anyone else mentioning to him that assets were going to be written off.

  5 EPub and Microsoft had entered into a contract in April, 1997 pursuant to which EPub's sales force sold advertising for Microsoft's interactive yellow pages called Sidewalk. EPub was to be paid its costs plus a certain percentage of the advertising revenues. In late 1997 and early 1998, there were discussions between EPub and Microsoft about expanding this business relationship. Among the subjects discussed was a potential joint venture in which services offered by CUC and HFS would be marketed on the internet. These discussions never came to fruition.
                                                           (Footnote Continued)
         are the direct result of Entertainment now having access to the consumer base of 100 million names which are available through the HFS franchise businesses. As a result of this opportunity, various deferred assets will not provide the future benefit originally anticipated. Those deferred assets are now being written off, due to the nature of the new development effort needed within Entertainment. In addition, certain other assets have no future value within the Cendant businesses. Detail schedule attached.

Appendix Ex. 24.(154)

         Berry stated that in connection with preparing the entries in February to write off the assets, she performed additional research that led her to question whether all of the impaired assets were in fact impaired. Berry stated that she did not press her questions at that time because she was under the impression that E&Y had reviewed and signed off on the writeoffs and she was not experienced in accounting issues pertaining to mergers.

--------------

      In June, 1998, Cendant entered into another agreement with Microsoft similar to the one EPub entered into in early 1997. Under this contract, Cendant will continue to sell advertising for Sidewalk. Microsoft has also agreed in a separate Termination Agreement, dated June 5, 1998, to pay Cendant approximately $9 million for costs EPub had incurred under the original contract for which it was not paid.

(154) E&Y prepared a memorandum titled "EPub Explanations" which sets forth written explanations for various of the items included in the $39.6 million EPub writeoff. Appendix Ex. 92. It contains a note stating that all explanations were provided by Corigliano and Pember.

         In early March, 1998, Berry said she learned that EPub's expenses were still being deferred, contrary to the explanation Pember had given her for the writeoff of deferred assets. She eventually raised her concerns with Scott Forbes in a memo dated April 20, 1998. Berry was then instructed to re-evaluate the propriety of these writeoffs. She later determined that $13,688,000 of the $39.6 million was incorrectly written off, and these amounts should be reinstated on EPub's financial statements.

         AA has reviewed the work performed by Berry and has concluded that $16 million of the $39.6 million of assets written off are not impaired and should be reinstated to the balance sheet. AA has also concluded that although the remaining $24 million of assets were impaired, it was inappropriate to write off any of those assets against the Cendant reserve, since none of these assets were impaired by the merger. Instead, the remaining $24 million of assets should be written off to operating expense (decreasing income) in the Restatement Period in the years in which they became impaired. Those writeoffs are as follows: calendar 1997 $10 million; fiscal 1997 $8 million; fiscal 1996 $6 million.

         In addition, approximately $6 million of fourth quarter calendar 1997 expense amortizations that were reversed -- relating to the $16 million of unimpaired assets written off to be reinstated to the balance sheet -- should be recorded as an additional operating expense in 1997.

     C.  Charge Of $30 Million CNA Payment To Cendant Reserve

         Through a contract with CNA, FISI sold to financial institutions accidental death and dismemberment insurance policies issued by CNA. Under the terms of this agreement, FISI and CNA shared the profits earned on the policies FISI sold based on a formula set forth in the agreement.

         In December, 1997, CNA and FISI entered into a new contract (the "new CNA contract") under which FISI was to receive a larger percentage of the profits earned on these policies. The change in profit-sharing percentage was made retroactive to September 1, 1997, and was to continue until August 31, 2000.

See Appendix Ex. 93.

         In connection with the new CNA contract, CUC agreed to pay CNA $30 million. This commitment was set forth in a letter dated December 23, 1997, signed by Shelton on behalf of FISI (the "CNA Letter"). This letter stated:

         We refer to the Contingent Commission Agreement between Continental Casualty Company and the Continental Assurance Company and FISI Madison Financial Corporation ("Agent"), effective September 1, 1986 (the "Agreement"). In consideration of the sum of Thirty Million Dollars ($30,000,000), to be paid by the Agent to Continental Casualty Company in immediately available funds on the date hereof, Continental Casualty Company and Continental Assurance Company hereby agree that, in connection with the merger of CUC International Inc. and HFS Incorporated, the Agreement shall be terminated effective as of December 31, 1997 (the "Termination Date") and that the accidental death and dismemberment policies issued to the Financial Services Association will be amended to provide for their continuous renewal through December 31, 2000.

Appendix Ex. 94.

         Ken Keith, President of FISI, explained that the parties entered into an arrangement whereby CUC agreed to pay $30 million up front in return for which CNA agreed to a lower percentage of the profits that would be fixed for three years. Keith said that it was expected that the adjusted profit sharing percentage would provide FISI with an additional $11,350,000 in revenues each year for a total benefit of approximately $34 million. CUC was thus paying $30 million up front to receive additional revenues of $34 million over three years.

         CUC paid CNA the $30 million on December 30, 1997. The $30 million payment was charged against (debited to) the Cendant reserve, via the following entries on Comp-U-Card's general ledger:

         Dr. Due From BCI              $30,000,000
             Cr. Cash                       $30,000,000
         Dr. Cendant Reserve           $30,000,000
             Cr. Due From BCI               $30,000,000

Sattler said that Pember instructed her to have the entries made. No entries were recorded on the books of BCI or FISI relating to this transaction.

         The effect of this accounting treatment was to record the $30 million cost of renegotiating the more favorable contract as a one-time merger charge rather than as a prepaid asset (capitalized costs) that would be amortized as an ordinary expense over the life of the contract.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

         In connection with the merger of HFS and CUC, the CNA contingent commission agreement between Continental Assurance company and FISI was terminated in consideration for the sum of $30 million as of
         12/31/97....

Appendix Ex. 24.

         According to Rabinowitz, E&Y was told by Corigliano that CUC was terminating the prior CNA contract and ending its relationship with CNA. Rabinowitz and Wood both said they had no understanding or awareness that the contract was being renewed.(155) Rabinowitz said E&Y viewed the $30 million as an exit payment properly chargeable to the merger.

         Shelton negotiated and signed the new CNA contract and the CNA Letter. He said he understood that the FISI/CNA relationship was to continue. Shelton said that the idea to restructure the contract originated from an earlier suggestion by Silverman that BCI purchase reinsurance to protect its profit-sharing receivable and then charge the reinsurance to the merger

--------------

(155) E&Y received the signed CNA Letter stating that the contract was being renewed. See Appendix Ex. 95. E&Y had earlier received a draft of this letter which did not contain the renewal language. Appendix Ex. 96. A note placed by E&Y on this draft stated that "per Cosmo Corigliano and Anne Pember, the above agreement was signed by both parties in the above format [i.e., without the renewal language]." Wood recalled Corigliano saying that Shelton had the signed copy and that E&Y would get the signed copy later.

      Wood said that when he initialed the final signed version, he assumed it was the same as the draft version he had read earlier, and he did not notice that new language had been added indicating a renewal of the contract. Rabinowitz also said that when he initiated the final signed version he did not realize it contained the renewal language.

reserve. Shelton said that when it was concluded that the reinsurance could not be charged to the merger reserve, Silverman asked him if the CNA contract could be restructured. Shelton said that after Silverman went on vacation in mid-December Monaco called him many times and told him they needed to get the contract signed. Shelton believed that he sent a copy of the new CNA contract to Corigliano or Monaco after it was signed, but could not recall with certainty. He said he sent a copy of the CNA Letter to Monaco and Corigliano.

         Monaco said that he understood that a new contract was being negotiated with CNA that would provide new economics.(156) He said that he did not receive a copy of the CNA Letter or the new CNA contract from Shelton. He said he did not receive a copy of those documents until March or April, 1998.(157) Silverman said that Shelton had proposed a restructuring of the arrangements with CNA and the matter was left with Shelton. He said the determination as to whether any payment to CNA could be charged to the merger reserve was a matter for the accountants.

--------------

(156) Monaco said that E&Y concluded that the CNA payment was properly chargeable to the Cendant reserve and he relied on this.

(157) Monaco said Scott Forbes received a copy of the new CNA contract from BCI in March or April. Monaco said that when he and Scott Forbes reviewed the contract they concluded that the $30 million fee did not qualify as a merger-related cost and they reinstated that fee as a deferred asset. He also said that he learned at that time that the effective date of the new economic arrangements was September 1, 1997, rather than year-end.

         It was inappropriate to offset the $30 million payment against the Cendant reserve. Instead, this payment should have been recorded on the books of BCI or FISI as a pre-paid asset and then amortized as an expense over the life of the contract ($10 million a year for three years). The entries that should have been made on Comp-U-Card division's general ledger upon payment of the $30 million were:

         Dr. Due from BCI/FISI               $30,000,000
             Cr. Cash                             $30,000,000

         BCI's or FISI's general ledger:

         Dr. Prepaid expenses                $30,000,000
             Cr. Due to Comp-U-Card               $30,000,000

         The entry that should now be made as of December 31, 1997 on BCI's or FISI's general ledger:

         Dr. Operating expense                $3,333,333
             Cr. Prepaid expense                   $3,333,333(158)

The last entry reflects the portion of the $30 million that should have been, but was not, amortized during the period September 1, 1997 through December 31, 1997.(159)

--------------

(158) Shelton said he had understood that the amended contract would have a positive effect of about $1 million a month in 1997.

(159) Effective March 31, 1998, FISI recorded $2.5 million in amortization expense, which represents the quarterly amortization of the $30 million prepaid asset.

     D.  Writeoff of $3.7 Million of LTPC
         Receivables Against Cendant Reserve

         Long Term Preferred Care ("LTPC"), a wholly-owned subsidiary of FISI, sells long term care insurance. In mid-1997, Terry Johnson, Controller of FISI, determined that approximately $3.7 million of receivables on the books of LTPC were uncollectible. According to Johnson, in January, 1998, Pember asked him whether there were any amounts on FISI's December 31, 1997 balance sheet that needed to be "cleaned up." Johnson brought to her attention the $3.7 million of receivables. These receivables were written off against the Cendant reserve as of December 31, 1997 via a consolidating journal entry.

         Pember, in a memorandum dated February 6, 1998 (Appendix Ex. 91), instructed Johnson to write off these receivables to the intercompany account and Johnson did so at the request of Pember. In April, 1998 these receivables were written off against the Cendant reserve.

         There was no basis to write off these amounts to the Cendant reserve because the impairment of the assets was unrelated to the merger. They should have been recorded in LTPC's 1997 income statement as operating expense.

     E.  Writeoff of $17.3 million of NLG
         Goodwill Against Cendant Reserve

         SafeCard acquired National Leisure Group ("NLG")(160) in January of 1995. Approximately $17.3 million of goodwill related to this acquisition was written off against the Cendant reserve through a consolidating journal entry at year-end December 31, 1997. This amount was an estimate.

         By memorandum dated February 6, 1998, Pember instructed James Citro, Director of Finance and Controller at NLG, to transfer the balance of the goodwill asset as of December 31, 1997 to CUC Corporate through the intercompany account. Appendix Ex. 91. Citro said Pember told him that CUC Corporate would keep the asset on its books going forward. Citro said that Pember did not tell him that this asset was going to be written off. On March 4, 1998, an entry was prepared on NLG's books having the following net effect:

         Dr. Intercompany                      $16,631,220
             Cr. Goodwill                           $16,631,220

         In March, 1998, CUC Corporate wrote the asset off against the Cendant reserve.(161)

--------------

(160) Upon the acquisition of SafeCard by CUC pursuant to the Ideon merger, NLG became a wholly-owned subsidiary of CUC and is now a wholly-owned subsidiary of Cendant. NLG sells travel and tour-related packages.

(161) The entry was recorded at the direction of Sattler who was acting on instruction of Pember.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

         Tour company [NLG] was acquired as a result of the Ideon acquisition in 1996. After aggressive management of this business it has continued to provide negative cash flows when fully allocated. The year ended 12/31/97 was the first full year of management by CUC. During that time the company was 40% below anticipated results. In conjunction with the evaluation of the combined Company's business objectives during the 4th quarter of 1997, the tour operating business was determined to be one which will be maintained for competitive purposes without investment or a high degree of management's attention. Therefore, based on management's decision to maintain only the basic business for competitive purposes and the undiscounted cash flows which are not expected to improve based on management's approach to this business, this asset was determined to be impaired.

Appendix Ex. 24.

         Among the documentation provided by Pember to E&Y was an undiscounted cash flow analysis for NLG for the period December 31, 1998, through December 31, 2004, after corporate allocations. Appendix Ex. 97. Included in these allocations was 10% of the projected costs for CUC's Management and Information Systems ("MIS"). The amounts allocated to NLG were $2,735,000 for the year ended December 31, 1997, $2,787,000 for the year ended December 31, 1998, and $3,066,000 for the years ended December 31, 1999 through December 31, 2004. Without these MIS allocations NLG would have been projected to generate a positive cash flow of approximately $1 to $2 million per year during this period.(162)

         The management representation letter to E&Y dated February 3, 1998, signed by Walter Forbes, Shelton, Corigliano, and Pember, states, in part:(163)

         LONG-LIVED ASSETS, INCLUDING INTANGIBLE ASSETS

         The Company has recorded a charge of approximately $.5 billion (pre-tax) in connection with the Company's merger-of-equals with HFS Incorporated ("Merger") consummated on December 17, 1997. Based on the new opportunities that have presented themselves to the Company, certain determinations have been made with respect to the future use of resources. Specifically, it was determined that National Leisure Group . . . would no longer receive the level of financial support previously provided. . . . Based on these events, a review was performed on the carrying value of the excess of cost over net assets acquired for these entities. Such review determined that the expected undiscounted future cash flows of each of these entities would not recover their respective unamortized goodwill, and therefore, such goodwill

--------------

(162) Current accounting standards would require a comparison of undiscounted projected cash flows to the amount of recorded goodwill to determine if such goodwill was fully realizable, or if all or a part of such goodwill should be written off. In the event that undiscounted projected cash flows are less than the amount of recorded goodwill, a writeoff would be required. Such writeoff would be equal to the amount by which discounted projected cash flows were less than the amount of recorded goodwill.

(163) A letter to E&Y dated February 3, 1998, signed by Silverman, Monaco and Scott Forbes, states:

         We have read the representations to you in the letter from the Company, dated February 3, 1998, and are not aware of any information that would change such representations.

      Appendix Ex. 98.

         was considered to be impaired and written off through the aforementioned charge. The estimates of future cash flows were based on management's assumptions and represent their best estimates of the cash flows expected to result from the use of the assets. As a result of the Merger, reviews on the carrying value of all other long-lived assets, including intangible assets, were performed and similar write-downs of such assets were made where a determination was made that such assets were impaired.

Appendix Ex. 99.(164)

         Citro stated that he was not apprised of the writeoff until after April 15, 1998. In his view, the asset should not have been written off because it was not impaired.

         Citro and Scott Hancock, Senior Vice President for CUC Travel to whom NLG reported, said that they had not seen the undiscounted cash flow analysis provided to E&Y. Citro said he could not understand how Corporate could allocate such a large amount of MIS costs to NLG. He explained that NLG has its own computer system that operates on a stand-alone basis. Citro did say that, for a five-month period in 1997, an MIS employee worked at NLG on their computer system. Citro did not think that this justified the 10% MIS allocation to NLG.

--------------

(164) Shelton said that he knew from conversations with Menchaca that NLG was not performing well or was not a good fit. In signing the management representation letter, he consulted with Corigliano who told him the representations were consistent with the facts. Walter Forbes said that in signing management letters he relied on the advice of others in management.

         It has been concluded that this asset is not impaired and should be reinstated on the books of NLG.

     F.  Writeoff of $2.3 million of NLG
         Computer Costs Against Cendant Reserve

         Prior to CUC's acquisition of Ideon in August of 1996, NLG acquired a computer system at a cost of approximately $2.5 million. NLG was originally depreciating this system over five years. The net book value -- approximately $2.3 million -- was written off against the Cendant reserve through a consolidating journal entry at year-end 1997.

         Citro said that the asset was originally written off in August, 1996 at the time Ideon acquired NLG. For reasons of which Citro was unaware, the asset was reinstated on NLG's books in September, 1996. However, NLG did not continue to depreciate the asset.

         Citro stated that when he started at NLG in December 1996, he was told by Pember and Hancock that this system was going to be written off against the Ideon reserve as of January 31, 1997. Citro said the rationale for writing off the asset was that Ideon had greatly overpaid for the system. Citro said that the software system was worth, at most, $750,000. However, the asset was not written off in connection with the year ended January 31, 1997.

         In November, 1997, in connection with preparing NLG's budget, Citro contacted Pember and Hancock and asked whether the asset was going to be written off at year-end January 31, 1998. Citro said that he raised this issue because he did not want to include depreciation amounts for this asset in the 1998 budget.

Citro said that he would not be able to meet projections for 1998 if he had to include depreciation of this asset in the budget. Both Pember and Hancock told Citro that the asset would be written off at year end and he did not need to include depreciation for this asset in the 1998 budget.

         Hancock said that it was his understanding that the costs were to be written off at CUC Corporate against the Cendant reserve, although he recalled no further details.

         Pursuant to the memorandum from Pember dated February 6, 1998, (Appendix Ex. 91), Citro transferred the asset -- $2,329,282.30 -- to CUC Corporate through the intercompany account. On March 6, 1998, CUC Corporate wrote this asset off against the Cendant reserve.

         Citro stated that at the time he transferred the asset through the intercompany account, he understood that it was going to be written off in its entirety, although he was not sure whether the writeoff was going to be offset against the Cendant reserve. He said that it was inappropriate to write off the asset in its entirety since it is still being used by NLG.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

         This asset represents systems development costs previously capitalized, for a system that was never implemented. During the 4th quarter 1997, in conjunction with the reasons documented above [decision to continue tour operating business without additional investment] the decision was confirmed to abandon the new systems currently being developed for NLG.

Appendix Ex. 24.

         It has been concluded that this asset is not impaired and should not have been written off against the Cendant reserve. In light of this, the asset should be reinstated on NLG's balance sheet and depreciated over its remaining useful life. In addition, the depreciation expense for the period September, 1996 through December, 1997 should be recorded in NLG's income statement.

     G.  NLG Purchase Reserve Adjustments

         As noted above, SafeCard acquired NLG in January, 1995. Part of the purchase price consisted of shares of SafeCard common stock having an aggregate market value of $1.4 million, which SafeCard agreed to deliver to the sellers of NLG in February, 1998, three years from the date of the acquisition.(165) As a result, a liability of $1.4 million was properly recorded on NLG's balance sheet.

         Subsequently a dispute arose between Ideon and the sellers concerning the compensation owed the sellers under the acquisition agreement. This dispute was settled in September, 1996, about a month after CUC acquired Ideon. Under the settlement, shares of CUC stock, rather than SafeCard stock, were to be delivered, with the number of shares to be based on the average closing price of CUC stock for the 15 trading days ending

--------------

(165) The number of shares was to be based on the average closing price of SafeCard common stock for the 15 trading days ending three days before the acquisition closed.

three days prior to August 7, 1996. This price was $23.07, taking into account a subsequent stock split. As the settlement locked in the number of the shares to be delivered in February, 1998, each party was subject to the risk of appreciation or depreciation in the share price.

         As part of the settlement, CUC also agreed to make a contingent cash payment of up to $1 million based on NLG's achievement of targeted levels of net operating income.(166) This cash payment was to be made in October, 1997; 50% of it to the sellers of NLG and 50% to NLG employees.

         On February 27, 1997, Speaks, at the direction of Pember, wrote off the $1.4 million liability and credited (decreased) SafeCard expenses in the same amount as of January 31, 1997. This entry was part of the series of entries previously discussed, in Section VIII above, which served to decrease SafeCard's fiscal 1997 expenses by $12.6 million. As there was no basis for these entries, the $1.4 million liability should be reinstated on the balance sheet and expenses for fiscal 1997 should be increased by the same amount.

         As of February, 1998, when the stock was due to be delivered under the settlement agreement, the market value of the CUC shares to be delivered was approximately $2.17 million. Additionally, Corigliano informed CUC in-house lawyer Peter

--------------

(166) There was also a deferred cash component to the original deal.

McGonagle that he had verbally agreed to pay the sellers in cash as opposed to stock, to avoid transaction costs associated with the stock transfer. In the end, CUC paid the sellers $2,169,484 in cash as opposed to the $1.4 million in stock it had agreed to pay under the original acquisition agreement; an additional $770,000.

         On February 27, 1998, CUC offset the $2,169,484 payment against the Cendant reserve. The entry recorded was:

         Dr. Cendant reserve                      $2,169,484
             Cr. Cash                                 $2,169,484

         It has been concluded that this payment should not have been charged against the Cendant reserve. Instead, $770,000 (the difference between the amount paid and the $1.4 million liability recorded) represents additional purchase price, and should have been recorded as additional goodwill and amortized as an expense in future periods.

         Based on NLG's achievement of targeted levels of net operating income, in October, 1997, CUC also paid $495,150 to the sellers and $495,153 to NLG employees pursuant to the contingent consideration provision of the purchase agreement. The $495,150 paid to the sellers of NLG was charged against the Ideon reserve. The entry recorded effective October 31, 1997 was:

         Dr. Ideon reserve                             $495,150
             Cr. Cash                                      $495,150

As these payments were based on the future profitability of NLG at the time of the purchase, they constituted additional purchase price and should have been recorded as additional goodwill and amortized as an expense in future periods.

         The payment to NLG employees was also charged to the Ideon reserve. The entry recorded was:

         Dr. Ideon reserve                            $495,153
             Cr. Cash                                     $495,153

This payment should have been recorded as compensation expense in 1997 as it was made to employees, not the sellers, and did not represent satisfaction of a liability to the sellers.

         In addition, in connection with the acquisition in January, 1995, Ideon agreed to pay bonuses to certain employees who remained with the company. The total amount of the bonuses were paid in three installments and amounted to approximately $800,000. The first installment was paid in early 1996 prior to CUC's acquisition of Ideon. The second payment in the amount of $266,667 was made in February, 1997. CUC charged the payment made in February, 1997 against the Ideon reserve. The entry recorded in February, 1997 by Sattler was:

         Dr. Ideon reserve                            $266,667
             Cr. Cash                                     $266,667

         This payment should not have been charged against the Ideon reserve. Instead, it should have been recorded to the income statement in 1996 as compensation expense.

         In January, 1998, the remaining $266,667 was paid. CUC charged this payment against the Cendant reserve. The entry recorded effective as of January, 1998, was:

         Dr. Cendant reserve                          $266,667
             Cr. Cash                                     $266,667

         This payment should not have been charged against the Cendant reserve. Instead it should have been recorded to the income statement in 1997 as compensation expense.

     H.  Writeoff of $3.2 Million of BCI Capitalized
         Software Costs Against Cendant Reserve

         In January, 1998, Pember informed Pedersen of BCI that, in connection with the Cendant merger, CUC intended to write off the costs BCI had incurred through December 31, 1997, for the development of its computer software programs. These costs totaled $3,191,000. CUC wrote off this amount against the Cendant reserve as of December 31, 1997 in a consolidating journal entry. The entry recorded was:

         Dr. Cendant Reserve                        $3,191,000
             Cr. Due to BCI                             $3,191,000

         At the direction of Sattler the entry was booked to the Comp-U-Card March general ledger. Sattler stated that Pember had instructed her to record these entries.

         Pedersen and Peterson received a memo from Sattler dated April 6, 1998, detailing the entry that BCI needed to record on its balance sheet. The entry was:

         Dr. Intercompany CUC                       $3,191,000
             Cr. Prepaid Computer Equipment             $3,191,000

BCI recorded this entry in April, 1998 as of March 31, 1998.

         The amount written off consists of a net book value of approximately $476,000 related to computer software that BCI currently uses, and approximately $2,715,000 relating to computer software that BCI is currently developing and plans to implement during 1998 or 1999. Pedersen stated that he did not think the writeoff was appropriate, since BCI is still using the current software and plans to implement the software under development. Peterson agreed that the software was still viable.(167)

         Because the existing software is still in use, and BCI intends to implement the software under development in 1998 or 1999, there was no basis to write off the software costs. Accordingly, the costs associated with the software have been reinstated on BCI's balance sheet.

     I.  Writeoff of $1.75 Million Breach of Contract
         Settlement Against Cendant Reserve

         In February, 1998, a breach of contract dispute with a former CUC vendor was settled for $1,750,000. The settlement amount was charged to the Cendant reserve. Veronica Miller, the Comp-U-Card staff accountant who prepared the journal entry, does not recall who instructed her to record the charge against the Cendant reserve.(168)

--------------

(167) Pedersen stated that he had little experience with reserves and restructurings, and that it was possible that Cendant might have had certain plans for BCI that would render the software useless, although he was not aware of such plans. Peterson said she understood that these costs were being written off against reserves or handled in some other manner.

(168) Menchaca said he was aware of the settlement but was not aware it was charged to the Cendant reserve and did not know of any reason it should have been so charged.

         As this breach of contract claim is not related to the Cendant merger, it should not have been written off against the Cendant reserve. Instead, it should have been recorded to the income statement in the first quarter of 1998 as a general and administrative expense.(169)

     J.  Writeoff of $3.75 Million of First Data
         Corporation Goodwill Against Cendant Reserve

         First Data Corporation ("FDC") entered into a contract with CUC in 1994 to provide credit card services to American Express customers. As of August, 1996, CUC recorded an intangible asset of $4,092,896 in connection with this contract. In May, 1997, American Express awarded the service contract to another company, effectively ending the relationship and therefore impairing the asset on the balance sheet.

         The asset was charged against the Cendant reserve via a topside entry as of December 31, 1997. In a memorandum dated February 6, 1998 (Appendix Ex.
91), Pember instructed Speaks to write off the December 31, 1997 balance of this asset against the Cendant reserve. The entry prepared by Speaks on February 10, 1998 wrote off the net goodwill of $3,749,320 against the Cendant reserve.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

--------------

(169) The information developed has not enabled a conclusion to be drawn as to whether this matter constitutes an irregularity.

         Rights to market various services to First Data Corporation's (FDC) underlying credit card issuers. In conjunction with the evaluation of the combined Company's business objectives, Cendant is in the process of discontinuing this loss program.

Appendix Ex. 24.

         This asset should not have been written against the Cendant reserve because its impairment was unrelated to the merger. It should have been written off to operating expense in the second quarter of 1997, when the asset became unrealizable.

     K. Writeoff of Dining Out Tonight Club Goodwill and Control Rights Against Cendant Reserve

         In 1991, CUC Publishing, a subsidiary of CUC, acquired the assets of Dining Out Tonight Club, Inc. and Dine Out Tonight Club Distribution Corporation (collectively "DOTC"), a company that published and sold coupon books with cards that provided two-for-one meals at local restaurants. In connection with the acquisition, CUC established goodwill of $934,134 and contract rights of $4,433,371.

         Until 1996, the coupon books were marketed directly in approximately nine cities. During 1996, the marketing of the DOTC program was transferred to EPub, at which time the program was changed and was offered in only a few cities. By July, 1996, DOTC's product line ceased to exist.

         Effective December 31, 1997, a topside journal entry was recorded to write off $700,000 of the DOTC assets. In a memorandum dated February 6, 1998 (Appendix Ex. 91) Pember instructed Speaks to write off the balance of the goodwill and contract rights. She also sent him a list of proposed journal entries that included a writeoff of this asset against the Cendant reserve. On February 10, 1998, he prepared the journal entry to write these assets off in the general ledger. Appendix Ex. 100. The entry credited the DOTC goodwill and contract rights and debited the corresponding accumulated amortization accounts, resulting in a net charge of $1,374,616 against the Cendant reserve. Speaks said that he was unfamiliar with these assets, but wrote them off on Pember's instructions.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

         Small business acquired which contract rights will not be providing value within the strategic direction of Cendant.

Appendix Ex. 24.

         There was no basis to write off these assets against the Cendant reserve. Rather the writeoff should have been recorded in CUC's income statement as an operating expense in the period the assets became unrealizable, which was the second quarter of 1996, when DOTC's programs changed and were folded into EPub's operations.

     L.  Writeoff of $2.5 Million of Time Warner
         Joint Venture Against Cendant Reserve

         CUC entered into a joint venture agreement with Time Warner Cable in 1995 to test interactive cable television shopping. This program was test-marketed in Orlando, Florida beginning in December, 1995. The project was abandoned in December, 1996. CUC recorded an asset relating to this joint venture which increased over time and which was $2,479,827 as of December 31, 1997. This amount represented costs CUC had incurred in connection with the joint venture. This amount was written off through a consolidating journal entry as of December 31, 1997.

         In February, 1998, pursuant to the February 6, 1998 Pember e-mail (Appendix Ex. 91), Speaks prepared a journal entry to write off this asset against the Cendant reserve. Speaks recorded the writeoff on February 10, 1998.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

         This joint venture will be discontinued within the Cendant business plans. Therefore all deferred costs are written off due to no future revenue generation.

Appendix Ex. 24.

         This program was abandoned and the asset was unrealizable no later than December, 1996. There was no basis to write off this asset against the Cendant reserve. It should have been recorded in CUC's income statement as an operating expense in the fourth quarter of 1996, when it was no longer realizable.

     M.  Charging of Walter Forbes'
         Plane Expenses to Cendant Reserve

         At its September 9, 1997 meeting, the Compensation Committee approved the reimbursement of private plane charges of $596,881 for 1995 and 1996 submitted by Walter Forbes.

         Walter Forbes signed an expense report for those costs, and reimbursement was then made. The report is dated September 30, 1997. See Appendix Ex. 101. The amount was charged against the Cendant reserve. At that time, Shelton was the corporate officer who generally signed Walter Forbes' expense reports. Shelton signed the report for the plane charges and wrote "charge to merger reserve" on the expense report. Shelton could not explain how 1995 and 1996 plane expenses related to the Cendant reserve, and said that Corigliano told him to charge it to that reserve. Shelton did not ask Corigliano why that payment should be charged to the Cendant reserve. Shelton said that he did not speak to Walter Forbes about charging those costs to the Cendant reserve. Walter Forbes said that the notation "charge to merger reserve" was not on the form when he signed it, and he did not learn that it had been charged to the Cendant reserve until approximately April, 1998.

         Menchaca identified the second approval signature on the form as his. He said Shelton brought the form to him and said that a second signature was needed but that Menchaca did not have to review anything relating to the expenses because Shelton had already done so. Menchaca said the signatures of Shelton and Walter Forbes were already on the form when he signed it. Menchaca said he was virtually certain that when he signed the form, it did not have the note indicating the expenses were to be charged to the merger reserve.

         Based on the time period during which these charges were incurred, this expense does not relate to the Cendant merger and therefore should not have been charged against the Cendant reserve. Instead, it should have been recorded in CUC's income statement as a general and administrative expense in the fourth quarter of 1997.(170)

     N.  Software Upgrade Charged to Cendant Reserve

         During 1997, CUC hired a third party consultant, Epsilon, to install a new analytical marketing software system to accommodate Cendant's new, larger customer base. Upon completion of the installation, the customer marketing division of Comp-U-Card will use the new system to analyze past customers' activity for potential future marketing efforts. The Cendant reserve was charged $2 million for this project.

         The following explanation was provided to E&Y in the Cendant Reserve
Memorandum:

         The database structure within Cendant membership services was inadequate to support the volume of processes necessary to manage the new list processing. The existing systems were eliminated and third party consultants have been paid through 12/31/97 to upgrade the systems.

Appendix Ex. 24.

         Speaks said that the project will provide future benefits and the system needed to be upgraded regardless of the merger; in addition, he is aware of no software systems retired or to be retired. Accordingly, the costs should have been capitalized and not charged to the Cendant reserve. The costs

--------------

(170) This investigation has not addressed whether or not the expenses were appropriately reimbursed, which is under separate investigation.

are now being treated as construction-in-progress and will be depreciated over the estimated useful life of the system when the installation is complete.

     O.  Essex Severance Expenses Charged to Cendant Reserve

         In October, 1997, Essex Corporation, a subsidiary of CUC, underwent a corporate restructuring.

         Effective December, 1997, at the request of Pember, Elisa Lanthier, Controller of Essex, recorded $458,132 in accrued severance to CUC Corporate through the intercompany account in January, 1998. These charges consisted of a $350,910 severance payment to Gerald Cunningham, Essex's then President, and $107,222 for severance payments to be made to various individuals who were to be terminated. The individuals were notified of their termination in January, 1998. The entry recorded on Essex's books on January 9, 1998 was debit intercompany $458,132; credit various accruals. On January 13, 1998, CUC Corporate wrote off this amount against the Cendant reserve as of December 31, 1997. The entry recorded on CUC's books was debit Cendant reserve $458,132; credit intercompany $458,132.

         It was improper to accrue the $350,910 severance payment made to Cunningham as a restructuring charge, since, according to Lanthier, Cunningham's termination from Essex was not related to the restructuring. Instead, this amount should have been recorded in Essex's 1997 income statement as a payroll-related cost.

         The remaining $107,222 was related to the restructuring, but not the Cendant merger. The restructuring charge should not have been accrued in 1997, because the departing employees were not notified of their termination until January 30, 1998.(171)

     P.  Writeoff of Robinson, Lerer Expenses to Cendant Reserve

         The strategic communications firm of Robinson, Lerer & Montgomery ("Robinson, Lerer") provided public relations services to CUC. During 1997, Robinson, Lerer performed a substantial amount of work for CUC in connection with the Cendant merger. Robinson, Lerer entered into a retainer agreement with Cendant on or about January 23, 1998 under which it agreed to provide services to Cendant during 1998 for a fee of $300,000. Hamilton signed the retainer agreement on behalf of Cendant. Robinson, Lerer sent Cendant an invoice for the $300,000 in February, 1998, which was paid in March and charged against the Cendant reserve.

         Hamilton said that she had a conversation with Silverman in December, 1997 or January, 1998 in which he told her to pay Robinson, Lerer up front and charge that amount to the Cendant reserve. Cindy Hodnett, then the Manager of Investment Relations at Cendant who reported to Hamilton, received the Robinson, Lerer invoice in February. Approximately one week before she received the invoice, Hodnett said she was told by

--------------

(171) These costs could have been classified in the financial statements as part of the line item that includes "Merger related costs and other unusual charges", if notification had occurred in 1997.

Hamilton that she would be receiving it and that Silverman had instructed that this amount be charged against the Cendant reserve. Silverman denies that he instructed Hamilton to charge the Robinson, Lerer retainer fee to the Cendant reserve. In fact, he said that he told Hamilton that he did not want Cendant to have retainer agreements with any public relations firms.

         The retainer fees should not have been charged to the Cendant reserve. Instead, those costs should have been accounted for as prepaid costs and charged to Cendant's income statement as Robinson, Lerer rendered its services.(172)

     Q.  Retained Earnings Shortfall Charged to Cendant Reserve

         Sattler stated that for the year-ended December 31, 1997, retained earnings as reflected on CUC's books were understated by $388,000. In order to correct this, Sattler debited the Cendant reserve $388,000 and credited that amount to retained earnings in a topside entry impacting the year ended December 31, 1997. In a memo dated April 7, 1998, Sattler sent Tolle a list of journal entries to post to the month of March, 1998, which included the $388,000 credit to retained earnings. Appendix Ex. 102. The entry recorded in the general ledger was debit Cendant reserve, credit retained earnings.

         This entry was improper because the shortfall in retained earnings was unrelated to the merger. The income

--------------

(172) The information obtained has not enabled a conclusion to be drawn as to whether this matter constitutes an irregularity.

statement should be debited $388,000 and the Cendant reserve should be credited that amount.

     R.  E&Y Audit Fees Charged to Cendant Reserve

         On March 16, 1998, E&Y sent Corigliano a bill for $250,000 for "professional services rendered in connection with the audit of consolidated financial statements of Cendant Membership Services for the year ended December 31, 1997." On March 20, Cendant paid E&Y $750,000, including the $250,000 related to the regular audit of CMS. The $250,000 was charged against the Cendant reserve. The bill approval form, dated March 18, 1998, which appears to have been approved by Corigliano, states that that amount should be charged against the Cendant reserve. Appendix Ex. 103. It is unknown who wrote the Cendant reserve account number on the bill approval form or who authorized this amount to be charged to the Cendant reserve.

         The audit fees relating to the regular year-end audit should not have been charged against the Cendant reserve because they were not related to the merger. Instead, they should have been recorded in the 1997 income statement as general and administrative expenses.(173)

--------------

(173) The information obtained has not permitted a conclusion to be drawn as to whether this matter constitutes an irregularity.

X.   IRREGULARITIES IN CONNECTION WITH REVENUE RECOGNITION

     A.  The Stated Policy of the Company

         CUC's stated policy for revenue recognition with respect to membership products was to match revenues with related expenses. The significant accounting policy footnote to the consolidated financial statements of CUC (and Cendant following the merger) stated the following:

         Membership fees . . . are recorded as deferred membership income upon acceptance of membership, net of estimated cancellations, and pro-rated over the membership period.

         Membership acquisition costs are deferred and charged to operations as membership fees are recognized. Such costs are amortized on a straight-line basis as revenues are realized over the average membership period (generally one to three years) (emphasis added).

         Each month, the Comp-U-Card division(174) records revenue on its general ledger for those customers who have requested to participate in one of its membership programs. This occurs either when a customer joins a program for the first time or when an existing member renews.

--------------

(174) The discussion in this Section relates to the membership products within the Comp-U-Card division. As part of its review of other subsidiaries AA reviewed the revenue recognition practices of those subsidiaries. As no irregularities were found, this Report does not separately address those practices. Nonetheless the Company has determined to change certain of the revenue recognition practices of certain subsidiaries and to correct for the prior effect of those changes in the Restatement.

         For first time members, Comp-U-Card typically will offer a trial period ranging from one-to-three months. During the trial period, the member is entitled to all services normally provided by the program but is not actually billed (i.e., the customer's credit card is not charged) until the trial period ends and the customer has elected not to cancel.(175) Comp-U-Card offers members full money-back refunds at any point during the membership period.

     B.  General Practices and Systems

         Although the stated policy was to recognize all membership fees ratably over the membership period, in practice there were some programs, such as Privacy Guard and Dining, where Comp-U-Card recognized all the revenues on an immediate basis at the time the member joined. Approximately 21% of Comp-U-Card's total membership revenues in 1997 were derived from such immediate recognition programs, excluding the effect of the "Allocations" discussed below.

         For other programs (e.g., Shopping, Auto, Travel), which supplied the majority of its revenues, Comp-U-Card deferred the revenues and recognized them ratably over the life of the program, including the trial period. For example, for a 12-month membership program with a three-month trial period, Comp-U-Card would recognize revenue ratably over a 15-month period (including

--------------

(175) Certain programs do not offer trial periods, primarily those marketed through the SafeCard division in Cheyenne, Wyoming.

the first three months). At the time Comp-U-Card first records revenue it also would record estimates of the amount of revenue that ultimately will not be billed or will be refunded based upon the number of people expected to cancel in the trial period and in the membership period. The revenues actually booked to the general ledger are net of these "cancellation reserves."

         The Comp-U-Card division maintains its general ledger system on a modified cash basis. This modified cash basis general ledger recognizes all revenue as soon as a member joins(176) (even if not yet billed) and recognizes the expenses concurrently using a standard cost system. In order to convert the modified cash basis revenues and expenses reflected on the general ledger to an accrual basis -- and to recognize and defer the revenues/expenses in accordance with the stated policy -- CUC utilized what it called the "Projection Model." See Appendix Ex. 104. Through the Projection Model (an Excel spreadsheet) CUC determined the amount of income and expense that would be recognized each month and over the course of the year. Each month, accounting personnel in Trumbull would extract the revenues and expenses by program from the general ledger and manually key them into the spreadsheet. Data from the spreadsheet was used to create amortization "grids," which

--------------

(176) A member is considered to have "joined" as soon as he or she enters CUC's membership database system, e.g., through positive response to a verbal or electronic solicitation or by mailing in a coupon solicitation.

calculated the accrual adjustments necessary to convert the revenues and expenses from a modified cash to accrual basis. In calculating the accruals, the revenues and expenses automatically would be amortized into different periods, depending on the particular program and the period of time over which revenues and expenses for that program were recognized. The grids thereby produced adjustments necessary to report earnings (revenues less expenses) in accordance with GAAP.

         The Trumbull accounting personnel would forward to CUC Corporate in Stamford (generally Sattler) the accrual adjustments that were calculated from the grids, and each quarter Sattler would make a topside adjustment to the Comp-U-Card column in her consolidating reports to reflect this calculation. The accrual adjustments eventually were recorded on the Comp-U-Card general ledger in Trumbull.

     C.  Specific Comp-U-Card Revenue Recognition Practices

         Comp-U-Card engaged in certain practices which were inconsistent with the company's stated policy. Taken together, these practices resulted in a mismatching of revenues and expenses and the premature recognition of income during the Restatement Period.

         1.   Deferral of Expenses in Programs
              that Recognized Revenue Immediately

         From at least 1995 through 1997, CUC deferred certain expenses in those Comp-U-Card programs where it recognized revenues immediately for new membership joins.(177) This practice resulted in the recognition of expenses for such programs over a more extended period of time than that over which revenues were recognized, thus producing an overstatement of earnings in the periods when this practice was applied.(178)

         The following chart shows the revenue and expense recognition policy for programs in which recognition of new membership revenues and expenses failed to "match":

------------------------------------------------------------------------------
      Program                 Revenue            Expense Recognition(179)
 (New Membership)           Recognition
------------------------------------------------------------------------------
Dining                       Immediate           Deferred over 12 months
------------------------------------------------------------------------------
Buyers                       Immediate           Deferred over 12 months
------------------------------------------------------------------------------
Privacy Guard                Immediate           Deferred over 12 months
------------------------------------------------------------------------------
Health Saver                 Immediate           Deferred over 12 months
------------------------------------------------------------------------------
Creditline                   Immediate           Deferred over 12 months
------------------------------------------------------------------------------
Merchandise                  Immediate           Deferred over 12 months
------------------------------------------------------------------------------
Software Club                Immediate           Deferred over 12 months
------------------------------------------------------------------------------

--------------

(177) For renewal as opposed to new memberships on these immediate revenue recognition programs, expenses were recognized immediately.

(178) We have not determined if such practice took place prior to 1995.

(179) In addition to the deferral of costs, amortization of these costs are on a one-month lag.

         Speaks said that notwithstanding this mis-matching, he was told by Pember that revenue and expense accruals historically more or less matched on a weighted average basis (i.e., in any given year, approximately 12 months of revenues and 12 months of expenses were recognized). He understood that this resulted from the fact that while revenues for some programs were recognized immediately, in other cases expenses were actually recognized more quickly than revenues (e.g., for some programs where revenues were recognized ratably over 15 months, expenses were recognized over 12 months).(180) Speaks was told by Pember that E&Y was satisfied with this policy.

         Rabinowitz of E&Y said he understood Comp-U-Card's policy was to amortize revenues generally over the life of the membership, and expenses on a weighted average basis over the life of the membership. He was aware that certain programs such as Privacy Guard, Warranty and Health recognized revenue for new members on an immediate basis, and that Comp-U-Card did not recognize new solicitation expenses immediately on these

--------------

(180) Until October, 1996, for 36-month programs, Comp-U-Card recognized the revenue over 36 months and the expenses over 12 months. However, following the merger in 1996 with Ideon, Comp-U-Card changed its policy to recognize expenses for 36-month programs over 36 months (there was a period from October, 1996 to December, 1997 where revenue was recognized over 39 months).

programs.(181) He said he understood that overall, on a weighted average basis, there was a matching of expenses and revenues.

         Speaks said that in mid-1997 Pember asked him to perform an analysis to determine the extent to which recognition of revenues and expenses actually matched. He said Pember explained that this type of study was something that E&Y had asked for in past audits (although not during the January 31, 1997 audit). Speaks performed various analyses between mid-1997 and early 1998, which he described as very rough and approximate, showing that revenues were being recognized approximately over a period of 11 months relative to 12 months of expense recognition (i.e., revenues were recognized more quickly). His analyses showed what he called "exposure" of about $21 million in fiscal 1998 and $42 million projected in calendar 1998, meaning that Comp-U-Card should have been recognizing that amount of additional expense in the year in question. Speaks said that Pember had given him analyses from prior years (fiscal 1995 and fiscal 1996) showing exposure of only $7-$8 million per year.

         Speaks viewed the results of his analyses as potentially troublesome and said he brought them to the attention of Pember both in mid-1997 and in early 1998. See, e.g., Appendix Ex. 105. According to Speaks, Pember said she would

--------------

(181) Speaks said this was clear, in any event, from the amortization grids given to E&Y, since the new solicitation expense grids included expenses for all programs, including the immediate revenue recognition programs.

talk to Corigliano, but Speaks said he never heard anything that transpired between them.(182)

         2.   Reclassification of Revenue from Deferred
              Programs to Immediate Recognition Programs

         In the years 1995 through 1997, Comp-U-Card also improperly transferred or reallocated revenue amounts from the deferred revenue recognition programs to the immediate revenue recognition programs, resulting in the improper acceleration of revenue recognition and non-compliance with both the company's stated policy and GAAP.(183)

         This revenue "shifting" occurred from eight different deferral revenue programs into five different immediate revenue recognition programs:

--------------

(182) Speaks said E&Y did not ask to see an analysis as part of its audit for the year-ended December 31, 1997.

(183) This practice appears to have begun in August, 1994.

Programs From Which                    Programs To Which
Revenues Were Shifted                  Revenues Were Shifted
---------------------                  ---------------------

Travel (revenue recognized over        Buyers (revenue recognized immediately)
12-15 months)

Shopping (revenue recognized           Dining (revenue recognized immediately)
over 12-15 months)

Auto (revenue recognized over          Privacy Guard (revenue recognized
12-15 months)                          immediately)

Hotline 36 (revenue recognized         Health & Pet (revenue recognized
over 36 or 39 months)                  immediately)

FeeCard (revenue recognized            Creditline (revenue recognized
over 12 months)                        immediately)

CCP (revenue recognized over 36
months)

Home (revenue recognized over
12-15 months)

Netmarket (revenue recognized
over 12-15 months)

         The Projection Model illustrates these revenue shifts in a column labeled "Allocation." See, e.g., Appendix Ex. 104.

         Speaks said the reallocations were arbitrary and were directed by Pember. He said the practice was followed before he joined the company and that the pattern of reallocations from year to year was roughly the same. That is, at the beginning of the year, the Projection Model would be programmed to automatically reallocate revenues, in certain months and in certain amounts, from deferred revenue recognition to immediate revenue recognition products. It was also possible to manually reclassify revenues from one product to another in the Projection Model.

         Once revenues were reallocated to the immediate revenue grid, they would automatically become part of the normal accrual adjustment calculated by the amortization grids. The accrual adjustment, as noted above, would then be sent to Stamford where Sattler would include it as one of the quarterly adjustments in consolidation.

         Speaks said that at a meeting with Corigliano and Pember in mid-1997, he questioned why the reallocations were done. Corigliano told him that they were done in order to achieve a matching of revenues with expenses. Speaks said he did not speak with Menchaca about the reallocation practice.

         Beginning in October, 1997, Loraine Orban ("Orban"), manager of reporting and analysis for Comp-U-Card, assumed responsibility for the preparation of the grids which produced the accrual adjustments. She said that she assumed responsibility for the grids from Hiznay.(184) By the time Orban assumed responsibility for the grids, a number of transfers among programs had already occurred. She did not know who authorized these transfers or who implemented them. Orban indicated that upon learning of the policy of transferring amounts between programs she became uncomfortable with the concept and asked Speaks about them. Speaks indicated that it was an issue of

--------------

(184) Speaks believes that Pember oversaw preparation of the revenue and expense grids for the years 1995 and 1996 and a portion of 1997. We have not been able otherwise to confirm this fact.

company policy. Orban did not question Speaks any further on the issue.

         Shortly after the Comp-U-Card budget for December 31, 1998 was finalized around Thanksgiving, 1997, Speaks said he presented Corigliano and Pember with a document he had prepared to illustrate the impact of the reallocations. See Appendix Ex. 106. The document showed there was already an increase in the amount of revenue recognized immediately because Privacy Guard was ramping up. Specifically, the document showed that 27.5% of membership revenues would be recognized immediately for the 12 months ending January 31, 1998, including the impact of $41.1 million in reallocations programmed into the Projection Model as of October 31, 1997. The document further showed that if the same reallocation pattern was followed in calendar 1998, the percentage of immediate revenue would increase to 29%. Speaks said he recommended to Corigliano and Pember that the reallocations be stopped and reversed, but that they did not respond. Speaks said he had no further discussions with Corigliano about reallocations.

         For the 12 months ended December 31, 1997, Comp-U-Card reallocated $58.1 million in revenues from deferred to immediate recognition programs, with the majority of reallocations ($47,850,000) taking place in the fourth calendar quarter. Of these fourth quarter adjustments, $6.5 million were made manually to the Projection Model by Speaks, pursuant to the instructions he received from Pember on January 16, 1998 (these were part of the same handwritten instructions to reverse merger reserves discussed earlier in this Report). Appendix Ex. 54. The reallocations contributed to Comp-U-Card recognizing about 30% of its membership revenues in calendar 1997 on an immediate basis.(185)

         E&Y was not given the Projection Models which showed the reallocations from deferred to immediate programs. Speaks said that E&Y did not get the Projection Model. Speaks said that Kearney and Pember told him not to give the Projection Model to E&Y.(186)

         Rabinowitz and Wood said they were not aware that Comp-U-Card reallocated revenues from one program to another, i.e., from deferred to immediate.

--------------

(185) As part of these same instructions, Speaks also manually transferred $3 million of renewal solicitation costs ($1 million and $2 million in November and December, 1997, respectively), from immediate programs to deferred programs within the Projection Model.

(186) An e-mail dated March 11, 1997 from Kearney, who was then in CUC Corporate, to Pember states that:

         Quarterly we give E&Y both revenue grids that are deferred, both cost [expense] grids that are deferred, and that is it. They NEVER get the immediate revenue grid.

      See Appendix Ex. 107. Speaks could not explain what was meant by this, and Kearney was not available to be questioned about it.

         3.   Delay of Expenses

         From 1995 through 1997, the start of amortization of certain expenses related to programs with deferred revenue recognition was delayed one month.(187) For example, for a typical 12-month membership program with a three-month trial period, Comp-U-Card would begin recognizing revenues in the first month (then ratably over a 15-month period), and would not begin recognizing the expenses until the second month (and then ratably over a 12-month period).(188) Although all expenses for such programs would be recognized over a period of 13 months whereas revenues would be recognized over 15 months, this one-month delay was not in accordance with the company's stated policy.

     D.  Conclusions Regarding CUC's Revenue
         Recognition Practices

         A proper revenue and expense recognition policy under GAAP should achieve a matching of revenue and expenses. While CUC's stated policy was to match revenues and expenses, its practices were not consistent with that policy, and a proper matching was not achieved. No information has been obtained that those responsible for establishing and implementing the practices had empirical evidence supporting a reasonable belief that

--------------

(187) We have not determined if such practice was applied prior to 1995.

(188) Rabinowitz said he was also aware that there was a one-month lag before expenses were recognized and that they were then recognized over 12 months.

matching occurred, particularly in calendar 1997. With regard to CUC's practice of reallocating revenues from deferred to immediate revenue recognition programs, no reasonable explanation has been provided. It has been concluded that this practice constituted an irregularity.

     E.  Persons With Knowledge

         Without exception, all the CUC senior executives interviewed stated that they were unaware of any "shifting" of revenue from deferred recognition to immediate recognition programs. These persons included Walter Forbes, Shelton, McLeod, Menchaca, Fullmer, Lipton and Hamilton.(189) All of them stated that they believed that CUC followed its stated policy of matching revenues and expenses.(190)

         Both Shelton and McLeod said they were aware that for certain programs, such as Dining and Privacy Guard, Comp-U-Card recognized revenue immediately. They said they were not

--------------

(189) McLeod, who oversaw the Comp-U-Card division for several years until January, 1997, said that although he periodically saw the Projection Model, the form of the model with the "Allocation" column showing the shifting of revenues "looked new" to him. In fact, this column appeared in the Projection Model at least as early as August, 1994.

      Menchaca said that although he received the Projection Model, he did not recall looking at any columns entitled "Allocation" and he did not know (and would not have known) what the column meant even had he seen it.

(190) Both Monaco and Scott Forbes also said they were told by CUC that revenues and expenses were matched in accordance with the stated policy.

specifically aware of how expenses were treated on the immediate revenue recognition programs, although they believed that expenses generally matched revenues.(191)

     F.  The Annual Effect(192)

         The above-described practices resulted in an overstatement of income during the Restatement Period as follows:

                  January 31, 1996:         $26,730,000

                  January 31, 1997:         $22,724,000

                  December 31, 1997:        $41,420,000

--------------

(191) Shelton said his understanding of company policy was that membership revenue was categorized as deferred revenue and amortized on a straight line basis over the life of the contract, generally one year. Expenses and marketing costs also were deferred and amortized over the life of the membership. In effect, the expenses and revenues were matched.

      McLeod similarly said that he thought the general policy was to match revenues and expenses over the course of the membership period, generally over 12 months.

(192) In order to recalculate the proper revenue and expense amounts for the years of 1995, 1996 and 1997, AA tested restated grids prepared by Speaks and performed various procedures to verify the accuracy of these restated grids.

XI.  IRREGULARITIES CONCERNING THE MEMBERSHIP CANCELLATION RESERVE

         CUC also made inappropriate use of its membership cancellation reserve during the Restatement Period by periodically reversing that reserve into income without support, and by recording other entries which obscured the manner in which the reserve was used. These practices resulted in the membership cancellation reserve being substantially understated during the Restatement Period.

     A.  Establishment of the Membership Reserve

         As discussed in Section X above, at the time Comp-U-Card records revenue to the general ledger it establishes a reserve, and reduces revenue, for the estimated number of members and related membership fees that will cancel during the membership periods ("cancels"). Such reserves (hereafter the "Membership Reserve") are based upon historical trends for each program.(193)

--------------

(193) The entry that is initially recorded for "joins" totaling $1,000,000, and assuming a cancel rate of 30%, is as follows:

      Dr. Accounts Receivable                         $1,000,000
      Dr. P&L Reserve (contra-revenue)                $  300,000
          Cr. Membership Reserve                          $  300,000
          Cr. Revenue                                     $1,000,000

      At the end of the trial period, when the member is billed, the credit card is charged and the accounts receivable balance is reclassified to cash.

         The Membership Reserve is also intended to cover any billings to a member's credit card which are rejected by financial institutions. CUC has arrangements with a number of financial institutions (principally banks such as Chase, Citibank, etc.) (the "banks") whereby the banks will charge a member's credit card for the annual fee (after the expiration of any trial period) and remit the cash to CUC. A certain percentage of the billings will be rejected for various reasons, including "soft" rejects (e.g., where the credit card is temporarily over the credit limit) and "hard" rejects (e.g., the card is invalid because the account has been closed, or the card has been reported as lost or stolen). For "soft" rejects, CUC will periodically re-bill the account ("re-bills") until the billing is either accepted or finally rejected.

         In some cases, a member will dispute a credit card charge, in which case the bank will credit the member and charge CUC for the respective amount ("chargebacks"). (Hereafter, such rejects and chargebacks are referred to collectively as "rejects.")

     B.  "Rejects in Transit"

         After the trial period, if applicable, members are billed through the banks, which charge the member's credit card. Any credit card charge that is rejected is charged by CUC against the Membership Reserve. The entry is to debit (reduce) the reserve and credit (reduce) cash.(194) In the meantime, new revenues will have been recorded for other new joins, and new reserves established for those revenues, so that the reserve will constantly fluctuate up and down depending on the level of new joins as well as rejects and cancels.

         Until the reject is posted to Comp-U-Card's general ledger (i.e., while the reject is "in transit"), there will be a difference between what appears on the company's books and what the bank statements show. The difference would typically appear as a reconciling item on the bank cash reconciliations (at month end) that the Comp-U-Card accounting personnel in Trumbull prepared each month, for example as follows:

                 BANK                                   BOOK
            ----------------------------------------------------

                 $900                                 $1,000

                +$100        (rejects will post)
               ------                                 ------

               $1,000                                 $1,000

         This indicates that there are $100 worth of rejects, not yet posted to the general ledger ("rejects will post") which account for the $100 difference between the cash shown by the

--------------

(194) To follow the previous example, if $200,000 of the $1,000,000 of joins is rejected, then the entry would be:

      Dr. Membership Reserve                            $200,000
          Cr. Cash                                          $200,000
bank and cash on Comp-U-Card's books. E&Y was provided such reconciliations at each year-end audit. See, e.g., Appendix Ex. 108.

         Basic accounting procedures would indicate that reconciling items in a bank reconciliation (such as rejects in transit) should be journalized and recorded in the general ledger each month as they are reported by the bank. However, at some point prior to the Restatement Period, CUC developed a practice whereby it would not write off any rejects to the Membership Reserve for the last three months of each fiscal year. Instead, the company would "hold" three months of rejects at year-end and book them in the first quarter of the next fiscal year. This practice is evidenced by the following e-mail from Hiznay to various personnel in Trumbull which is undated, but which interviews indicate was sent in late 1997:

         Hello all ! ! !

         It is that time of year again when we hold all entries for rejects and chargebacks.

         For the months of October, November and December please prepare your normal reject and chargeback entries WHEN THEY ARE NORMALLY DUE PER THE CLOSE SCHEDULE but DO NOT SUBMIT THEM FOR KEYING.

         . . .

         As in past years we will hold these entries and book them January-March of 1998.

         . . .

         These unbooked amounts will then appear as reconciling items on your a/r and bank recs from October until they are fully booked next March.

See Appendix Ex. 109.

         Accounting personnel in Trumbull, including at least one individual who had been with CUC for nearly 10 years, said that this practice to delay the posting of rejects had been in place ever since they came to the company and was common knowledge among the Comp-U-Card accounting personnel.(195) No one was able to identify the precise origin of the practice or its rationale. Speaks said that he questioned both Pember and Corigliano about the practice and was told it was simply longstanding company "policy."

--------------

(195) Shelton said he had been aware of a longstanding practice to process rejects on some sort of lag basis, but he did not know the mechanics until mid-April, 1998. Although he did not know the origin of the practice, he thought it may have begun at a time when CUC was having difficulty re-billing members so the lag time allowed CUC to determine which rejects actually became final. Shelton said he learned the mechanics of the practice for the first time in a conversation with Corigliano on or about April 13, 1998. Corigliano told Shelton that the practice had no income statement impact because, despite the three-month lag, CUC always booked 12 months' worth of rejects over a 12-month period. Shelton said that Corigliano later told him that because of the growth in the business, there was a growth in the number of rejects and that the lag did produce some income statement impact.

      Walter Forbes said he became aware of the "rejects" practice only after this investigation commenced. McLeod said he was unaware of any practice of delaying the booking of rejects, but said he could not see where it would have any income statement impact. Menchaca said he was not aware of the practice until Speaks brought it to his attention, on or about April 13, 1998.

     C.  Understatement of Membership Reserve

         At January 31, 1995 the outstanding rejects and cancels were approximately $44 million, which exceeded the Membership Reserve then on the books ($33 million). It has been determined that the Membership Reserve that should have existed on the books at that date was $108 million, based on analyses performed by Cendant accounting personnel and tested by AA.(196) These analyses (the "Membership Reserve Analysis") re-calculated the amount of reserve necessary at various points in time for rejects and cancels on a program-by-program basis, applying CUC's historical cancel rates.

         The substantial understatement of the Membership Reserve at January 31, 1995 represented a buildup over many prior years. It would be difficult to investigate the relevant facts and circumstances from those prior years; accordingly, it is not possible to state with certainty the precise reason or reasons for the historical understatement of the Membership Reserve. However, it appears that at least as early as 1996 CUC was employing a formula for justifying the amount of such reserve to the auditors at year-end, for which no valid support exists. Under the formula, the "gross reserve" was established by booking a reserve equal to 26% of two months of new revenue, plus 31.5%

--------------

(196) These personnel included Speaks, who had responsibility for these matters as part of his duties as controller of Comp-U-Card.

of one month of renewal revenue. From this gross amount CUC would subtract 20% for commissions receivable (the commissions that would be due back to CUC from banks in the event of rejects and cancellations). This calculation then produced a "net reserve." See, e.g., Appendix Ex. 110.

         According to Speaks, during the period he was transitioning from SafeCard in Wyoming to Comp-U-Card in Trumbull in early 1997, and while the January 31, 1997 audit was underway, he was instructed by Pember to employ this formula justifying the Membership Reserve and to work with Hiznay to find particular cancel rates to support the calculation to the auditors. Speaks said that he and Hiznay would go through the cancel reports generated from the cancel database and search for particular "user groups" (i.e., particular programs, such as Privacy Guard, for a particular client, such as Citibank, employing a particular solicitation method, such as direct mail) to support the rates listed above. Once he located a set of cancel rates needed to support the reserve, Speaks would request and obtain a separate printout of cancel reports for only those groups and months that supported the reserve; these "selected" rates were then given to the auditors and other, higher rates that other groups may have had were withheld. See, e.g., Appendix Ex. 111.(197)

--------------

(197) Greg Hilinski, who was responsible for generating the cancellation reports, said he received requests from Pember, Hiznay and Speaks to generate cancel rates for particular user groups that he understood were to be supplied to the auditors. However, he said he did not know how his reports would be used or explained to the
                                                           (Footnote Continued)

         Workpapers provided by E&Y indicate that it concluded that the Membership Reserve at year-end January 31, 1996 and January 31, 1997 was adequate.198 See, e.g., Appendix Ex. 112.

         By not booking rejects at year-end, and therefore not charging the reserve at that time, CUC allowed the Membership Reserve to build at year-end to a higher balance than otherwise would have been the case. This produced an overstatement of the cash position on the balance sheet at year-end by the amount of the unbooked rejects.

         Speaks said that if rejects were not held in the above manner, the Membership Reserve would have been very low (even in a negative or debit balance) by year-end. AA has confirmed this to be the case for each of the prior four fiscal years. The following chart shows the actual recorded general ledger balance in the Membership Reserve at year-end, the amount of rejects in transit (i.e., not yet posted), and the net actual reserve available (numbers rounded to nearest millions):

-------------------------------------------------------------------------------

      auditors. He simply generated and printed out what he was asked for. He also said he was never asked to alter any cancel rates or reports.

(198) We are not aware what conclusion, if any, was reached by E&Y on the adequacy of the membership reserve at year-end December 31, 1997.

                               1/31/95     1/31/96     1/31/97     12/31/97
                               -------     -------     -------     --------

     Balance in Reserve          33          37          29           37
     per Books

     Rejects in Transit          31          72         100          137

     Net Actual Reserve
     Available                    2         -35         -71         -100

         As can be seen from the above, the Membership Reserve was insufficient (or barely sufficient in fiscal 1995) to cover the outstanding rejects, much less estimated cancels. By delaying the recording of rejects at year-end, however, CUC was able to portray a relatively consistent and positive balance in the Membership Reserve from year-to-year, when in reality there was a negative (debit) balance.

         It appears that at some point prior to January 31, 1995 CUC elected not to write off the rejects to the Membership Reserve for a period of time and also elected not to provide a reserve for those rejects. As a result, the income statement would have been overstated at that time by the amount of those rejects. In the Restatement Period, a portion of the income statement overstatement is attributable to unsupported entries (discussed below) which reduced the Membership Reserve and increased income. However, the majority of the income statement benefit occurred prior to the Restatement Period -- at some unidentified point -- when the rejects were initially not written off to the reserve or an adequate reserve was not provided through the income statement. The amount of rejects not written off each year increased steadily over the Restatement Period.

         As discussed below, CUC engaged in a variety of practices during the Restatement Period designed to hide the deficiency in the Membership Reserve and avoided taking any charge against income for that deficiency.

     D.  Fiscal 1996 and 1997 Adjustments

         In fiscal 1996 and 1997, four types of adjustments were made that affected the Membership Reserve: (1) the reversal of portions of the reserve into income; (2) the recording of the rejects in transit that were held at prior year-end; (3) recording of fictitious accounts receivable and increases to the Membership Reserve that helped to obscure the foregoing; and (4) reversals of the fictitious entries mentioned in (3) above.

         Many of these entries appear to have been done for presentation purposes. As detailed below, CUC took the asset (debit) that built up in the cash account at year-end by virtue of the non-booking of rejects, and moved that debit from account to account. Subsequent to year-end the debit was recorded against the Membership Reserve, thereby reducing the reserve, and cash was likewise credited (reduced). The company then would reclassify the debit in the Membership Reserve into Accounts Receivable and credit (increase) the reserve, as otherwise the reserve would appear very low. Before the auditors were to come in for their year-end audit, CUC would reverse (credit) the accounts receivable entries made earlier in the year, and debit (reduce) the reserve. Simultaneously CUC would again stop recording rejects, which had the effect of overstating cash and allowing the reserve to build back up to a level that could be supported to the auditors based on the company's Membership Reserve calculation formula.

         1.   Fiscal 1996

         At January 31, 1995 the company was holding the rejects for November 1994, December 1994 and January 1995, totaling approximately $31 million. During February through May of 1995 (fiscal 1996), these rejects were properly (although belatedly) written off to the Membership Reserve, as follows:

         Dr. Membership Reserve                          $31,500,000
             (24000 account)

             Cr. Cash                                        $31,500,000

         Although these entries decreased the Membership Reserve, CUC simultaneously (February through May, 1995) increased the reserve by debiting an accounts receivable account ("Membership Tape In-Transit," account No. 12000), a balance sheet asset account, and then crediting (increasing) the Membership Reserve, as follows:

         Dr. Accounts Receivable                         $33,200,000
             Cr. Membership Reserve                          $33,200,000

         There is no support for these entries, which were approved by Pember and Hiznay. The explanation on one of the journal entry forms is to adjust the reserve for "cancels [rejects] in transit" (see Appendix Ex. 113), but there is no basis for simply increasing accounts receivable and increasing the reserve in such manner.

         These entries were then reversed in November, 1995 through January, 1996, again in Pember and Hiznay-approved entries, as follows:

         Dr. Membership Reserve                        $33,200,000
             Cr. Accounts Receivable                        $33,200,000

         See, e.g., Appendix Ex. 114. Although this reversal had the effect of reducing the Membership Reserve, by this time CUC had again begun to hold its rejects, which allowed the reserve to build back up.

         At January 31, 1996, CUC was holding the entries for rejects for November 1995, December 1995 and January 1996. The total amount of unbooked rejects was approximately $72 million, which amount was included as reconciling items on the bank reconciliations at January 31, 1996.

         Through a series of post-close or "P" entries, CUC then decreased the Membership Reserve that appeared on its books as of January 31, 1996 by approximately $18 million, and simultaneously increased income through credits to various expense and revenue accounts (primarily expense accounts). These entries were posted in February and March 1996 for the months of November 1995, December 1995 and January 1996 as follows:

          11/30/95       12/31/95       1/31/96          Total
          --------       --------       -------          -----

         $5,861,429     $5,858,096     $6,262,277     $17,981,802

         No support for these entries has been found.199 They had the effect of inflating fiscal 1996 income by $18 million.

         In addition, as discussed in Section XII below, CUC wrote off approximately $14 million of BCI profit-sharing receivables against the Membership Reserve at January 31, 1996.

         As a result of the above reductions to the Membership Reserve, the reserve balance at January 31, 1996 was $37 million.

         2.   Fiscal 1997

         During February through May of 1996, the approximately $72 million in rejects that were outstanding at year-end January 31, 1996 were written off to the Membership Reserve, as follows:

         Dr. Membership Reserve                    $72,000,000
             Cr. Cash                                   $72,000,000

         Concurrently (through May 1996), CUC moved the debit to accounts receivable and increased the Membership Reserve, through a series of entries totaling $75 million, as follows:

         Dr. Accounts Receivable                   $75,000,000
             Cr. Membership Reserve                     $75,000,000

         There is no support for these entries. They had the effect of making the Membership Reserve appear to have a positive

--------------

(199) It is not known who prepared or approved these entries, as the actual journal entries have not been found. The entries appear on the general ledger printout which does not indicate this information.

balance, when it otherwise would have had a negative (debit) balance as a result of the booking of outstanding rejects.

         These entries were reversed in November 1996 through January 1997, $25 million each month, as the debit was recorded against the Membership Reserve, as follows:

         Dr. Membership Reserve                   $75,000,000
             Cr. Accounts Receivable                   $75,000,000(200)

         Although this had the effect of reducing the Membership Reserve, by this time CUC had again begun to hold its rejects, which allowed the reserve to build back up.

         At January 31, 1997, CUC was holding the entries for rejects for November 1996, December 1996 and January 1997. The total amount of unbooked rejects was approximately $100 million, the majority of which was included as reconciling items on the bank reconciliations at January 31, 1997.

         Through a series of post-close or "P" entries, CUC then decreased the Membership Reserve by approximately $15 million and simultaneously increased income through credits to various expense and revenue accounts (primarily expense accounts). See, e.g., Appendix Ex. 115. These entries were posted on February 24, 1997, two days before the posting of numerous "P" entries that inappropriately reversed the Ideon reserve and other

--------------

(200) These entries were prepared and approved by Hiznay in late January, 1997.

liabilities as described above in Section VIII. The actual entries were approved by Hiznay and were located in his former office. A file containing schedules corresponding with the accounts and amounts was found on Pember's computer. The entries affected the months of November 1996, December 1996 and January 1997 as follows:

          11/30/96       12/31/96       1/31/97         Total
          --------       --------       -------         -----

         $6,723,000     $5,984,537     $2,386,404     $15,093,941

         No support for these entries has been found.

     E.  Calendar 1997

         During February through April of 1997, the approximately $100 million in rejects that were outstanding at year-end January 31, 1997 were written off to the Membership Reserve, as follows:

         Dr. Membership Reserve                  $100,100,000
             Cr. Cash                                  $96,300,000
             Cr. Accounts Receivable                   $ 3,800,000

         Concurrently (through May 1997), CUC created accounts receivable and correspondingly adjusted the Membership Reserve through a series of entries, as follows:

         Dr. Accounts Receivable                 $109,100,000
             Cr. Membership Reserve                    $109,100,000

         There is no support for these entries, which arbitrarily increased accounts receivable and correspondingly increased the Membership Reserve.(201)

         Speaks confirmed that these accounts receivable were fictitious and that the only purpose for booking them was to prevent a debit (i.e., negative) balance in the Membership Reserve that otherwise would have existed after the late rejects were booked. Speaks said that E&Y reviewed the Membership Reserve on a quarterly basis and that these reviews would have revealed a debit position in the Membership Reserve had it not been for the fictitious accounts receivable entries.

         The accounts receivable entries were then reversed in November, 1997, through a series of entries made to the months of July, August and September, 1997:

         Dr. Membership Reserve                 $109,100,000
             Cr. Accounts Receivable                  $109,100,000(202)

         Speaks said that these journal entries were booked to reverse the prior fictitious journal entries.

         Speaks said he questioned Pember and Hiznay about why such entries (i.e., the fictitious accounts receivable and

--------------

(201) These entries were also prepared and approved by Hiznay. See Appendix Ex. 116.

(202) The reversal entries (Appendix Ex. 117) were described on the journal entry form as "reversals of prior year cancels in transit adjustment."

reversals of same) were made, and they said that was just the way it had always been done.(203)

         In early November, 1997, in contemplation of an early audit sign-off due to the CUC/HFS merger, E&Y was scheduled to test cash as of September 30, 1997, three months earlier than normal. Before this testing took place, Speaks decided that Comp-U-Card would "un-book" the rejects that had been booked in the normal course in July, August and September, 1997. He directed a series of entries to be recorded that had the following effect:

         Dr. Cash                             $111,800,000
             Cr. Membership Reserve                 $111,800,000(204)

--------------

(203) Richard Schwamb, CUC's Director of Treasury and Finance, and now Cendant's Assistant Treasurer, also spoke with Pember about the rejects. In the process of attempting to reconcile cash on CUC's general ledger cash balances to the figures reported in the 10-Q's, he noticed a discrepancy. In late fall of 1997 he said he was told by Pember that the unreconciled difference was due to rejects that get reconciled every few months thereby cleaning up the bank balances.

      In December, 1997, after the Cendant merger closed, Schwamb told Terry Kridler, HFS's Senior Vice President and Treasurer, and Don Ruston, HFS's Assistant Treasurer, about his conversations with Pember. Kridler and Ruston said they then spoke to Pember, who told them that certain rejects which should have been written of to the Membership Reserve at year-end were not, but that there was no income statement impact because cancels and rejects were properly reserved for.

(204) The entries were approved by Speaks. See Appendix Ex. 118.

         Following this "un-booking" of the rejects for July, August and September, Comp-U-Card accounting personnel then went back, at Speaks' direction, and changed the bank reconciliations for those months to show the amounts as "rejects will post."

         Speaks said that he decided around this time that rather than hold three months of rejects at year-end December, 1997 (as the practice had been historically) Comp-U-Card would begin to record rejects on a constant three-month lag. Thus, the rejects for July would be booked in October; August rejects would be booked in November; and September rejects in December. Meanwhile, October rejects would be held for three months and booked in January; November rejects would be booked in February and December rejects in March (consistent with the instructions in the Hiznay e-mail discussed above). Under this new practice, the effect would be the same since CUC would still have three months' worth of unbooked rejects at year-end.

         The effect of "un-booking" the rejects from July through September was to increase both cash and the Membership Reserve as of September 30, 1997, thereby accomplishing as of that date what traditionally had been accomplished by holding the rejects at year-end. This also meant that the bank reconciliations as of September 30 would show large reconciling items for "rejects in transit," representing the unbooked rejects for July, August and September. For example, the September 30 bank reconciliation for just one account showed unposted rejects totaling more than $30 million for the months of July through September. See Appendix Ex. 119. However, Speaks said that E&Y was accustomed to seeing these reconciling items when it audited cash at prior year-ends. Indeed, the following notation appears in E&Y's workpapers for the cash confirmation it performed at September 30, 1997:

         It should be noted that significant reconciling activity stemmed from July 1997 and forward, due to the fact CUC records rejects 3 months in arrears, as is Company policy.

Appendix Ex. 120.(205)

         Speaks recalled that one of the E&Y auditors noticed the rejects in transit and questioned Speaks about it during E&Y's September 30 audit of cash. He told her that the company's policy was to hold those rejects for three months before booking them, and that this had always been the policy. He said he had no other conversations with anyone from E&Y on the topic.

         Rabinowitz of E&Y (who initialed the workpaper quoted above), said he recalled learning at some point that CUC held rejects for a short period of time and that they would "cleanse themselves out" over a short period of time.(206)

--------------

(205) Speaks explained that in the years prior to calendar 1997, the rejects in transit were shown individually by "file" in the bank reconciliations, resulting in several pages of rejects for each bank reconciliation. In mid-1997, to cut down on the length of the reconciliations, he instructed his staff to begin aggregating the rejects into a single figure, by month, for each account.

(206) It is unclear from Rabinowitz's interview whether he was aware that rejects were held for three months.

         F. Calendar 1998

         At December 31, 1997, CUC was holding the entries for rejects for October through December, 1997. The total amount of unbooked rejects was approximately $137 million. By delaying the booking of these rejects, CUC was able to show a positive balance of approximately $37 million in the Membership Reserve as of December 31, 1997 instead of the negative balance that would have existed had the rejects been booked.

         In January through April, 1998, the rejects that were outstanding at December 31, 1997 were written off to the Membership Reserve. On April 14, 1998 Speaks brought CUC's "rejects in transit" practice to the attention of Scott Forbes.207

     G.  Income Statement Impact

         As noted above, the Company has recalculated, as part of the Membership Reserve Analysis, the amount of the Membership Reserve that should have been reflected on the general ledger of Comp-U-Card at various year-ends, assuming proper application of the company's historical cancellation rates. The correcting entry needed to increase the reserve, assuming timely recording of all rejects, cancels and re-bills, is shown below (figures rounded to nearest millions):

--------------

(207) Unlike what took place at the end of fiscal 1996 and 1997, no portion of the Membership Reserve was reversed into income at the end of calendar 1997.

                              1/31/95       1/31/96      1/31/97      12/31/97
                              -------       -------      -------      --------
Balance in Reserve              33            37           29            37
per Books
Rejects/Cancels                 44            84          123           158
Adjusted Reserve               -11           -48          -94          -120
Rebills (not booked)             0             0            0            32
Correcting Entry               119           119          119           119
(increase to reserve)                         54           54            54
       (IN BOLD)                                           19            19
                                                                         12
Final Reserve
as adjusted
    (per Membership
    Reserve Analysis)
                               108           125           97           115

         The above chart should be read as follows:

         For the year ended January 31, 1995, Comp-U-Card had a net Membership Reserve recorded of $33 million. There were rejects and cancels of $44 million included in the bank reconciliations which should have been written off to the Membership Reserve.(208) Once these rejects and cancels are recorded, the net reserve is a negative (debit) balance of $11 million. Based on the Membership Reserve Analysis, the net Membership Reserve should be $108 million. In order to reach the $108 million, the following entry needs to be recorded:

--------------

(208) $31 million of rejects in transit, $9.1 million of cancels and $3.4 million of other old rejects/cancels never recorded.

         Dr. Retained Earnings                    $119 million
             Cr. Membership Reserve                    $119 million

         The $119 million represents the cumulative impact of entries that affected the P&L through January 31, 1995. As the years under restatement are fiscal 1996, fiscal 1997 and calendar 1997, the $119 million entry, instead of being a reduction to revenue in fiscal year 1995, is a reduction to Retained Earnings.

         For the year ended January 31, 1996, Comp-U-Card had a net Membership Reserve recorded of $37 million. There were rejects and cancels of $84 million included in the bank reconciliations which should have been written off.(209) Once these rejects and cancels are written off to the reserve, the net reserve is a negative (debit) balance of $48 million. Based on the Membership Reserve Analysis, the net Membership Reserve should be $125 million, therefore an adjustment of $173 million is required ($125 million plus $48 million). The prior year's reserve has already been adjusted by $119 million leaving a current year adjustment of $54 million to result in the proper ending balance of $125 million. The correcting entry is therefore:

--------------

(209) $72 million of rejects in transit, $10.7 million in cancels and $1.7 million of other old rejects/cancels that had never been recorded.

         Dr. Cancellation Expense               $54 million
             Cr. Membership Reserve                 $54 million(210)

         For the year ended January 31, 1997, Comp-U-Card had a net Membership Reserve recorded of $29 million. There were rejects and cancels of $123 million included in the bank reconciliations which should have been written off.(211) Once these rejects and cancels are written off to the reserve, the net reserve is a negative (debit) balance of $94 million. Based on the Membership Reserve Analysis, the net Membership Reserve should be $97 million, therefore an adjustment of $191 million is required ($97 million plus $94 million). The prior years' reserve has already been adjusted cumulatively by $173 million leaving a current year adjustment of $19 million (rounded) to result in the proper ending balance of $97 million. The correcting entry is therefore:

         Dr. Cancellation Expense               $19 million
             Cr. Membership Reserve                 $19 million

         For the year ended December 31, 1997, Comp-U-Card had a net Membership Reserve recorded of $37 million. There were

--------------

(210) In reality, only $48 million of this entry affects the P&L as the remainder ($6 million) is a reclassification between the Membership Reserve and other balance sheet accounts.

(211) $100.1 million of rejects in transit, $22.3 million of cancels and $.3 million of other old rejects/cancels never recorded.

rejects and cancels of $158 million(212) included in the bank reconciliations which should have been written off. Once these rejects and cancels are written off to the reserve, the net reserve is a negative (debit) balance of $120 million. Based on the Membership Reserve Analysis, the net Membership Reserve should be $115 million, therefore an adjustment of $235 million is required ($120 million plus $115 million). The prior years' reserve has already been adjusted cumulatively by $192 million leaving a current year adjustment of $44 million to result in the proper ending balance of $115 million. However, the company never recorded $32 million of re-bills relating to "soft" rejects. The entry to record the re-bills is a debit to cash and a credit to the Membership Reserve. Therefore the net adjustment for calendar 1997 is $12 million ($44 million less $32 million in unrecorded re-bills (amounts rounded)). The correcting entry is therefore:

         Dr. Cancellation Expense                  $12 million
             Cr. Membership Reserve                   $12 million

--------------

(212) $136 million of rejects in transit and $20.9 million of cancels never recorded.

         The above-described practices resulted in an overstatement of income during the Restatement Period as follows:

         January 31, 1996:  $48 million
         January 31, 1997:  $19 million
         December 31, 1997: $12 million

XII.  OTHER IRREGULARITIES

     A.  Commissions Payable

         When Comp-U-Card obtained new members, it was obligated to pay commissions to banks and other institutions (the "clients"), through which such members were obtained. Accordingly, Comp-U-Card created a liability ("commissions payable") at the time it recorded revenues to provide for those commissions.

         Comp-U-Card prepared analyses which improperly supported an understated commissions payable liability on its year-end balance sheet. In addition, Comp-U-Card recorded improper post-closing "P-entries" at year-end fiscal 1997 reducing commissions payable and crediting various revenue accounts. These year-end entries were booked even though the level of Comp-U-Card's commissions payable on its balance sheet at the time was understated.

         1.   Understatement of Commissions Payable

         Comp-U-Card paid commissions to two general categories of clients: direct clients and generic clients. Comp-U-Card's direct clients collected membership fees directly from members and then deducted the amount of commissions owed by Comp-U-Card prior to remitting the funds (in the first month following the end of the trial period). In contrast, with generic clients, Comp-U-Card had an outside entity bill and collect the membership fees (in the month following the conclusion of the trial membership) and remit those funds to Comp-U-Card. Comp-U-Card paid commissions owed to its generic clients the month after the membership fees were billed, resulting in a one-month lag. Accordingly, Comp-U-Card was required to maintain on its balance sheet a liability sufficient to cover its commissions payable obligation for the next three months in the case of direct clients and four months in the case of generic clients.

         Toward the end of calendar 1997, Speaks said he noted a shortfall in commissions payable and had begun to increase the commission expense to deal with the shortfall. Speaks said that sometime between September and December, 1997, Pember instructed him to prepare a commissions payable analysis for E&Y to support the commissions liability as of December 31, 1997.

         Speaks said that Pember told him to use the same methodology she had used to support the prior year's commissions payable general ledger balance for January 31, 1997.(213) This methodology improperly assumed Comp-U-Card had only one month of outstanding unpaid commission expenses for its generic clients instead of four months. Speaks said that he knew the commissions liability calculated by the analysis was understated, but he nevertheless provided it to E&Y.(214)

--------------

(213) The commissions payable analyses provided to E&Y for fiscal 1996 could not be located.

(214) Speaks later noted his objection in an e-mail to Pember dated March 31, 1998. See Appendix Ex. 105.

         Revised commissions payable analyses, using appropriate assumptions as to the number of months of outstanding unpaid commissions Comp-U-Card was obligated to pay, were prepared by Speaks and other Comp-U-Card personnel and tested by AA. These analyses demonstrate that Comp-U-Card's commissions payable balance was understated by $14 million at January 31, 1996, by $20 million at January 31, 1997 and by $26.3 million at December 31, 1997. These amounts represent the understatement of the general ledger balance after the recording of various post-closing entries, including certain improper reversals of commissions payable into income during fiscal 1997, which are addressed below.

         2. Improper Reversals of Commissions Payable into Income Through Unsupported "P" Entries

              a)   Improper "P" Entries in Fiscal 1997

         In February, 1997, Comp-U-Card recorded nine post-close entries on its general ledger reducing the commissions payable liability and increasing certain revenue accounts in the aggregate amount of $9,119,877.(215) According to the journal

--------------

(215) Three P-entries recorded in January, 1998 with effective dates in the fourth quarter of calendar 1997 debited (reduced) commissions payable and credited (increased) an accrued payroll account for a total amount of $830,000. Additionally, two unsupported P-entries were also made at the end of fiscal 1996. These entries were booked in February and March, 1996, but were both effective January 31, 1996. The entries debited (reduced) the commissions payable and credited (increased) the Membership Reserve by $5,500,000 and $522,000, respectively, for a total amount of $6,022,000. While these entries were made without support,

                                                          (Footnote Continued)
entry forms, the entries were approved by Paul Hiznay. While these entries were all recorded on February 24, 1997, they were given effective dates of November and December of 1996 and January of 1997.(216)

-------------------------------------------------------------------------------

      there was no immediate P&L impact from these five entries as all of the accounts affected were balance sheet accounts. They did, however, contribute to the chronic understatement of the commissions payable liability.

(216) The nine entries were as follows:

      P105 (effective November 30, 1996)
         Dr. Commissions Payable                    $967,886
             Cr. Credit Union Revenue               $304,103
             Cr. New Commission Income              $663,783

      P106 (effective November 30, 1996)
         Dr. Commissions Payable                  $1,064,675
             Cr. Credit Union Revenue               $334,513
             Cr. New Commission Income              $730,162

      P113 (effective November 30, 1996)
         Dr. Commissions Payable                  $1,193,726
             Cr. Credit Union Revenue               $375,060
             Cr. New Commission Income              $818,666

      P107 (effective December 31, 1996)
         Dr. Commissions Payable                    $913,338
             Cr. Credit Union Revenue               $567,982
             Cr. Gross New Comm. Revenue            $345,356

      P108 (effective December 31, 1996)
         Dr. Commissions Payable                  $1,004,671
             Cr. Credit Union Revenue               $624,780
             Cr. Gross New Comm. Revenue            $379,891

      P112 (effective December 31, 1996)
         Dr. Commissions Payable                  $1,126,450
             Cr. Credit Union Revenue               $700,511
             Cr. Gross New Comm. Revenue            $425,939

      P109 (effective January 31, 1997)
         Dr. Commissions Payable                  $1,054,178
             Cr. Credit Union Revenue               $301,198
             Cr. Gross New Comm. Revenue            $752,980

                                                           (Footnote Continued)

         As mentioned above, the post-closing entries were made at a time when Comp-U-Card's commissions payable was already understated.(217)

              b)   Improper "P" Entries in Calendar 1997

         As discussed elsewhere in this Report, as a result of CUC's conversion to a calendar year, the results for January, 1997 were included in calendar 1997. Three of the P-entries (Nos. 109 through 111) were made effective January 31, 1997. These entries, which total $2,849,131, contributed to an overstatement of income and an understatement of the commissions payable liability in calendar 1997.

-------------------------------------------------------------------------------

      P110 (effective January 31, 1997)
         Dr. Commissions Payable                    $854,740
             Cr. Credit Union Revenue                    $244,215
             Cr. Gross New Comm. Revenue                 $610,525

      P111 (effective January 31, 1997)
         Dr. Commissions Payable                    $940,213
             Cr. Credit Union Revenue                    $268,636
             Cr. Gross New Comm. Revenue                 $671,577

(217) Even if there had been an excess in the commissions payable liability which would have justified a reversal of that liability, the proper GAAP treatment for such reversal would have been to credit "commission expense" rather than the revenue accounts which CUC in fact credited.

         3. Income Statement Impact of the Irregularities Associated with the Commissions Payable

         In order to correct for the irregularities associated with the commissions payable, the improper year-end P-entries must be reversed and additional adjustments must be made to bring the liability account to its properly-stated level.

         The reversal of the P-entries has a P&L impact of $9,119,877 in fiscal 1997 and $2,849,131 in calendar 1997. The amount of the remaining understatement of the commissions payable after reversing the P-entries was $8,003,000 for fiscal 1996, $4,843,000 for fiscal 1997 and $10,335,000 for calendar 1997. The necessary correcting entries debit commission expense and credit commissions payable by those respective amounts in each of those years. Commission expense is considered a "new solicitation cost," and is included in the company's amortization grids, discussed in Section X above in connection with "Revenue Recognition."

     B.  Reversal of Sierra Deferred Tax Asset into 1997 Income

         In mid-January, 1998, at about the same time the excess Berkeley reserve was being moved into Software income as discussed in Section VIII above, the Software division was further directed to reverse into income a $2.6 million valuation allowance of a deferred tax asset obtained via Sierra's acquisition of Berkeley. The details are as follows.

         In April, 1997, when Sierra acquired Berkeley, there was included on Berkeley's pre-acquisition balance sheet a deferred tax asset of approximately $2.6 million against which Berkeley maintained a 100% valuation allowance. Sierra's accounting manager Brian Foster said that when Sierra established the opening post-acquisition balance sheet of Berkeley this deferred tax asset was excluded because he could obtain no backup supporting it from either Berkeley or from Price Waterhouse, Berkeley's prior auditors. Ultimately, because the deferred tax asset and the corresponding valuation allowance netted to zero, Foster decided not to book any entry for the asset or the allowance on the opening balance sheet.

         Later, in November, 1997, Foster received a phone call from Pam Drake, the Controller of Davidson, informing him that Drake had spoken with Sabatino regarding the deferred tax asset and the valuation allowance. Drake informed Foster that Sabatino wanted to have Sierra reinstate the deferred tax asset and corresponding valuation allowance on Sierra's balance sheet. Foster resisted the suggestion because he had never been able to find satisfactory backup for the asset, and he told Drake that he did not want to make the entry. Drake, who described herself as a go-between on this issue, went back to Sabatino, who insisted upon the reinstatement of the asset on Sierra's books. Drake contacted Foster and told him that Sabatino really wanted the entry made and would he please put it on his books.

         Foster believes that Sabatino contacted Drake (rather than Foster or someone else at Sierra directly) because Davidson was viewed as the head of CUC Software and had the most direct contact with CUC Corporate (Sabatino confirmed that he viewed Drake as the point person for software accounting matters). Foster believes he may have had a discussion in November with

Meschel, the CFO for the Software division, regarding Sabatino's instruction to reinstate the deferred tax asset and corresponding valuation allowance. Drake said she spoke to Meschel about the request. Meschel said he recalled that the request came from Pember and/or Sabatino but that he did not recall hearing about any resistance from Foster to booking the entries.

         On December 15, 1997, Foster booked the following entry:

         Dr. Deferred Tax Asset                 $2,595,507
             Cr. Valuation Allowance                $2,595,507

         This entry had no impact on Sierra's P&L.

         Foster was uncomfortable with the entry primarily because he was unable to see the support for it. In connection with reinstating the asset, he had no discussions with anyone about the possibility that it would later be reversed into income. However, given the lack of support for the entry, in Foster's mind at the time, there was really no other reason to book such an entry other than to later move it into income.

         Shortly thereafter, in either late December, 1997 or early January, 1998, Foster received a call from Drake informing him that Sabatino wanted Sierra to reverse the valuation allowance and credit the P&L. Foster said he "threw a fit" because Sabatino had insisted only weeks prior that Sierra reinstate the asset. Foster refused to book the entry and insisted on talking to Meschel first. Foster spoke to Meschel and Drake, both of whom told Foster that Sabatino wanted the transaction booked and that Foster had no choice but to book it.

(Drake confirmed that Foster was resisting booking the entry; Meschel and Sabatino said they had no recollection of this).

         Foster insisted on specific instructions from Sabatino himself and on January 15, 1998, Sabatino provided, by e-mail, the instructions Foster asked for. See Appendix Ex. 121. Sabatino told Drake and Foster in the e-mail to record a journal entry to debit the deferred tax asset and to credit the income statement, "I don't care where." Sabatino said he assumed the tax asset was not already on software's books and he was not aware of the December 15 journal entry that booked the tax asset and valuation allowance. His e-mail stated that debiting the tax asset and crediting income was "better than establishing the reserve [valuation allowance] and reversing it," although that is precisely what happened since Foster had in fact booked the valuation allowance in December and now had to reverse it into income to accomplish the directive in Sabatino's e-mail.

         After receiving the e-mail, Foster said he left a voicemail for Meschel asking where on the P&L the credit should go. He received an e-mail on January 15 from Drake's e-mail address (but signed "Jay" [Meschel]) stating "Please book the credit as a revenue item, i.e., misc. income." See Appendix Ex. 121.(218) On January 16, 1998, Foster booked the following entry:

--------------

(218) Meschel had no recollection of the e-mail or indeed of anything relating to this piece of the transaction whereby the valuation allowance was reversed and income was credited. Meschel said that in order for him to have sent
                                                           (Footnote Continued)

         Dr. Valuation Allowance                  $2,595,507
             Cr. Sales-Berkeley-Other Income          $2,595,507.

         Under purchase accounting standards, the proper accounting entry to reverse a valuation allowance previously established, if the reversal is within one year from the date of acquisition (which this was), would be to credit goodwill, a balance sheet account, and not "miscellaneous income."(219)

         Foster said he was extremely uncomfortable with this entry, but he made it because he was specifically told to do so in writing by Sabatino. He said that the transaction was "just wrong from the beginning." Sabatino said he was acting on Pember's instructions.

         Foster never spoke to anyone else other than Meschel or Drake about this entry. McLeod said he was unaware of the entry until AA appeared on-site at software's offices during this investigation, when Foster brought it to his attention.

     C.  BCI Fiscal 1996 Writeoff of Profit-Sharing
         Receivable Against Membership Reserve

         As discussed earlier, BCI books a receivable each month for the amount of revenue FISI will ultimately record from the profit-sharing arrangements FISI has with various insurance

-------------------------------------------------------------------------------

      an e-mail from Drake's address he would have had to use her log-on password and that he had never done so.

(219) Even if the reversal were more than one year from the acquisition date, the credit would not have been to pre-tax income but rather to tax expense.

companies. The amount booked is based in part on certain estimates, including estimates of the number of insurance claims that will be made. According to Steve Pedersen, in 1995 an unusually large number of claims were submitted. By the fourth quarter of fiscal 1996, it became apparent to Pedersen that the profit-sharing receivable on BCI's books was overstated by approximately $14 million and needed to be reduced by that amount prior to year end.

         Pedersen spoke to Sabatino about how the writeoff should be booked. Sabatino told Pedersen that CUC Corporate had reserves that could be used to offset the writeoff, and he instructed Pedersen to write off the receivable through the intercompany account. Sabatino did not inform Pedersen what reserves would be used.

         Pedersen asked a staff accountant at BCI to book the writeoff on BCI's books in a number of different entries so as to make the writeoff appear "less blatant." The entries made at BCI were:

         Dr. Due from Stamford
             Cr. Profit-Sharing Receivable

         Set forth below are the number of entries recorded by month.

Month                    # of entries recorded              Total $ (000's)
-----                    ---------------------              ---------------

Nov. 1995                          23                            4,789
Dec. 1995                          20                            4,043
Jan. 1996                          23                            5,086
                                                                 -----
       Total                                                    13,918

         Pedersen said the use of numerous entries was a "subtle bit of subterfuge." He said that he was not trying to mask the fact that the writeoff was being run through the intercompany account, since he saw nothing wrong with using CUC's reserves to offset the writeoff. Rather, he said he was trying to make the writeoff less obvious to E&Y, which closely scrutinized and frequently questioned the amount BCI booked for the profit sharing receivable.

         The receivable was in fact written off at Corporate against the Comp-U-Card division's Membership Reserve. Entries were made in Trumbull to debit the Membership Reserve and credit intercompany to BCI. Sabatino said the decision to write off the profit-sharing receivable against the Membership Reserve was made by Corigliano.

     D.  $18 Million Deferred Marketing Costs

         On March 5, 1996, through three post-close entries (P1334-1336), CUC improperly credited various Comp-U-Card expense accounts and debited the marketing costs-in-process account by $17,950,000. The effective dates of these entries ranged from November 1995 to January 1996 and thus inflated fiscal 1996 income by $17,950,000. See Appendix Ex. 122.

         The marketing costs-in-process account is a pre-paid asset on the general ledger. It is intended to house direct marketing costs prior to their being transported to the "grids" that amortized such costs. The reason for delaying the amortization is that costs incurred in any given month are expected to generate new members sporadically over a three-month period; thus, recognition of all of those costs when incurred would result in too early a recognition of costs relative to revenues. Accordingly, a portion of those costs (those expected to generate new members in future periods) are capitalized to the balance sheet as an asset, and subsequently amortized into the income statement.

         The amount of marketing costs capitalized in this account is based on standard cost calculations performed by CUC's marketing department, which divides total year-to-date direct solicitation costs by the expected number of new members in order to determine the standard direct solicitation cost per new join. This standard is then multiplied by the actual number of year-to-date new joins to determine standard year-to-date direct solicitation expense. Actual year-to-date direct solicitation expense reflected in Comp-U-Card's income statement is then adjusted to equal this balance. If the adjustment increases direct solicitation expense then marketing costs-in-process is reduced (credited), conversely, if the adjustment decreases direct solicitation cost the marketing costs-in-process is increased (debited).

         The particular expense accounts that were credited by the P-entries discussed above were not the solicitation expense account which is normally credited when the marketing costs-in-process account is debited. Rather, as Speaks explained, the expenses credited were miscellaneous operating expenses that have nothing to do with the marketing costs-in-process account. Speaks said that crediting these expenses and debiting the marketing costs in-process account was not consistent with CUC policy.

         Spreadsheets prepared by Pember, and printed off her computer, detail the expense accounts and amounts that were credited. No support has been found for crediting these unrelated expenses. Several of the accounts were credited in the identical amounts. The journal entries were approved by Hiznay. These entries should be reversed.

     E. FISI Capitalization of Costs for the Solicitation of New Business for Fiscal Year 1997

         In early to mid-December of 1997, Pember informed Terry Johnson, Controller of FISI Madison, that she wanted FISI to capitalize solicitation costs incurred in 1997 for new business arrangements entered into with financial institutions that year. Johnson explained that FISI enters into contracts with banks pursuant to which FISI develops marketing materials that are used by the banks to sell various financial products to their customers. FISI incurs a number of up-front costs in developing these materials. Johnson told Pember that he did not think it was a good idea to capitalize these costs because FISI had historically expensed such costs when incurred and the costs were relatively small. Johnson initially did not act on Pember's request. Pember called Johnson in late December and repeated her request.

         Johnson then compiled the 1997 third party solicitation costs for new business totaling $753,679. After Johnson provided Pember with these figures, she told Johnson that she also wanted to capitalize FISI's internal costs relating to the solicitation of new business, i.e., salaries, bonuses and travel and entertainment expenses. According to Johnson, Pember said that the practice at the corporate level was to capitalize such internal costs. Johnson then calculated these costs which totaled approximately $1.5 million, which related to salaries and bonuses. This figure represented approximately 50% of the compensation paid to FISI employees who worked on new solicitations in 1997.

         Pember then instructed Johnson to capitalize these solicitation costs (the exact amount was $2,250,885) and amortize them over seven years. The following entry was recorded at the direction of Johnson on January 19, 1998:

         Dr. Deferred Marketing Costs           $2,250,885
             Cr. Various Expenses                   $2,250,885

         The effect was to reduce 1997 expenses by $2,250,885 and move them to the balance sheet.

         Ken Keith, President of FISI, and Johnson stated that they were uncomfortable capitalizing these costs, and were particularly uncomfortable amortizing them over seven years. Johnson explained that FISI had never deferred costs in the past. In addition, the contracts between FISI and the banks typically had a term of only one or two years (although, if not terminated, were self-renewing). Johnson and Pember discussed that in connection with past acquisitions by FISI, FISI had to appraise similar contracts between the company acquired and various financial institutions. These appraisals indicated that the contracts lasted 10-12 years. Pember said that in light of these appraisals, seven years was a fair amount of time over which to amortize the solicitation costs. Johnson stated that he did not press his concerns because the amounts were relatively small.

         Keith said he raised his concerns with Shelton, who told him that Keith would have to talk to Silverman because Silverman wanted it handled this way. Shelton did not specifically recall this conversation. He said that when he and Silverman were at FISI in late 1997, Silverman suggested that FISI could capitalize certain sales costs.(220) Silverman said he had no discussions about the capitalization of sales costs by FISI.

         Johnson stated that E&Y was aware of the approximately $2.2 million adjustment. Johnson said he had a short discussion with E&Y (he cannot recall with whom) about what components were being capitalized, the supporting documentation, and the methodology used. He believes he told E&Y that a component of the amount capitalized was salaries paid to FISI employees. E&Y's workpapers appear to indicate that it identified this item as an error to be corrected in its summary of audit differences at December 31, 1997, but that the impact of the error was not material. See Appendix Ex. 27.

         It has been concluded that the $2.2 million deferral of expenses was inappropriate because salaries and bonuses should

--------------

(220) Shelton did not state that they discussed the capitalization of salaries and bonuses.

not be deferred and the entire deferral was otherwise not a consistent application of accounting policy.

     F.  The Improper Deferral Adjustments at Sentinel

         As mentioned earlier in this Report, CUC acquired Sentinel and CUC Europe in March, 1995. Sentinel operates a membership program that provides services to its members whose credit cards are lost or stolen.

         During the Fall of 1995, Mandy Morris, a financial accountant at Sentinel, and Joe Malia, the Finance Director at Sentinel, were told that they needed to record additional deferred revenue of 431,000 British Pounds Sterling ("BPS") (approximately $653,000) and write off deferred costs of 2,418,000 BPS (approximately $3,664,000) in order to conform the accounting policies of Sentinel with those of CUC. Neither Morris nor Malia could recall who gave them those instructions. They remembered talking to Kearney about this issue and believe they also spoke with Sabatino at the time.

         Soon thereafter, in a series of telephone conversations, Sabatino and Kearney provided justifications for the increase in deferred revenue and writeoff of deferred costs to Morris, Malia and Mark Maybrey, Financial Director and Chief Financial Officer of CUC Europe. Morris, Malia and Maybrey have said they did not agree with those justifications. Morris and Malia traveled to Stamford and met with Sabatino and Kearney, and Kearney came to the U.K. to discuss the proposed justifications. These meetings did not convince Maybrey, Morris or Malia that CUC's analysis was proper. Kearney then recorded his justifications in a memo dated November 6, 1995 to Morris and Nigel Field, the European reporting manager at CUC Europe. Appendix Ex. 123. That memo did not produce any agreement.

         Based upon their own analysis, Maybrey, Morris and Malia were able to justify an increase to deferred revenue of only 57,688 BPS (approximately $87,000) and a writeoff of deferred costs of only 871,363 BPS (approximately $1,320,000).

         Morris was then instructed to record the entire proposed adjustment of 2,849,000 BPS (approximately $4,317,000). Morris could not recall who gave her those instructions. The entries she recorded on the books of CUC Europe were:

         Dr. Goodwill                       2,849,000 BPS
             Cr. Deferred Costs                 2,418,000 BPS
             Cr. Deferred Revenue                 431,000 BPS

         She recorded those entries only on CUC Europe's books used for consolidation. She did not record that amount on CUC Europe's statutory records maintained pursuant to local requirement because CUC Europe's auditors, E&Y in the U.K., did not agree with the entirety of the adjustments to deferred revenue and deferred cost.

         Morris suggested to either Kearney or Sabatino, she could not recall which one, that 657,000 BPS (approximately $994,000), of the deferred cost writeoff could be justified as relating to a company previously acquired by Sentinel called CardWise. Sentinel acquired a database of names from CardWise and then marketed its products to those individuals. Although Morris said she believed that writing off the goodwill of

CardWise was proper, she also stated that at the time of the writeoff she was aware that the CardWise database was generating revenues for Sentinel. After making this suggestion, Morris was told by someone at CUC (she could not recall who) to record the CardWise writeoff on CUC Europe's books (as part of the total writeoff of deferred costs of 2,418,000 BPS).

         The amount of the increase to deferred revenue and writeoff of deferred costs is not supportable and should be reversed. The CardWise deferred costs should not have been written off to goodwill because CardWise was viable and generating revenue at the time it was written off.

     G.  Topside Adjustments to Hebdo Mag at December 31, 1997

         The following entry was made topside on Hebdo's balance sheet and income statement in consolidation at December 31, 1997 year-end:

         Dr. Accounts Payable                   $3,000,000
             Cr. G&A Expense                        $3,000,000

         Although other topside balance sheet adjustments were made to other subsidiaries' payables accounts at year-end, this one was unique in that it affected accounts payable whereas the other adjustments affected intercompany payable. Sattler, who made this entry at Pember's instruction, did not recall why this entry was made. The entry was apparently not pushed down to Hebdo to record after year-end. The entry appears on the same schedule of other unsupported entries Pember gave Sattler in January, 1998 to record at year-end (Appendix Ex. 87), which included the reversals of Ideon and Cendant reserves, and the intercompany transfers of those reserves to subsidiaries such as NUMA, NAOG and NCCI. This entry appears to have no support.

     H.  The Improper Segment Numbers for 1997

         The February 4, 1998 Cendant earnings release included combined quarterly and yearly results for CUC and HFS by "segment," i.e., "Membership," "Travel," "Real Estate" and "Other," for calendar years 1997 and 1996. The same yearly segment numbers were later included in the form 10-K filed on March 31, 1998.

         On February 2, Scott Forbes received a fax from Corigliano containing a schedule of revised, final 1997 revenues and EBITDA for CUC, quarterly and by segment, that were to be combined with the HFS results and included in the February 4 press release. Forbes asked his staff in Parsippany to check how these revised numbers compared with the consolidated 1997 year-end numbers that they had received from CUC about a week earlier. On February 3 Forbes received, from his staff, a copy of the revised Corigliano schedule with handwritten notations by his staff indicating the differences between the segment numbers as revised by Corigliano, and the segment numbers CUC had provided the week before. See Appendix Ex. 124.(221)

--------------

(221) On January 21, 1998, Pember faxed Scott Forbes a memorandum indicating revised actual fourth quarter CUC results, by various business categories, and comparing them to prior forecasts recently given to HFS. See Appendix Ex. 125. Although the totals for the actuals and prior forecasts were approximately the same, Pember's memo shows a variance from forecast for several business categories (such as individual
                                                           (Footnote Continued)

         There were some significant differences noted. Corigliano told Scott Forbes that these differences did not materially affect the bottom line. Total CUC revenues were within about $1 million of those previously shown and total EBITDA was within about $4 million. Scott Forbes said that Corigliano told him that the inter-segment adjustments were attributable to the fact that CUC had done only "soft closes" throughout the year, as well as the fact that CUC had switched from a fiscal to calendar year reporting basis. Scott Forbes said Corigliano assured him that these were valid and ordinary course adjustments and that the numbers were right.

         On April 9, Sabatino told Scott Forbes (and reiterated in his April 14 affidavit) that the inter-segment adjustments lacked factual basis. He said the adjustments were made to conform the segment results to segment information presented to analysts in December, 1997, which information was also incorrect. Sattler, who supplied the segment information for the presentation to analysts, explained that it included unsupported segment adjustments to be consistent with the unsupported quarterly and calendar topside adjustments that had been made.(222)

-------------------------------------------------------------------------------

      membership and software), and attributes this to the fact that "we have historically not focused on monthly forecasts, but the entire quarter." Compare Appendix Ex. 126.

(222) The form 8-K filed on January 29, 1998 included information for "Membership" and "Software." This information was also incorrect. Sattler explained that in preparing this information she also needed to account for the unsupported topside adjustments. She did so by adjusting the Comp-U-Card division figures rather than those of all of the business units as she had done in preparing the information for the analysts' presentation. Therefore, there was a discrepancy between the form 8-K and the press release.